Exhibit 4.31

EXECUTION VERSION

AMENDMENT AND RESTATEMENT OF THE CONTRIBUTION

AGREEMENT

THIS AGREEMENT is made on 31 December 2016

BETWEEN:

(1)                                 LIBERTY GLOBAL EUROPE HOLDING B.V., whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 34359572) (Liberty Global);

(2)                                 LIBERTY GLOBAL PLC, whose registered office is at Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (registered in England with No. 08379990);

(3)                                 VODAFONE INTERNATIONAL HOLDINGS B.V., whose corporate seat is Rotterdam, The Netherlands, having its office address at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, The Netherlands (registered with the Dutch Chamber of Commerce No. 24235177) (Vodafone, with each of Liberty Global and Vodafone being a Seller and, together, the Sellers);

(4)                                 VODAFONE GROUP Plc, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire (registered in England with No. 01833679); and

(5)                                 LYNX GLOBAL EUROPE II B.V. (to be renamed VodafoneZiggo Group Holding B.V.), whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 65291166) (the Purchaser),

together the Parties and each a Party.

WHEREAS:

(A)                               The Parties entered into a contribution and transfer agreement relating to the contribution and/or transfer of shares in Ziggo Group Holding B.V. and Vodafone Libertel B.V. to the Purchaser and the formation of the Netherlands joint venture on 21 July 2016 (the CTA).

(B)                               The Parties have agreed to amend and restate the CTA and amend the HBO Settlement Agreement as set out in this Agreement.

THE PARTIES AGREE as follows:

1.                                      Definitions and interpretation

Unless otherwise specified below, capitalised words used but not defined in this Agreement have the meaning given to them in the CTA (as amended from time to time).

2.                                      Amendment and restatement of the CTA

2.1                               In consideration for the mutual undertakings contained within, the CTA shall be amended and restated from the date of this Agreement so that the conformed copy of the CTA at Schedule 1 of this Agreement shall be the CTA (as amended) between the Parties.

2.2                               The Parties acknowledge that by amending and restating the CTA pursuant to clause 2.1 of this Agreement, the Warranty in paragraph 2 of Part C of Schedule 3 of the CTA (the Fiscal Unity Warranty) shall include cross-references to steps in the Liberty Global Pre-Completion Reorganisation that shall, from the date of this Agreement, no longer exist. The Parties hereby agree that the changes made to the CTA pursuant to clause 2.1 of this Agreement shall not (i) have any effect on the Fiscal Unity Warranty as given at the date of the Signing Protocol; and (ii) for the avoidance of doubt, imply any repetition of the Fiscal Unity Warranty or any other Warranty (other than any Warranty which is expressly repeated under the terms of the CTA) based on the facts existing at the date of this Agreement or at completion.

3.                                      Pre-completion items

New Subsidiaries

3.1                               Since execution of the CTA, the Parties hereby acknowledge that each of the Sellers has, after the date of the Signing Protocol, incorporated, directly or indirectly, new Subsidiaries, details of which are contained at Schedule 2 of this Agreement. The Parties further acknowledge that, for the purposes of clause 10 of the CTA, the Subsidiaries listed in Schedule 2 shall be deemed to have been Subsidiaries as of, but not before, the date of their incorporation.

3.2                               Each Seller hereby gives consent to the other Seller for the incorporation of its new Subsidiaries, in the case of Liberty Global, and Subsidiary, in the case of Vodafone and also agrees that such consent shall be deemed to take effect from the date of incorporation of the relevant Subsidiary.

4.                                      HBO Settlement Agreement

In consideration for the mutual undertakings contained in this Agreement, Liberty Global, the Purchaser, Vodafone and Liberty Group Plc each agree that the HBO Settlement Agreement shall be amended from the date of this Agreement by the addition of the following sentence at the end of paragraph 4 of the HBO Settlement Agreement:

“It is further agreed that no member of the Purchaser’s Group shall be entitled to make any claim under this Agreement in respect of any action, claim, proceeding, loss, damage, payment, cost or expense to the extent that any such action, proceeding, loss, damage, payment, cost or expense has been paid or reimbursed by Liberty Global or Ziggo (or any of their respective subsidiaries) prior to Completion.”

5.                                      Miscellaneous

The provisions of clauses 22 (Assignment), 24.5 (Variation), 26 (Announcements), 27 (Confidentiality), 30 (Counterparts), 31 (Invalidity), 32 (Contracts (Rights of Third Parties) Act 1999), 33 (Choice of governing law) and 34 (Jurisdiction) of the CTA apply mutatis mutandis to this Agreement.

2

Schedule 1

Amended and restated CTA

3

DATED 21 July 2016

as amended and restated on 31 December 2016

LIBERTY GLOBAL EUROPE HOLDING B.V.

and

LIBERTY GLOBAL PLC

and

VODAFONE INTERNATIONAL HOLDINGS B.V.

and

VODAFONE GROUP PLC

and

LYNX GLOBAL EUROPE II B.V.

(to be renamed VodafoneZiggo Group Holding B.V.)

CONTRIBUTION AND TRANSFER AGREEMENT

relating to the contribution and/or transfer of

shares in Ziggo Group Holding B.V. and Vodafone Libertel B.V.

to Lynx Global Europe II B.V.

and the formation of the Netherlands joint venture

Slaughter and May

One Bunhill Row

London EC1Y 8YY

541440519

24.	Entire agreement	65

25.	Notices	65

26.	Announcements	67

27.	Confidentiality	68

28.	Costs and expenses	69

29.	Payments	69

30.	Counterparts	70

31.	Invalidity	70

32.	Contracts (Rights of Third Parties) Act 1999	70

33.	Choice of governing law	70

34.	Jurisdiction	71

35.	Language	71

Attachment 1 Part A (Basic information about the Target Companies)	133

Attachment 1 Part B (Basic information about the Subsidiaries)	135

Attachment 2 (Relevant Properties)	173

Attachment 3 (Liberty Global Steps Plan)	175

Attachment 4 (Agreed Shared Integration Costs)	176

THIS AGREEMENT is made on 21 July 2016, as amended and restated on 31 December 2016.

PARTIES:

1.                              Liberty Global Europe Holding B.V., whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 34359572) (“Liberty Global”);

2.                              Liberty Global plc, whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (registered in England with No. 08379990) (the “Liberty Global Guarantor”);

3.                              Vodafone International Holdings B.V., whose corporate seat is Rotterdam, The Netherlands, having its office address at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, The Netherlands (registered with the Dutch Chamber of Commerce No. 24235177) (“Vodafone”, with each of Liberty Global and Vodafone being a “Seller” and, together, the “Sellers”);

4.                              Vodafone Group Plc, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, United Kingdom (registered in England with No. 01833679) (the “Vodafone Guarantor”, with each of the Liberty Global Guarantor and the Vodafone Guarantor being a “Guarantor” and, together, the “Guarantors”); and

5.                              Lynx Global Europe II B.V., (to be renamed VodafoneZiggo Group Holding B.V.) whose corporate seat is at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered with the Dutch Chamber of Commerce No. 65291166) (the “Purchaser”),

together, the “parties”.

BACKGROUND:

(A)                               Particulars of each Target Group (as defined in this Agreement) are set out in Part A of Attachment 1 (Basic information about the Target Companies) and Part B of Attachment 1 (Basic information about the Subsidiaries).

(B)                               Each Seller has agreed to contribute and/or sell and transfer (or procure the contribution and/or transfer of) its Target Company (as defined below) and to assume the obligations imposed on it as a Seller under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(C)                               The Purchaser has agreed to accept the contribution and/or purchase of the Shares and to assume the obligations imposed on the Purchaser under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(D)                               On 15 February 2016, the Sellers and the Purchaser entered into the Signing Protocol. Each of the Sellers and the Purchaser has obtained all internal corporate approvals and complied with the employee consultation obligations in respect of the transactions contemplated by this Agreement under the Works Council Act (Wet op de ondernemingsraden) and the SER Merger Code (SER-besluit Fusiegedragsregels 2015).

(E)                                In connection with the transactions contemplated by this Agreement, the Purchaser, Liberty Global and Vodafone, and/or certain members of their respective groups, have entered into or will enter into the Ancillary Documents (as defined below).

(F)                                 The Vodafone Guarantor has agreed, with respect to Vodafone, and the Liberty Global Guarantor has agreed, with respect to Liberty Global, to guarantee the payment obligations of the relevant Seller under this Agreement.

THE PARTIES AGREE as follows:

1.                                      Interpretation

1.1                               In this Agreement, the Schedules and the Attachments to it:

“Accounting Principles”	has the meaning set out in paragraph 1 of Part A of Schedule 10;

“Accounts”	means:

(i)

with respect to the Vodafone Target Group, the audited financial statements prepared in accordance with IFRS as adopted by the European Union and in accordance with Part 9, Book 2 of the Dutch Civil Code for the accounting reference period ended on the Accounts Date, comprising the statement of comprehensive income, the statement of financial position, statement of changes in equity, the statement of cash flows and the notes to the accounts; and

(ii)

with respect to the Liberty Global Target Group (excluding the Liberty Global Reorganisation Companies), the condensed consolidated financial statements prepared in accordance with US GAAP for the nine months ended on the Accounts Date comprising in each case, the balance sheet, the statement of operations, the statement of owner’s equity, the statement of cash flows and the notes thereto; and

(iii)

with respect to the Liberty Global Reorganisation Companies the individual balance sheet and statement of operations of each entity for the year ended on the Accounts Date prepared in accordance with US GAAP as set out in the following folders of the relevant Data Room: 16.12.25.05 for UPC Western Europe Holding B.V.;

16.12.25.05 for UPC Western Europe Holding 2 B.V.; 16.12.25.07, 16.12.25.08, 16.12.25.09 and 16.12.25.10 for Liberty Global Content NL B.V.; and 17.10.06 for Ziggo Toestel Financiering B.V.;

“Accounts Date”	means:

(i) with respect to the Vodafone Target Group, 31 March 2015; and

(ii) with respect to the Liberty Global Target Group (excluding the Liberty Global Reorganisation Companies), 30 September 2015;

(iii) with respect to the Liberty Global Reorganisation Companies, 31 December 2015;

“Adjustment Settlement Date”	means the earlier of (i) the date on which both Completion Statements have been finally agreed or determined in accordance with Schedule 10, and (ii) the date falling 105 days after Completion;

“Agreed Shared Integration Costs”	means the €29,018,668 of integration costs that the Sellers have agreed to share as set out in the budget set out in Attachment 4 to this Agreement;

“Agreed Shareholder Debt”	means an equal amount (in respect of principal and accrued interest) of each of:

(i) the Inter-Company Loan Payables of the Vodafone Target Group pursuant to the Vodafone Inter-Company Loan Agreement (the “Specified Vodafone IC Loan Payables”); and

(ii) the Inter-Company Loan Payables of the Liberty Global Target Group pursuant to the Liberty Global Inter-Company Loan Agreement (the “Specified Liberty Global IC Loan Payables”),

in each case in the amount which is the lesser of (A) the aggregate amount of the Specified Vodafone IC Loan Payables and (B) the aggregate amount of the Specified Liberty Global IC Loan Payables, in each case as at the date specified in sub-clause 6.5(C);

“Ajax Contract”	means the sponsorship agreement entered into between Liberty Global B.V. and AFC Ajax N.V. dated 30 April 2014, as amended;

“Amend and Extend	means the Derivatives entered into by members of the

Derivatives”	Liberty Global Target Group in connection with the Amend and Extend Financing details of which are set out in Schedule 9;

“Amend and Extend Financing”	means the arrangements whereby:

(i)

the net proceeds from the Term Loan C were used to prepay (i) €664,209,924.06 of the outstanding principal amount of the EUR B1 Facility under the 2015 SPV Senior Facilities Agreement and (ii) €1,925,000,000 of the outstanding principal amount of the EUR B1 Facility, EUR B2 Facility and EUR B3 Facility under and as defined in the senior facilities agreement dated January 27, 2014 as amended and restated on February 10, 2014, March 11, 2014 and as amended or supplemented from time to time (the “2014 Ziggo Senior Facilities Agreement”); and

(ii)

the net proceeds from the Term Loan D were used to prepay $1,000,000,000 of the outstanding USD B1 Facility, USD B2 Facility and USD B3 Facility under and as defined in the 2014 Ziggo Senior Facilities Agreement;

“Amend and Extend Financing Side Letter”	means the letter dated 12 August 2016 entered into between the Vodafone Guarantor and Liberty Global in connection with the Amend and Extend Financing;

“Ancillary Documents”

means the Tax Covenant, the Disclosure Letters, the Shareholders Agreement, Deeds of Transfer, the Framework Agreement Term Sheet, the Framework Agreement, the Articles of Association, the Intellectual Property Assignment Agreement, the Brand Licence Agreement and any other agreements entered into pursuant to this Agreement, and “Ancillary Document” shall mean any one of them;

“Anti-Bribery Law”	means any applicable law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the Dutch penal code;

“Articles of Association”	means the articles of association to be adopted by the Purchaser at Completion in the agreed form;

“Books and Records”

has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all electronic and other records (excluding software);

“Brand”	has the meaning set out in the Brand Licence Agreement;

“Brand Licence Agreement”	means the brand licence agreement to be entered into by Vodafone Sales & Services Limited and Liberty Global Target Company at Completion in the agreed form;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London and The Netherlands;

“Business Information”	means all information (in whatever form held) including (without limitation) all:

(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii) customer lists, sales, marketing and promotional information;

(iii) business plans and forecasts;

(iv) technical or other expertise; and

(v) all accounting and Tax records, correspondence, orders and enquiries;

“CIT Fiscal Unity”	has the meaning given to in the Tax Covenant;

“Completion”	means completion of the contribution and/or sale and transfer of the Shares and the transfer of the JV Co Shares under this Agreement;

“Completion Balance Sheet”	has the meaning set out in paragraph 1 of Part B of Schedule 10;

“Completion Date”	means the date on which Completion takes place in accordance with sub-clause 9.1;

“Completion Statements Date”	has the meaning set out in paragraph 1.2 of Part C of Schedule 10;

“Completion Statement Notice”	has the meaning set out in paragraph 2 of Part C of Schedule 10;

“Completion Statements”	has the meaning set out in paragraph 1.2 of Part C of Schedule 10;

“Currency MtM Calculation”	means the USD notional of the relevant FX Derivative divided by the EUR/USD Exchange Rate at Completion expressed as a Euro amount, minus the EUR notional of the relevant FX Derivative. For the avoidance of doubt, this number should be denominated in Euros;

“Data Room”

means, with respect to the Vodafone Target Group, the electronic data room hosted by Intralinks and, with respect to the Liberty Global Target Group, the electronic data room hosted by iRooms, in respect of each of which an index is appended to the relevant Disclosure Letter and a CD/DVD copy of which has been provided to the Purchaser and the other Seller by each Seller on the date of the Signing Protocol;

“Deed of Amendment of the Articles of Association”	means the notarial deed of amendment of the Articles of Association;

“Deeds of Transfer”	means the notarial deeds of (i) transfer of the Shares to the Purchaser and (ii) transfer of the JV Co Shares to Vodafone, executed before the Notary;

“Default Interest”	means interest at the rate of EURIBOR plus two per cent.;

“Derivative”

means any option, swap, future or other derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price, or any instrument having a similar effect;

“Disclosure Letters”

means the letters of the same date as this Agreement written by each of the Sellers to the Purchaser in agreed form as at the date of the Signing Protocol for the purposes of sub-clause 12.1 and delivered to the Purchaser on the date of this Agreement;

“Disclosures”	shall have the meaning set out in each of the Disclosure Letters;

“Dutch Tax Authority”	has the meaning set out in sub-clause 6.9;

“EONIA”

means a reference rate equal to the overnight mid swap rate calculated and sponsored jointly by the European Banking Federation and ACI - The Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing such rates);

“Escrowed Proceeds”

has the meaning given to it in the offering memorandum dated 16 September 2016 in relation to offering and sale of (i) fixed rate euro denominated senior secured notes by Ziggo Secured Finance B.V. due 2027, (ii) fixed rate dollar denominated senior secured notes by Ziggo Secured Finance B.V. due 2027, and (iii) fixed rate dollar denominated senior notes by Ziggo Bond Finance B.V. due 2027;

“Estimated Equalisation Consideration Shortfall”	has the meaning set out in sub-clause 9.5;

“Estimated Liberty Global Net Debt”	means the estimate of what the Liberty Global Net Debt will be as at Completion;

“Estimated Liberty Global Working Capital”	means the estimate of what the Liberty Global Working Capital will be at Completion;

“Estimated Vodafone Equalisation Consideration”	means an amount equal to the Initial Vodafone Equalisation Consideration:

	(A)	plus the Pre-Completion Liberty Global Net Debt Adjustment;

	(B)	minus the Pre-Completion Vodafone Net Debt Adjustment;

	(C)	plus the Pre-Completion Liberty Global Working Capital Adjustment; and

	(D)	minus the Pre-Completion Vodafone Working Capital Adjustment;

“Estimated Vodafone Net Debt”	means the estimate of what the Vodafone Net Debt will be as at Completion;

“Estimated Vodafone Working Capital”	means the estimate of what the Vodafone Working Capital will be at Completion;

“EUR B1 Facility”

means the €689,209,924.06 term loan facility made available under the senior facilities agreement dated March 5, 2015 (the “2015 SPV Senior Facilities Agreement”), between, among others, Ziggo Secured Finance B.V. as SPV Borrower and Ziggo Secured Finance Partnership as US SPV Borrower, The Bank of Nova Scotia as Facility Agent, and certain financial institutions as lenders thereunder, as amended or supplemented from time to time;

“Exchange Rate”

means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into euros on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by National Westminster Bank Plc as at the close of business in London as at such date;

“Exclusively Related”	means, in respect of a Target Group, exclusively related to, or used or held for use exclusively in connection with that Target Group;

“Existing FX Derivatives”

means any Derivatives entered into by the Liberty Global Target Group as at 31 December 2015 in connection with protection against or benefit from fluctuations in foreign exchange rates of two or more currencies, details of which are set out in Schedule 9 of this Agreement;

“Existing Interest Rate Derivatives”

means the Interest Rate Derivatives entered into by the Liberty Global Target Group as at 31 December 2015 in connection with protection against or benefit from fluctuations in interest rates, details of which are set out in Schedule 9 of this Agreement;

“Existing Technology First Services Agreement”	means the agreement for technology services between Liberty Global B.V. and the Liberty Global Target Company, dated 15 April 2015 (effective as of 1 April 2015);

“Existing Technology Second Services Agreement”

means the agreements for technology services between: (i) the Liberty Global Target Company and Ziggo B.V., dated 15 April 2015 (effective as of 1 April 2015); and (ii) Liberty Global Services B.V. and UPC Nederland B.V. (subsequently renamed Ziggo Services B.V.), dated 22 September 2014 (effective as of 1 January 2014), the rights and obligations of Liberty Global Services B.V. under which were subsequently assigned to the Liberty Global Target Company effective as of 1 January 2015;

“Existing Technology Services Agreement”	means each of the Existing Technology First Services Agreement and the Existing Technology Second Services Agreement;

“Exit Notice”	has the meaning set out in the Shareholders Agreement;

“fairly disclosed”

means disclosed in such a manner and with sufficient detail to enable (i) in relation to the Warranties given by Liberty Global, Vodafone and (ii) in relation to the Warranties given by Vodafone, Liberty Global, to reasonably accurately assess the nature and scope of the fact, matter or other information disclosed;

“Final Vodafone Equalisation	has the meaning set out in sub-clause 3.3;

Consideration”

“Financing Facilities”

means any debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other financial indebtedness;

“Firm”	has the meaning set out in paragraph 5 of Part C of Schedule 10;

“Fiscal Unity”

means a tax group where the relevant companies are taxed as if there is only one tax payer (fiscale eenheid), as described in Article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and in Article 11 of the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

“Framework Agreement”	means the framework services agreement expected to be entered into by the parties at Completion in the agreed form, as contemplated by the Framework Agreement Term Sheet;

“Framework Agreement Term Sheet”	means the term sheet with respect to the Framework Agreement in the agreed form;

“Fundamental Warranties”	means the Warranties at paragraphs 1 (Ownership of the Shares), 2 (Capacity of the Seller), 11 (Insolvency) of Part A of Schedule 3 (Warranties), and the JV Co Shares Warranties;

“FX Derivatives”	means any Derivatives entered into by the Liberty Global Target Group in connection with protection against or benefit from fluctuations in foreign exchange rates of two or more currencies;

“FX Interest Rate Portion”

means the interest rate component of the Existing FX Derivatives (being the marked to market valuation in Euros of the Existing FX Derivatives minus the Currency MtM Calculation in relation to the Existing FX Derivatives);

“Handset Financing Ruling”

means the decision by the Dutch Supreme Court (Hoge Raad der Nederlanden) on 13 June 2014 in relation to the application of the Dutch Consumer Credit Act (Wet op het consumentenkrediet) and the Dutch Financial Supervisory

Act (Wet op het financieel toezicht) to customer mobile telephone subscription contracts that include the provision of free handsets;

“HBO JV”	means Cooperatie HBO Nederland Cooperatief U.A;

“HBO Settlement Agreement”	means the agreement dated 15 February 2016 entered into between Liberty Global, the Purchaser, the Liberty Global Guarantor and Vodafone, in connection with the HBO Settlement (as defined therein);

“IFRS”	means international accounting standards within the meaning of IAS Regulation 1606/2002;

“Income, Profits or Gains”	has the meaning set out in the Tax Covenant;

“Information Technology”	means information technology services, software, computer hardware, network and telecommunications equipment;

“Initial Vodafone Equalisation Consideration”	means €1,000,000,000 (1 billion euros);

“Intellectual Property”

means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intellectual Property Assignment Agreement”	means the intellectual property assignment agreement to be entered into at Completion in the agreed form;

“Inter-Company Loan Payables”

means, in relation to each member of a Target Group, any amounts owed by that member to any member of the relevant Seller’s Retained Group (which are not Inter-Company Trading Balances), for the avoidance of doubt including pursuant to the Liberty Global Inter-Company Loan Agreement and the Vodafone Inter-Company Loan Agreement, in each case together with accrued interest, if any, up to the date of Completion on the terms of the applicable debt;

“Inter-Company Loan Receivables”	means any amounts owed to any member of a Target Group by any member of the relevant Seller’s Retained Group (which are not Inter-Company Trading Balances);

“Inter-Company	means all amounts owed, outstanding or accrued in the

Trading Balances”

ordinary course of trading, including any amounts in respect of VAT comprised in such amounts, as between any member of a Seller’s Retained Group and any member of that Seller’s Target Group as at Completion in respect of inter-company trading activity and the provision of services, facilities and benefits between them, excluding amounts due in respect of matters which have the characteristics of an intra-group loan;

“Interest Rate Derivatives”	means any Derivative entered into in connection with protection against or benefit from fluctuations in interest rates;

“Intrum Justitia Benefit”

means any benefit (including any cash received or any amount set off against a liability) received pursuant to any judgment, award or settlement of the Intrum Justitia Litigation or otherwise from the counterparty to the Intrum Justitia Litigation less any amounts payable, and which remain unpaid, pursuant to clauses 14.1 and 14.2;

“Intrum Justitia Litigation”

means the litigation, including both the claims and counter-claims made by the parties, ongoing between the Vodafone Target Group and Intrum Justitia, as described in the litigation overview in folder 17.1 of the Data Room;

“Intrum Justitia Provision”	means any provision made in the Vodafone Completion Statement in respect of the Intrum Justitia Litigation;

“IPO Notice”	has the meaning set out in the Shareholders Agreement;

“JV Co Shares”	means shares representing 50 per cent. of the entire issued share capital of the Purchaser as at Completion;

“JV Co Shares Warranties”	means the warranties set out in Part D of Schedule 3 (Warranties) given by Liberty Global to Vodafone;

“KPN Litigation”

means the civil legal proceedings initiated against KPN B.V. and Royal KPN N.V. (together “KPN”) by Vodafone Libertel B.V. on 10 December 2015 (case number at court of The Hague C/09/502208/15/1413), in which Vodafone Libertel B.V. requests the court of The Hague to rule that (A) KPN has acted tortiously against Vodafone Libertel B.V. and (B) KPN is liable for the damages as a result thereof which are to be further determined;

“LG Purchaser Exit Activities”	has the meaning set out in sub-clause 15.10(B);

“Liberty Global Bank	means:

Account”	Account name: Liberty Global Europe Holding B.V. IBAN: NL92BKMG0261355503 Bank: Bank Mendes Gans, Amsterdam SWIFT: BKMGNL2A;

“Liberty Global Capex Shortfall”	means, in relation to the Liberty Global Target Group, the amount (if any) by which the Liberty Global Capex Spend is less than the Target Liberty Global Capex Spend as at the Completion Date;

“Liberty Global Capex Spend”

means, in relation to the Liberty Global Target Group, the aggregate amount of capital expenditure incurred and capitalised on the balance sheet in line with the relevant Accounting Principles by members of the Liberty Global Target Group during the period from 31 December 2015 up to Completion but excluding (i) any assets transferred from the Seller’s Retained Group, (ii) expenditure relating to customer-premises equipment, and (iii) the Agreed Shared Integration Costs;

“Liberty Global Cash”

means, in relation to the Liberty Global Target Group, the aggregate of its cash (by reference to the nominal ledgers of the Liberty Global Target Group) and its cash equivalents, including all interest accrued thereon, as at Completion (but excluding all amounts and items included in the calculation of the Liberty Global Working Capital) comprising each of the line items identified in the column headed “Cash” in Part C of Schedule 11;

“Liberty Global Completion Statement”	has the meaning set out in 1 of Part C of Schedule 10;

“Liberty Global Contribution Shares”	means all Liberty Global Target Company Shares other than the Liberty Global Sale Shares (being 7,529 shares);

“Liberty Global Debt”

means, in relation to the Liberty Global Target Group, the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party, or any member of the Liberty Global Retained Group (which is not an amount or item included in the calculation of the Liberty Global Working Capital), comprising each of the line items identified in the column headed ‘Debt’ in Part C of Schedule 11, together with those items specifically required to be included in Liberty Global Debt by paragraph 3.1 of Part B of Schedule 10, including:

(a) all outstanding principal and accrued and unpaid

interest;

(b)

all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;

	(c)	Liberty Global Capex Shortfall;

	(d)	Inter-Company Loan Payables (excluding any Agreed Shareholder Debt) and Inter-Company Loan Receivables; and

	(e)	vendor financing liabilities;

“Liberty Global Deed of Transfer”	has the meaning set out in sub-clause 2.1

“Liberty Global Exit Activities”	has the meaning set out in sub-clause 15.10(A);

“Liberty Global Exit Date”

means the date on which Liberty Global (together with each member of Liberty Global’s Retained Group) ceases to hold a direct or indirect combined interest of 50% or more of the issued share capital in the Purchaser;

“Liberty Global Inter- Company Loan Agreement”

means the amended and restated master loan agreement entered into on 24 November 2015 between Liberty Global Broadband I Limited (as lender) and the Liberty Global Target Company (as borrower), as amended, restated, varied, assigned, novated or transferred from time to time;

“Liberty Global Inter- Company Loan Amendment Agreement”

means the amendment and restatement agreement in relation to the Liberty Global Inter-Company Loan Agreement to be entered into prior to Completion in the agreed form and at a rate of interest on arms’ length terms (and which may be amended from time to time to reflect any rating agency requirements as described in clause 12.5 of the Shareholders Agreement);

“Liberty Global JV Patent”

means any patent or patent application which, as at Completion, is owned (in whole or in part) by the Purchaser or any member of the Purchaser’s Group and has been used by any member of Liberty Global’s Retained Group in the 12 months prior to Completion;

“Liberty Global Net Debt”	means the Liberty Global Cash less the Liberty Global Debt;

“Liberty Global Non-Operating Companies”

means each company in the Liberty Global Target Group which is dormant for accounting purposes, being Torenspits B.V., Plinius Investments B.V., Breedband Breda B.V., TeleCai Den Haag and Ziggo Deelnemingen B.V.;

“Liberty Global Participants”	means those employees of the Liberty Global Target Group who are participants in the Liberty Global Share Schemes immediately prior to Completion;

“Liberty Global Patent”

means any patent or patent application which, as at Completion, is owned (in whole or in part) by Liberty Global or any member of Liberty Global’s Retained Group and has been used by any member of the Liberty Global Target Group in the 12 months prior to Completion;

“Liberty Global Pre-Completion Reorganisation”	has the meaning set out in sub-clause 6.1;

“Liberty Global Quarterly Update”	has the meaning set out in sub-clause 3.1(B);

“Liberty Global Relief Period”	means the period running from Completion until the Liberty Global Exit Date;

“Liberty Global Reorganisation Companies”	means UPC Western Europe Holding B.V., UPC Western Europe Holding 2 B.V., Liberty Global Content NL B.V. and Ziggo Toestel Financiering B.V.;

“Liberty Global Share Schemes”	means any share schemes which the Liberty Global Guarantor has in place from time to time;

“Liberty Global Shares”	means shares in the share capital of the Liberty Global Guarantor;

“Liberty Global Sale Shares”	means 2,477 Liberty Global Target Company Shares;

“Liberty Global Steps Plan”	means the steps plan entitled “Dutch JV between Liberty Global and Vodafone”, dated 30 December 2016, a copy of which is set out in Attachment 3;

“Liberty Global Target Company”	means Ziggo Group Holding B.V., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global Target Company Shares”	means all of the issued and outstanding share capital of the Liberty Global Target Company (being 10,006 shares);

“Liberty Global Target	means Liberty Global Target Company and all its

Group”	Subsidiaries, together with ZUM B.V. and the Liberty Global Reorganisation Companies;

“Liberty Global Transferred Group”	has the meaning given in the Tax Covenant;

“Liberty Global Working Capital”

means, in relation to the Liberty Global Target Group, the working capital as at Completion comprising each of the line items identified in the column headed “Working Capital” in Part C of Schedule 11, for the avoidance of doubt including any Inter-Company Trading Balances;

“Long Stop Date”	means the date falling 18 months after the date of the Signing Protocol;

“Management Accounts”	means:

(i)

with respect to the Vodafone Target Group, the unaudited monthly management accounts of the Vodafone Target Group for the nine months ended 31 December 2015 in the form contained in the relevant Data Room;

(ii)

with respect to the Liberty Global Target Group, the unaudited monthly management accounts of the Liberty Global Target Group for the 12 months ended 31 December 2015 in the form contained in the relevant Data Room;

“Mast Sites”

means any tower or other structure, including structures affixed to buildings, to which radio antennae and associated equipment are attached and connected for the purposes of providing mobile network coverage;

“Material Contract”	means any written contract of any member of a Target Group calling for payments by any party thereto in excess of €10,000,000 in any one year other than any Financing Facility;

“Material Financing Facilities”	means Financing Facilities exceeding €50,000,000;

“Material Liberty Global Litigation”

means any dispute, action, claim, proceedings, litigation, arbitration or other dispute resolution process concerning the Liberty Global Group in connection with (i) the LIRA foundation; (ii) the VEVAM foundation; (iii) the PAM association; and (iv) the litigation instigated by ROVI Guide Inc. against Ziggo B.V. (and others) in relation to alleged patent infringements, as set out in the litigation overview in folder 10.01 of the relevant Data Room;

“Material Licence”	means all licences for the use of radio frequencies for mobile telecommunications held by the Vodafone Target Group on 1 January 2016;

“Material Vodafone Litigation”

means any dispute, action, claim, proceedings, litigation, arbitration or other dispute resolution process concerning the Vodafone Target Group in connection with (i) the dispute concerning the Vodafone Target Group with Authority for Consumers and Markets (Autoriteit Consument en Markt) regarding mobile termination fees (“MTRs”); (ii) Intrum Justitia; (iii) Stichting ConTel and Consumentenclaim B.V.; (iv) Orange Caraïbes SA and (v) the PAM association, as set out in the litigation overview in folder 17.1 of the Data Room, but for the avoidance of doubt, excluding the KPN Litigation;

“Network”	has the meaning set out in paragraph 16.3 of Part A of Schedule 3 (Warranties);

“New Sub-Holdco I”

means Vodafone Nederland Holding I B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Atoomweg 100, 3542 AB Utrecht, the Netherlands, registered in the Commercial Register under number 67476643;

“New Sub-Holdco II”

means Vodafone Nederland Holding II B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Atoomweg 100, 3542 AB Utrecht, the Netherlands, registered in the Commercial Register under number 67478824;

“New Sub-Holdco III”

means Vodafone Nederland Holding III B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands, its office address at Atoomweg 100, 3542 AB Utrecht, the Netherlands, registered in the Commercial Register under number 67485316;

“Notary”	means any civil law notary (notaris) of NautaDutilh N.V. or any of their deputies;

“Pension Scheme”	means:

(A) with respect to the Vodafone Target Group: (i) the pension scheme conducted by Vodafone Libertel B.V. by Nationale-Nederlanden Premium Pension Institution B.V. and Nationale-Nederlanden Levensverzekering Maatschappij N.V. with effective date 1 January 2015 and (ii) the pension scheme conducted by mITE Systems B.V.(Pensioenreglement Zwitserleven Exclusief) as of 1 January 2015 and the Uitvoeringsovereenkomst in respect of contract number 1.009.594-012; or

(B) with respect to the Liberty Global Target Group, each of (i) the pension scheme conducted by ABP (Keuzepensioen), (ii) the pension scheme conducted by PNO (Media (1)), and (iii) the three pension schemes conducted by Nationale Nederlanden (Prestatie Pensioen Ziggo Services B.V., Prestatie Pensioen Ziggo Zakelijk Services B.V. and Prestatie Pensioen Esprit Telecom/ Zoranet), in each case for members of the Liberty Global Target Group as at the date of the Signing Protocol;

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 4.8;

“Pre-Completion Liberty Global Net Debt Adjustment”

means an amount equal to 50% of the difference between the aggregate Estimated Liberty Global Net Debt and the aggregate Target Liberty Global Net Debt and, if the aggregate Estimated Liberty Global Net Debt is greater than the aggregate Target Liberty Global Net Debt, such amount shall be expressed as a positive number (or, if the aggregate Estimated Liberty Global Net Debt is less than the aggregate Target Liberty Global Net Debt, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global Working Capital Adjustment”

means an amount equal to 50% of the difference between the aggregate Estimated Liberty Global Working Capital and the aggregate Target Liberty Global Working Capital and, if the aggregate Estimated Liberty Global Working Capital is greater than the aggregate Target Liberty Global Working Capital, such amount shall be expressed as a positive number (or, if the aggregate Estimated Liberty Global Working Capital is less than the aggregate Target Liberty Global Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Vodafone Net Debt Adjustment”

means an amount equal to 50% of the difference between the aggregate Estimated Vodafone Net Debt and the aggregate Target Vodafone Net Debt and, if the aggregate Estimated Vodafone Net Debt is greater than the aggregate Target Vodafone Net Debt, such amount shall be expressed as a positive number (or, if the aggregate Estimated

Vodafone Net Debt is less than the aggregate Target Vodafone Net Debt, such amount shall be expressed as a negative number);

“Pre-Completion Vodafone Working Capital Adjustment”

means an amount equal to 50% of the difference between the aggregate Estimated Vodafone Working Capital and the aggregate Target Vodafone Working Capital and, if the aggregate Estimated Vodafone Working Capital is greater than the aggregate Target Vodafone Working Capital, such amount shall be expressed as a positive number (or, if the aggregate Estimated Vodafone Working Capital is less than the aggregate Target Vodafone Working Capital, such amount shall be expressed as a negative number);

“Preparing Party”	has the meaning set out in paragraph 2 of Part C of Schedule 10;

“Previous Pension Schemes”	has the meaning set out in paragraph 21.2 of Part A of Schedule 3;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means, in relation to any Relevant Property, the person referred to as the owner in Attachment 2 (Relevant Properties);

“Purchaser Bank Account”	means the Purchaser’s bank account to be notified in writing by Liberty Global to Vodafone on or before the date falling 3 Business Days prior to Completion;

“Purchaser’s Group”	means the Purchaser and its subsidiaries and subsidiary undertakings from time to time;

“Purchaser’s Relief”	has the meaning given in the Tax Covenant;

“Purchaser’s Repayment”	has the meaning given in the Tax Covenant;

“Recapitalisation”	means a Recapitalisation and/or a Refinancing, in each case occurring on or after the Completion Date, and as defined in the Shareholders Agreement;

“Recapitalisation Derivatives”	means Derivatives entered into by members of the Liberty Global Target Group in connection with the Recapitalisation Issuances, details of which are set out in Schedule 9;

“Recapitalisation Issuances”	means the €775,000,000 4.250% senior secured notes issued by Ziggo Secured Finance B.V. due 2027, the $2,000,000,000 5.500% senior secured notes issued by

Ziggo Secured Finance B.V. due 2027 and the $625,000,000 6.000% senior notes issued by Ziggo Bond Finance B.V. due 2027;

“Recapitalisation Side Letter”

means the letter dated 15 September 2016 entered into between the Vodafone Guarantor, Vodafone Target Company, Liberty Global and Ziggo Group Holding B.V. in connection with the Recapitalisation Issuances;

“Rejecting Party”	has the meaning set out in paragraph 2 of Part C of Schedule 10;

“Relevant Parent Company”	means the company that is considered the parent company (moedermaatschappij) of a Fiscal Unity, and, as such, is primarily liable for any Tax of the Fiscal Unity;

“Relevant Property”	means the Property or Properties referred to in Attachment 2 (Relevant Properties);

“Relevant Regulatory Authority”	means the European Commission, the Dutch Authority for Consumers and Markets, and the Dutch Minister for Economic Affairs;

“Relief”	means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax or any right to repayment of Tax;

“Retained Group”

means, in respect of each Seller, that Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company (excluding the Purchaser, that Seller’s Target Company and any subsidiaries or subsidiary undertakings of that Target Company);

“Senior Employee”	means any employee of a Target Group with a base salary of €300,000 or above;

“Share Purchase Documents”	means this Agreement and the Ancillary Documents;

“Shareholders Agreement”	means the shareholders agreement to be entered into by the parties at Completion in the agreed form;

“Shares”	means the Vodafone Target Company Shares and the Liberty Global Target Company Shares;

“Signing Protocol”	means the signing protocol in relation to this Agreement dated 15 February 2016 between the Sellers and the Purchaser;

“Specific Accounting Treatments”	has the meaning set out in paragraph 1 of Part A of Schedule 10;

“Standard Essential Patent”

means any patent necessary in order to comply with and implement an industry standard (and, for the purposes of this definition, a given patent is “necessary” to achieve an industry standard if use of that industry standard requires infringement of the relevant patent);

“Subsidiary”

means at any relevant time any then subsidiary or subsidiary undertaking of a Target Company, basic information concerning each current subsidiary and subsidiary undertaking of each Target Company being set out in Part B of Attachment 1 (Basic information about the Subsidiaries);

“Target Company”	means each of Vodafone Target Company and Liberty Global Target Company;

“Target Group”	means the Vodafone Target Group or the Liberty Global Target Group (as applicable);

“Target Liberty Global Capex Spend”	means, in relation to the Liberty Global Target Group, the amount of Liberty Global Capex Spend set out in Part D of Schedule 11;

“Target Liberty Global Net Debt”	means, in relation to the Liberty Global Target Group, the amount of Liberty Global Net Debt set out in Part A of Schedule 11;

“Target Liberty Global Working Capital”	means, in relation to the Liberty Global Target Group, the amount of Liberty Global Working Capital set out in Part A of Schedule 11;

“Target Vodafone Capex Spend”	means, in relation to the Vodafone Target Group, the amount of Vodafone Capex Spend set out in Part D of Schedule 11;

“Target Vodafone Net Debt”	means, in relation to the Vodafone Target Group, the amount of Vodafone Net Debt set out in Part A of Schedule 11;

“Target Vodafone Working Capital”	means, in relation to the Vodafone Target Group, the amount of Vodafone Working Capital set out in Part A of Schedule 11;

“Tax”	has the meaning given to that expression in the Tax Covenant;

“Tax Authority”	has the meaning given to that expression in the Tax Covenant;

“Tax Covenant”	means the Tax Covenant in the agreed form;

“Tax Return”	has the meaning given in the Tax Covenant;

“Tax Warranties”	means the Warranties set out in paragraphs 23 to 31 of Part A of Schedule 3 and paragraphs 1 and 2 of Part C of Schedule 3, and “Tax Warranty” shall be construed accordingly;

“Term Loan C”	means the €2,589,209,924.06 term loan facility made available under the 2015 SPV Senior Facilities Agreement to Ziggo Secured Finance B.V. on the 16 August 2016;

“Term Loan D”	means the $1,000,000,000 term loan facility made available under the 2015 SPV Senior Facilities Agreement to Ziggo Secured Finance Partnership on the 16 August 2016;

“Thuis”	means the consumer fixed line business of the Vodafone Target Group in the Netherlands which has been sold pursuant to the Thuis SPA;

“Thuis Adjustments”	has the meaning set out in paragraph 2.3 of Part A of Schedule 10;

“Thuis SPA”

means the sale and purchase agreement between Vodafone Libertel B.V. and T-Mobile Netherlands Holding B.V. dated 12 December 2016 relating to the sale of all of the shares in the share capital of Project Jaguar B.V. (the company which holds Thuis);

“Thuis Disposal”	means the sale of all of the shares in the share capital of Project Jaguar B.V. (which holds Thuis) pursuant to the Thuis SPA;

“Transaction Announcement”	means the announcement to be made by the Vodafone Guarantor and the Liberty Global Guarantor substantially in the agreed form;

“TS First Intercompany Payable”	has the meaning given to it in sub-clause 2.1(B);

“TS First Technology Fee”	has the meaning given to it in sub-clause 2.1(B);

“TS Second Intercompany Payables”	has the meaning given to it in sub-clause 2.1(D);

“TS Second Technology Fee”	has the meaning given to it in sub-clause 2.1(D);

“TS Technology Fee”	means each of the TS First Technology Fee and the TS Second Technology Fee;

“UPC SFA”

means the senior secured credit facility agreement originally dated 16 January 2004 (as amended and restated from time and most recently on 9 February 2016) between (among others) UPC Broadband Holding BV and The Bank of Nova Scotia as facility agent;

“US GAAP”	means the generally accepted accounting standards, principles and practices in the United States in effect for the time being;

“VAT”	means:

(i) within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(ii) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (i) of this definition;

“VF Purchaser Exit Activities”	has the meaning given to it in sub-clause 15.9(B);

“Vodafone Bank Account”	means:

Pay to: JPMorgan Chase Bank N.A. London (CHASGB2L)
For further credit to: Vodafone Group Plc
Account number: 40869505
IBAN: GB94CHAS60924240869505

marked: for the deposit of Vodafone International Holdings B.V. with Vodafone Group Plc;

“Vodafone Capex Shortfall”	means, in relation to the Vodafone Target Group, the amount (if any) by which the Vodafone Capex Spend is less than the Target Vodafone Capex Spend as at the

Completion Date;

“Vodafone Capex Spend”

means, in relation to the Vodafone Target Group, the aggregate amount of capital expenditure incurred and capitalised on the balance sheet in line with the relevant Accounting Principles by members of the Vodafone Target Group during the period from 31 December 2015 up to Completion but excluding: (i) any assets transferred from the Seller’s Retained Group; (ii) expenditure relating to consumer customer-premises equipment; (iii) all expenditure relating to Thuis; and (iv) the Agreed Shared Integration Costs;

“Vodafone Cash”

means, in relation to the Vodafone Target Group, the aggregate of its cash (by reference to the nominal ledgers of the Vodafone Target Group) and its cash equivalents, including all interest accrued thereon, as at Completion (but excluding all amounts and items included in the calculation of the Vodafone Working Capital) comprising each of the line items identified in the column headed “Cash” in Part C of Schedule 11;

“Vodafone Completion Statement”	has the meaning set out in paragraph 1 of Part C of Schedule 10;

“Vodafone Contribution Shares”	means all the Vodafone Target Company Shares other than the Vodafone Sale Shares (being 204,510,937 shares);

“Vodafone Debt”

means, in relation to the Vodafone Target Group, the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party, or any member of the Vodafone Retained Group (which is not an amount or item included in the calculation of the Vodafone Working Capital), comprising each of the line items identified in the column headed “Debt” in Part C of Schedule 11, together with those items specifically required to be included in Vodafone Debt by paragraphs 2.1 and 2.3 of Part B of Schedule 10, including:

(a) all outstanding principal and accrued and unpaid interest;

(b)

all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;

(c) Vodafone Capex Shortfall;

(d) Inter-Company Loan Payables (excluding any Agreed Shareholder Debt) and Inter-Company Loan Receivables; and

(e) vendor financing liabilities;

“Vodafone Exit Activities”	has the meaning set out in sub-clause 15.9(A);

“Vodafone Exit Date”

means the date on which Vodafone (together with each member of Vodafone’s Retained Group) ceases to hold a direct or indirect combined interest of 50% or more of the issued share capital in the Purchaser;

“Vodafone Inter-Company Loan Agreement”

means the loan agreement entered into on 20 December 2012 between Vodafone 2 (as lender) and the Vodafone Target Company (as borrower) and assigned on 23 January 2013 by Vodafone 2 (as lender) to Vodafone Investments Luxembourg S.à r.l. (as new lender) and assigned again on 17 November 2016 to Vodafone International 1 S.à r.l. (as new lender), as amended, restated, varied, assigned, novated or transferred from time to time (including, for the avoidance of doubt, by the Vodafone Inter-Company Loan Amendment Agreement);

“Vodafone Inter-Company Loan Amendment Agreement”

means the loan agreement amending the Vodafone Inter-Company Loan Agreement to be entered into by the Vodafone Target Company (as borrower) and Vodafone International 1 S.à r.l. prior to Completion in the agreed form and at a rate of interest on arm’s length terms (and which may be amended from time to time to reflect any rating agency requirements as described in clause 12.5 of the Shareholders Agreement);

“Vodafone JV Patent”

means any patent or patent application which, as at Completion, is owned (in whole or in part) by the Purchaser or any member of the Purchaser’s Group and has been used by any member of Vodafone’s Retained Group in the 12 months prior to Completion;

“Vodafone Net Debt”	means the Vodafone Cash less the Vodafone Debt;

“Vodafone Participants”	means those employees of the Vodafone Target Group who are participants in the Vodafone Share Schemes immediately prior to Completion;

“Vodafone Patent”	means any patent or patent application which, as at Completion, is owned (in whole or in part) by Vodafone or any member of Vodafone’s Retained Group and has been used by any member of the Vodafone Target Group in the 12 months prior to Completion;

“Vodafone Pre-Completion Reorganisation”	has the meaning set out in sub-clause 6.2;

“Vodafone Quarterly Update”	has the meaning set out in sub-clause 3.1;

“Vodafone Relief Period”	means the period running from Completion until the Vodafone Exit Date;

“Vodafone Sale Shares”	means 107,989,065 Vodafone Target Company Shares;

“Vodafone Share Schemes”	means any share schemes which the Vodafone Guarantor has in place from time to time;

“Vodafone Shares”	means the shares in the share capital of the Vodafone Guarantor;

“Vodafone Target Company”	means Vodafone Libertel B.V., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Vodafone Target Company Shares”	means all of the issued and outstanding share capital of the Vodafone Target Company (being 312,500,002 shares);

“Vodafone Target Group”	means Vodafone Target Company and all its Subsidiaries;

“Vodafone Transferred Group”	has the meaning given in the Tax Covenant;

“Vodafone Working Capital”

means, in relation to the Vodafone Target Group, the working capital as at Completion comprising each of the line items identified in the column headed “Working Capital” in Part C of Schedule 11, for the avoidance of doubt including any Inter-Company Trading Balances;

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Sellers, other than the JV Co Shares Warranties, and “Warranty” shall be construed accordingly; and

“Working Hours”	means 8.30 a.m. to 6.30 p.m. on a Business Day.

1.2                               In this Agreement, unless otherwise specified or the context otherwise requires:

(A)                               references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)                               references to any document in the “agreed form” means that document in a form agreed by the Sellers and initialled for the purposes of identification on behalf of each of the Sellers, as validly amended from time to time;

(C)                               the singular shall include the plural and vice versa, and use of any gender includes the other genders;

(D)                               except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in paragraph (i) or paragraph (ii) above, except to the extent that any of the matters referred to in paragraph (i) to paragraph (iii) (inclusive) above occurs after the date of this Agreement and increases or alters the liability of a Seller or the Purchaser under this Agreement;

(E)                                references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(F)                                 references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(G)                               the expression “body corporate”, “debentures”, “holding company”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in schedule 10 of the Large and Medium-sized Companies and Group (Accounts and Reports) Regulations 2008 (SI 2008 No. 410);

(H)                              references to a “subsidiary” has the meaning given to that term in article 2:24a of the Dutch Civil Code;

(I)                                   any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)                                   references to times are to Central European Time;

(K)                               references to “costs” and/or “expenses” suffered or incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(L)                                references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(M)                            references to “including” or “includes” shall mean including or includes without limitation;

(N)                               references to “greater” shall be construed so that, for example, 10 represents a greater amount than 5, and -5 represents a greater amount than -10;

(O)                               references to “less” shall be construed so that, for example, 5 represents a lesser amount than 10, and -10 represents a lesser amount than -5;

(P)                                 references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(Q)                               all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(R)                               the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

2.                                      Sale and purchase and contribution and/or transfer

2.1                               On and subject to the terms and conditions of this Agreement, at Completion the following steps shall occur sequentially in the order set out below:

(A)                               Liberty Global shall:

(i)                                     contribute with full title guarantee the Liberty Global Contribution Shares against the issuance of two new shares and for the remainder by way of share premium contribution, and the Purchaser shall accept the Liberty Global Contribution Shares and shall issue the two new shares; and

(ii)                                  sell with full title guarantee, and the Purchaser shall accept, the Liberty Global Sale Shares,

in each case free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion, pursuant to a notarial deed to that effect to be executed before the Notary (the “Liberty Global Deed of Transfer”);

(B)                               immediately following the step set out in sub-clause 2.1(A), the Existing Technology First Services Agreement will be terminated in consideration for Liberty Global Target Company paying a termination fee to Liberty Global B.V. (the “TS First Technology Fee”), such amount to be left outstanding as an intercompany payable (the “TS First Intercompany Payable”); and

(C)                               immediately following the step set out in sub-clause 2.1(B):

(i)                                     Liberty Global B.V. will assign all of its rights under the TS First Intercompany Payable to Liberty Global Europe Holding B.V.;

(ii)                                  immediately following the step set out in sub-clause 2.1(C)(i), Liberty Global Europe Holding B.V. will assign all its rights under the TS First Intercompany Payable to the Purchaser as a share premium contribution and for the issue of shares; and

(iii)                               immediately following the step set out in sub-clause 2.1(C)(ii), a subsequent assignment will immediately take place in the same form from the Purchaser to Liberty Global Target Company such that the TS First Intercompany Payable is extinguished; and

(D)                               immediately following the steps set out in sub-clause 2.1(C), the Existing Technology Second Services Agreement will be terminated in consideration for Ziggo Services B.V. and Ziggo B.V. each paying a termination fee to Liberty Global Target Company (the “TS Second Technology Fee”), such amounts to be left outstanding as intercompany payables (the “TS Second Intercompany Payables”);

(E)                                immediately following the step set out in sub-clause 2.1(D), Liberty Global shall procure that Liberty Global Target Company will assign its rights under the TS Second Intercompany Payables to UPC Nederland Holding I B.V. and/or to LGE Holdco VI B.V., in each case as a share premium contribution and for the issue of shares, and subsequent assignments will immediately take place in the same form down the corporate chain to UPC Nederland Holding III B.V. or Ziggo Bond Company B.V. (as applicable), which will then immediately either assign the relevant TS Second Intercompany Payable to Ziggo Services B.V. or Ziggo B.V. (as applicable), in each case, for the issue of shares and the amount of the relevant TS Second Intercompany Payable as a share premium contribution, such that all the TS Second Intercompany Payables are extinguished (and, for the avoidance of doubt, any shares issued as part of the steps set out in this sub-clause 2.1(E) shall only be issued to the existing shareholder or shareholders of the company issuing the shares);

(F)                                 immediately following the step(s) set out in sub-clause 2.1(E) Liberty Global shall procure that the Purchaser adopts the Articles of Association (in accordance with sub-paragraph 1(F) of Part B of Schedule 2 (Completion arrangements));

(G)                               immediately following the step set out in sub-clause 2.1(F), Liberty Global shall transfer with full title guarantee, and Vodafone shall accept, the JV Co Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion, pursuant to a notarial deed to that effect to be executed before the Notary (the “Parties’ Deed of Transfer”); and

(H)                              immediately following the step set out in sub-clause 2.1(G), Vodafone shall:

(i)                                     contribute with full title guarantee, by way of share premium contribution, and the Purchaser shall accept, the Vodafone Contribution Shares; and

(ii)                                  sell with full title guarantee, and the Purchaser shall accept, the Vodafone Sale Shares,

in each case free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion, pursuant to a notarial deed to that effect to be executed before the Notary (the “Vodafone Deed of Transfer”).

2.2                               Vodafone shall procure that, on or prior to Completion, any and all rights of pre-emption over the Vodafone Target Company Shares and Liberty Global shall procure that, on or prior to Completion, any and all rights of pre-emption over the Liberty Global Target Company Shares and the JV Co Shares, in each case, are waived irrevocably by the persons entitled thereto.

2.3                               The transfers of the Liberty Global Sale Shares and the Vodafone Sale Shares in sub-clauses 2.1(A)(ii) and 2.1(H)(ii) shall, in each case, be given in consideration for debt in the amount of €1,422,000,000 left outstanding from the Purchaser (as borrower) to the relevant Seller (as lender). No interest shall accrue on such debt.

3.                                      Estimated Vodafone Equalisation Consideration

3.1                               Prior to Completion:

(A)                               Vodafone undertakes to keep Liberty Global reasonably informed of its estimates as to the Pre-Completion Vodafone Net Debt Adjustment and Pre-Completion Vodafone Working Capital Adjustment including (unless Liberty Global agrees otherwise) providing Liberty Global, at quarterly meetings or as otherwise agreed by the Sellers, with updates within 15 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of its estimates as to the Vodafone Net Debt and Vodafone Working Capital as at the end of the relevant calendar quarter in the format set out in Part E of Schedule 11 (Financial Adjustments: Amounts) (a “Vodafone Quarterly Update”), and, at the reasonable request of Liberty Global, meet with Liberty Global’s representatives to discuss any Vodafone Quarterly Update; and

(B)                               Liberty Global undertakes to keep Vodafone reasonably informed of its estimates as to the Pre-Completion Liberty Global Net Debt Adjustment and Pre-Completion Liberty Global Working Capital Adjustment including (unless Vodafone agrees otherwise) providing Vodafone, at quarterly meetings or as otherwise agreed by the Sellers, with updates within 15 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of its estimates as to the Liberty Global Net Debt and Liberty Global Working Capital as at the end of the relevant calendar quarter in the format set out in Part E of Schedule 11 (Financial Adjustments: Amounts) (a “Liberty

Global Quarterly Update”) and, at the reasonable request of Vodafone, meet with Vodafone’s representatives to discuss any Liberty Global Quarterly Update.

3.2                               On the Business Day following the date on which the last in time of the conditions listed in Schedule 1 (Conditions to Completion) shall have been satisfied or waived in accordance with this Agreement or such other date as the parties may agree:

(A)                               Vodafone shall notify Liberty Global of the Pre-Completion Vodafone Net Debt Adjustment and Pre-Completion Vodafone Working Capital Adjustment, in each case (a) all estimates being made in good faith, (b) calculated on a basis consistent with the provisions set out in Schedule 10 (Post-Completion Financial Adjustments), and (c) accompanied by reasonable supporting evidence for such estimates including an explanation of material movements between the last Vodafone Quarterly Update; and

(B)                               Liberty Global shall notify Vodafone of the Pre-Completion Liberty Global Net Debt Adjustment and Pre-Completion Liberty Global Working Capital Adjustment, in each case (a) all estimates being made in good faith, (b) calculated on a basis consistent with the provisions set out in Schedule 10 (Post-Completion Financial Adjustments), and (c) accompanied by reasonable supporting evidence for such estimates including an explanation of material movements between the last Liberty Global Quarterly Update.

3.3                               Following Completion, the Estimated Vodafone Equalisation Consideration shall be adjusted as set out in Schedule 10 (Post-Completion Financial Adjustments) and the “Final Vodafone Equalisation Consideration” shall be the Estimated Vodafone Equalisation Consideration as adjusted by any payments required to be made under Part D of Schedule 10 (Post-Completion Financial Adjustments). The Final Vodafone Equalisation Consideration shall (subject to further adjustment, if applicable, pursuant to sub-clause 29.9) be adopted for all Tax reporting purposes.

4.                                      Conditions

4.1                               The contribution and/or transfer of the Shares and sale of the JV Co Shares pursuant to this Agreement are in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion).

4.2                               Vodafone will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) before the Long Stop Date and will notify the Purchaser and Liberty Global as soon as reasonably practicable of the satisfaction of each such condition.

4.3                               Liberty Global will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) before the Long Stop Date and will notify the Purchaser and Vodafone as soon as reasonably practicable of the satisfaction of each such condition.

4.4                               The Sellers shall consent, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, the Relevant Regulatory Authorities regarding the preparation and filing of the notifications necessary for the fulfilment of the conditions in paragraph 1 and paragraph 2 of Schedule 1 (Conditions to Completion). The Sellers shall use their respective best endeavours to provide promptly all information that is requested pursuant to a request by the Relevant Regulatory Authorities. To the extent permitted by law or regulation, the Sellers shall provide each other with a reasonable opportunity to review and comment on any information provided to the Relevant Regulatory Authorities in relation to the transactions contemplated by this Agreement.

4.5                               The Sellers shall each have an opportunity to approve and mutually agree on the joint contents of any submissions to the Relevant Regulatory Authorities (excluding any information which is confidential to any Seller) and shall be jointly responsible for the accuracy of such contents. Each Seller shall be responsible for the accuracy of the contents of any submissions to the Relevant Regulatory Authorities that exclusively relate to itself, its Target Group and any member of its Retained Group.

4.6                               Each Seller undertakes to disclose in writing to the other anything which will or may prevent any of the conditions set out in Schedule 1 (Conditions to Completion) from being satisfied on or prior to the Long Stop Date immediately after it comes to their attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Relevant Regulatory Authority may intend to withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the sale and purchase of the Shares pursuant to this Agreement.

4.7                               The condition set out at paragraph 2 (Minister for Economic Affairs) of Schedule 1 (Conditions to Completion) may be waived by the Sellers jointly in writing.

4.8                               If any of the conditions set out in Schedule 1 (Conditions to Completion) is not fulfilled by the relevant Seller or Sellers, as the case may be, on or before 5.00 p.m. on the Long Stop Date then the parties may postpone the Long Stop Date by agreement between them (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

4.9                               If, in the circumstances set out in sub-clause 4.8, either:

(A)                               the Long Stop Date is not postponed; or

(B)                               any of the conditions remain to be fulfilled or waived by 5.00 p.m. on the Postponed Long Stop Date,

subject to sub-clause 4.10, this Agreement shall be capable of termination by either party immediately on written notice to the other.

4.10                        If this Agreement terminates in accordance with sub-clause 4.9, and without limiting the relevant Seller’s right to claim damages, all obligations of the parties under this Agreement shall end (except for the provisions of this clause 4.10 and clauses 1 (Interpretation) and 25 (Notices) to 35 (Language) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

5.                                      Conduct of business before Completion

5.1                               Subject to applicable law and to sub-clause 5.2, each Seller shall procure that, between the date of the Signing Protocol and Completion, no member of its Target Group will undertake, and each Seller warrants that no member of its Target Group has undertaken since the date of the Signing Protocol, any act which is outside the ordinary course of the business of such Target Group member as carried on at the date of the Signing Protocol without the prior written consent of the other Seller (such consent not to be unreasonably withheld or delayed), which consent states that it is being given for the purposes of this sub-clause 5.1. In particular, each Seller shall procure that no member of its Target Group will undertake, and each Seller warrants that no member of its Target Group has undertaken since the date of the Signing Protocol, any of the acts or matters listed in Schedule 5 (Conduct of business before Completion) without the prior written consent of the other Seller identified as being for the purposes of this sub-clause 5.1 (such consent not to be unreasonably withheld or delayed).

5.2                               Sub-clause 5.1 shall not operate so as to restrict or prevent:

(A)                               the Liberty Global Pre-Completion Reorganisation;

(B)                               the Vodafone Pre-Completion Reorganisation;

(C)                               any action taken by Vodafone or any member of its Retained Group in connection with the KPN Litigation or any distribution to its Retained Group of any payment, or damages made or awarded pursuant to any judgement, award or settlement of the KPN Litigation;

(D)                               any action taken by Vodafone or any member of its Retained Group in connection with any matter listed in sub-clauses 10.17 and 10.18 or by Liberty Global or any member of its Retained Group in connection with any matter listed in sub-clause 10.16;

(E)                                any matter reasonably undertaken by any member of a Target Group or a Retained Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the relevant Target Group (and of which the other Seller and the Purchaser will be promptly notified);

(F)                                 any matter to the extent that it is expressly provided for (i) in the case of Liberty Global, in the document entitled “16.12.20. 20160127 Lynx LRP December Roll_v14.xlsx” set out in folder 16.12.20 of the Liberty Global Data Room, or (ii) in the case of Vodafone, in the Vodafone 2017 Budget set out in folder 10.1.2.8 of the Vodafone Data Room and/or the Vodafone Long Range Plan set out in folder 10.1.2.3 of the Vodafone Data Room;

(G)                               completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to any member of the relevant Target Group before the date of the Signing Protocol and fairly disclosed in the relevant Data Room.

(H)                              preparation for any Recapitalisation in accordance with the principles set out in Schedule 3 (excluding paragraph (A)) to the Shareholders Agreement or (ii) preparation for and implementation of any refinancing (other than refinancing of any bonds) or repayment of the Financing Facilities of the Liberty Global Target Group or (iii) any activity, in the reasonable opinion of Liberty Global, required to manage the covenants of the Liberty Global Target Group and, for the avoidance of doubt, nothing in Schedule 5 shall place any restriction on the price or margin at which financial indebtedness (other than bonds) may be issued or refinanced;

(I)                                   any increase in emoluments of any category of employees of any member of the Target Group where such increase is made in accordance with the normal practice of the relevant employing member of the relevant Target Group in relation to an annual review process;

(J)                                   the payment of any Tax liability, the due date for payment of which falls on or before the Completion Date, or the utilisation or set-off of any Tax relief where, but for such utilisation or set-off, any Tax liability would have arisen of which the due date of payment would have fallen on or before the Completion Date;

(K)                               a payment to a member of the relevant Retained Group to reimburse a payment of any Tax liability made on behalf of a member of the Target Group, where the due date for payment to the relevant Retained Group member falls on or before the Completion Date;

(L)                                any other matter required or expressly permitted by the Share Purchase Documents or necessary to implement the transfer of the Shares to the Purchaser and the transfer of the JV Co Shares to Vodafone in accordance with this Agreement;

(M)                            any matter required in order to comply with any law or regulation (including the requirements of any relevant governmental or regulatory authority);

(N)                               any vendor financing, handset financing or cash management activities by members of the Target Group or the Retained Group, including upstreaming and downstreaming of funds by way of inter-company loans, dividends and/or equity contributions;

(O)                               the obtaining of a consumer credit licence by Ziggo Toestel Financiering B.V.; or

(P)                                 the granting of any guarantee by UPC Western Europe Holding BV and UPC Western Europe Holding 2 BV in connection with the amendment and restatement of the Intercreditor Agreement (as defined in the UPC SFA).

5.3                               Consent under sub-clause 5.1 shall be deemed to have been given to the relevant Seller if such consent has neither been granted nor denied by the other Seller within ten Business Days of the Seller notifying the other in accordance with clause 25 (Notices) of its intention to undertake such act or matter.

5.4                               Between the date of this Agreement and Completion, the parties shall cooperate in good faith:

(A)                               to agree definitive and legally binding documentation with respect to the Framework Agreement and, if at Completion legally binding documentation with respect to the Framework Agreement has not been agreed, the Framework Agreement Term Sheet shall be binding on the parties in accordance with its terms; and

(B)                               to complete the following information in relation to the following appointments to be made under the Shareholders Agreement: the Supervisory Directors; the Chairman (and the sequence in which the Shareholders have the right to appoint the Chairman); the secretary of the Company; the Managing Director and CEO; the Managing Director and CFO; the CTO; the Head of Consumer Business; the Head of Enterprise Business; the Head of Human Resources; the General Counsel, in each case as those terms are defined in the Shareholders Agreement;

(C)                               to agree the board regulations for the supervisory board of the Purchaser; and

(D)                               to agree the appropriate corporate policies and procedures to be adopted by the Purchaser (including a bribery and corruption policy, insider dealing policy and data protection and privacy policy), being at least as stringent as the equivalent policies adopted by Vodafone and Liberty Global in relation to their respective Retained Groups (unless otherwise agreed by the Sellers in writing).

5.5                               Each of the Sellers undertakes, subject to the limitations of competition law, to keep the other reasonably informed of its Target Group’s trading updates including (unless otherwise agreed between the Sellers) providing such other Seller with copies of its Target Group’s monthly management accounts and key KPIs within 15 Business Days of the end of each calendar month to be provided, with respect to Vodafone, substantially in the form of the Exco Summary Performance Packs contained in folder 10.1.1 of the Data Room, and, with respect to Liberty Global, substantially in the form of the Financial Reports (Monthly Management Accounts and KPIs) contained in folders 2.03.01 and 2.03.02 of the Data Room, and at the reasonable request of the other Seller, meeting with such other Seller’s representatives to discuss such management accounts and KPIs.

5.6                               Liberty Global undertakes to Vodafone that, between the date of this Agreement and Completion, it shall procure that the Purchaser:

(A)                               shall not incur any liabilities or obligations (whether, in each case, contingent or otherwise) except any immaterial liabilities or obligations which were or are required to be incurred in respect of its incorporation and other than as expressly set out in this Agreement;

(B)                               shall not be engaged in any trading or take any action other than directly for the purpose of entering into this Agreement and implementing the transactions contemplated by this Agreement;

(C)                               shall not act in breach of any applicable law or judgment; and

(D)                               shall not waive or otherwise compromise any rights which it has, or which arise, pursuant to or in connection with any of the Share Purchase Documents and will preserve such rights, and Liberty Global warrants to Vodafone that the Purchaser has not done any of the acts set out in sub-clauses (A) to (D) above since the date of on which the Purchaser was incorporated.

5.7                               Liberty Global shall, if it in its absolute discretion elects, procure that Ziggo Toestel Financiering B.V, obtains a consumer credit licence between the date of this Agreement and Completion. Liberty Global undertakes to notify Vodafone as soon as reasonably practicable if Ziggo Toestel Financiering B.V, obtains such a consumer credit licence prior to Completion.

5.8

(A)                               Liberty Global warrants to the Purchaser at the date of the Signing Protocol that (i) the Existing Interest Rate Derivatives and the Existing FX Derivatives are the only Derivatives that have been entered into by any member of the Liberty Global Target Group and are outstanding and that no amendments have been made to or actions taken in relation to the Existing Interest Rate Derivatives or the Existing FX Derivatives since 31 December 2015, and (ii) none of the Existing Interest Rate Derivatives or Existing FX Derivatives has been cashed out, settled or closed out and the notional amounts of the Existing Interest Rate Derivatives and Existing FX Derivatives have not been increased or reduced since 31 December 2015.

(B)                               Except (i) with the prior written consent of Vodafone (such consent not to be unreasonably withheld or delayed) or (ii) where Liberty Global and Vodafone agree (each acting reasonably) amendments to the provisions of Schedule 10 (Post-Completion Financial Adjustments) to reflect the relevant action referred to in paragraphs (i) to (iv) below, prior to Completion, Liberty Global undertakes to procure that:

(i)                                     no amendments are made to or actions taken in relation to the Existing Interest Rate Derivatives or the Existing FX Derivatives;

(ii)                                no new Derivatives (other than Derivatives entered into in relation to an issue or refinancing of financial indebtedness provided that such Derivatives are entered into in accordance with past practice to hedge to maturity interest rate or currency risk) are entered into by any member of the Liberty Global Target Group and none of the Existing Interest Rate Derivatives or the Existing FX Derivatives is replaced;

(iii)                             none of the Existing Interest Rate Derivatives or the Existing FX Derivatives is cashed out, settled or closed out and no action is taken to increase or reduce the notional amounts of the Existing Interest Rate Derivatives or the Existing FX Derivatives, in each case in the period between the date of the Signing Protocol and Completion; and

(iv)                              all of the obligations of members of the Liberty Global Target Group under and pursuant to the Existing Interest Rate Derivatives and Existing FX Derivatives are complied with.

5.9                               Liberty Global shall use reasonable endeavours (i) on or before Completion, to procure the transfer of the rights and obligations of any member of its Retained Group under the Ajax Contract to a member of the Liberty Global Target Group and (ii) to procure that any member of its Retained Group which is a party to the Ajax Contract shall act in accordance with the reasonable instructions of the Liberty Global Target Group with respect to the fulfilment of the Ajax Contract.

5.10                        Vodafone undertakes to the Purchaser that it shall use all reasonable endeavours to comply, and procure that each member of the Vodafone Target Group uses all reasonable endeavours to comply (in each case between the date of the Signing Protocol and Completion), with the Dutch Consumer Credit Act (Wet op het consumentenkrediet), the Dutch Financial Supervisory Act (Wet op het financieel toezicht) and all laws and regulations relating to them as a result of the Handset Financing Ruling.

5.11                        Liberty Global shall pay to the Purchaser such amount as is required to indemnify the Purchaser and each member of the Purchaser’s Group against all action, claims, proceedings, loss, damage, penalty, payments, costs or expenses (together “Indemnified TSA Costs”) incurred by the Purchaser or any member of the Purchaser’s Group in relation to or arising out of the payment of the TS First Technology Fee by Liberty Global Target Company to Liberty Global B.V. or payment of the TS Second Technology Fee by Ziggo Services B.V. and/or Ziggo B.V. to Liberty Global Target Company pursuant to the steps envisaged by sub-clauses 2.1(B) to (E), provided that for the avoidance of doubt Liberty Global shall not be liable under this sub-clause 5.11 for any Indemnified TSA Costs to the extent that they that arise as a result of or by reference to the non-deductibility and/or non-amortisation for Tax purposes of the TS Technology Fee or any asset attributable to the TS Technology Fee.

5.12                        The parties acknowledge that Liberty Global expects the Purchaser’s Group to receive a refund or credit from the Dutch Tax Authority in respect of VAT arising in connection with the payment of the TS First Technology Fee by Liberty Global Target Company to Liberty Global B.V. (the amount of such VAT being the “TS Technology Fee VAT Amount”). The parties further acknowledge that an amount equal to the TS Technology Fee VAT Amount will be treated as a positive receivable in the calculation of Liberty Global Working Capital in the Completion Statement. If, for whatever reason, the Purchaser’s Group has not been granted a refund or credit in respect of and equal to the TS Technology Fee VAT Amount from the Dutch Tax Authority before the Adjustment Settlement Date, Liberty Global hereby covenants to pay to Vodafone within 5 Business Days after the Adjustment Settlement Date an amount equal to:

(A)                               50 per cent of the difference between the TS Technology Fee VAT Amount and the amount of any refund or credit granted to the Purchaser’s Group from the Dutch Tax Authority in respect of the TS Technology Fee VAT Amount before the Adjustment Settlement Date (the full amount of such difference being the “Irrecoverable VAT Amount”) less 50 per cent of any reasonable out-of-pocket costs of recovery, less

(B)                               50 per cent of the value of any Relief (other than any Relief within sub-paragraph (a) of the definition of Purchaser’s Relief and any credit or refund of VAT) which any member of the Purchaser’s Group has received or obtained, or will receive or obtain, to the extent that such Relief is directly attributable to the Irrecoverable VAT Amount, the value of any such Relief to be agreed between Vodafone and Liberty Global acting reasonably and in good faith. For the avoidance of doubt, this shall not include any Relief directly attributable to the TS First Technology Fee or the TS Second Technology Fee other than to the extent such amounts comprise the Irrecoverable VAT Amount.

The Purchaser agrees that it shall not make any claim for or relating to the TS Technology Fee VAT Amount under the Tax Covenant and the Sellers shall procure that no such claim is made.

5.13                        If Liberty Global makes a payment to Vodafone under paragraph 5.12 above and any member of the Purchaser’s Group subsequently is granted a refund or credit from the Dutch Tax Authority in respect of all or part of the Irrecoverable VAT Amount, Vodafone hereby covenants to pay to Liberty Global within 5 Business Days of such refund or credit being granted an amount equal to:

(A)                               50 per cent of the amount of the Irrecoverable VAT Amount that has been subsequently so refunded or credited by the Dutch Tax Authority (the full amount of such refund or credit being the “Recovered VAT Amount”) less 50 per cent of any reasonable out-of-pocket costs of recovery, less

(B)                               50 per cent of the value of any Relief deducted from the Irrecoverable VAT Amount in accordance with paragraph 5.12(B) above to the extent that such Relief is directly attributable to the Recovered VAT Amount, the value of any such Relief to be agreed between Vodafone and Liberty Global acting reasonably and in good faith.

5.14                        The parties agree to procure that the Purchaser’s Group shall use all reasonable endeavours to make its first VAT filing after Completion as soon as reasonably practicable after Completion and shall (i) incorporate the TS Technology Fee VAT Amount in such filing in a manner consistent with the intention of being granted a refund or credit in respect of the TS Technology Fee VAT Amount and (ii) disregard the TS Second Technology Fee in such filing on the basis that such fee is paid within the applicable VAT fiscal unity and therefore does not constitute the whole or part of the consideration for any taxable supply or supplies for VAT purposes.

5.15                        The parties acknowledge that Liberty Global does not expect the TS Second Technology Fee payable by Ziggo Services B.V. and/or Ziggo B.V. to Liberty Global Target Company pursuant to the steps envisaged by sub-clauses 2.1(B) to (E) of this Agreement to constitute the whole or part of the consideration for any taxable supply or supplies for VAT purposes made by Liberty Global Target Company to Ziggo Services B.V. and/or Ziggo B.V. (or, if relevant, to the representative member of their VAT group). If, notwithstanding that expectation, the TS Second Technology Fee is or becomes the whole or part of the consideration for any taxable supply for VAT purposes for which Liberty Global Target Company (or, if relevant, the representative member of its VAT group unless such representative member is not a member of the Purchaser’s Group) is liable to account (such amount being the “TS Second Technology Fee VAT Amount”), Liberty Global hereby covenants to pay to Vodafone:

(A)                               50 per cent of the difference between the TS Second Technology Fee VAT Amount and the amount of any refund or credit granted to the Purchaser’s Group from the Dutch Tax Authority in respect of the TS Second Technology Fee VAT Amount (the full amount of such difference being the “Second Irrecoverable VAT Amount”) less 50 per cent of any reasonable out-of-pocket costs of recovery, less

(B)                               50 per cent of the value of any Relief (other than any Relief within sub-paragraph (a) of the definition of Purchaser’s Relief and any credit or refund of VAT) which any member of the Purchaser’s Group has received or obtained, or will receive or obtain, to the extent that such Relief is directly attributable to the Second Irrecoverable VAT Amount, the value of any such Relief to be agreed between Vodafone and Liberty Global acting reasonably and in good faith. For the avoidance of doubt, this shall not include any Relief directly attributable to the TS First Technology Fee or the TS Second Technology Fee other than to the extent such amounts comprise the Second Irrecoverable VAT Amount.

The Purchaser agrees that it shall not make any claim for or relating to the TS Second Technology Fee VAT Amount under the Tax Covenant and the Sellers shall procure that no such claim is made.

5.16                        If Liberty Global makes a payment to Vodafone under paragraph 5.15 above and any member of the Purchaser’s Group subsequently is granted a refund or credit from the Dutch Tax Authority in respect of all or part of the Second Irrecoverable VAT Amount, Vodafone hereby covenants to pay to Liberty Global within 5 Business Days of such refund or credit being granted an amount equal to:

(A)                               50 per cent of the amount of the Second Irrecoverable VAT Amount that has been subsequently so refunded or credited by the Dutch Tax Authority (the full amount of such refund or credit being the “Second Recovered VAT Amount”) less 50 per cent of any reasonable out-of-pocket costs of recovery, less

(B)                               50 per cent of the value of any Relief deducted from the Second Irrecoverable VAT Amount in accordance with paragraph 5.15(B) above to the extent that such Relief is directly attributable to the Second Recovered VAT Amount, the value of any such Relief to be agreed between Vodafone and Liberty Global acting reasonably and in good faith.

5.17                        For the avoidance of doubt, the Purchaser agrees that it shall not make any claim under Clause 5.11 of this Agreement for the amount of the TS Technology Fee VAT Amount, Irrecoverable VAT Amount, TS Second Technology Fee VAT Amount or Second Irrecoverable VAT Amount (or other amount within the scope of Clause 5.12 or 5.15 above) and the Sellers shall procure that no such claim is made.

6.                                      Pre-Completion Steps

6.1                               Before Completion, Liberty Global shall carry out the pre-Completion steps set out in, and in accordance with, Schedule 7 (together the “Liberty Global Pre-Completion Reorganisation”). At least 5 Business Days before taking any of the steps set out in Schedule 7 or sub-clauses 2.1(B) and 2.1(E), Liberty Global shall provide Vodafone with all draft documentation for implementing each step and shall, in its sole discretion, consult with Vodafone in relation to such step or document.

6.2                               Before Completion, Vodafone shall carry out the pre-Completion steps set out in, and in accordance with, Schedule 8 (the “Vodafone Pre-Completion Reorganisation”). At least 5 Business Days before taking any of the steps set out in Schedule 8, Vodafone shall provide Liberty Global with all draft documentation for implementing each step and shall, in its sole discretion, consult with Liberty Global in relation to such step or document.

6.3                               Neither the Liberty Global Pre-Completion Reorganisation nor the Vodafone Pre-Completion Reorganisation may be amended, except with the prior written consent of both Sellers, such consent not to be unreasonably withheld or delayed.

6.4                               Before Completion, subject to the provisions of Schedule 7 and Schedule 8, each Seller shall procure that each Inter-Company Loan Receivable is settled in full either by payment in cash, by distribution in cash or in specie or by set off against an equal amount of Inter-Company Loan Payables, such that no Inter-Company Loan Receivables will exist at Completion.

6.5                               Unless the Sellers otherwise agree in writing identified as being for the purposes of this sub-clause 6.5, each Seller shall:

(A)                               by no later than ten (10) Business Days before Completion, agree with the other Seller the applicable arms’ length interest rate to be adopted for the purposes of the Liberty Global Inter-Company Loan Amendment Agreement and the Vodafone Inter-Company Loan Amendment Agreement;

(B)                               on a date agreed between the Sellers in writing (or, if not agreed, ten (10) Business Days before Completion), notify the other Seller of the amount of each of its respective Inter-Company Loan Payables as at that date; and

(C)                               no later than five Business Days after the receipt of the notifications in sub-clause 6.5(B) (or, if a date is not agreed under sub-clause 6.5(B)), five Business Days prior to Completion) repay or capitalise (or procure the repayment or capitalisation of) all of its Inter-Company Loan Payables, including all Inter-Company Loan Payables which may have arisen since the date of the notices provided in sub-clause (A), except its Agreed Shareholder Debt, so that no Inter-Company Loan Payables except the Agreed Shareholder Debt remain outstanding at Completion.

For the purposes of this clause 6.5, a “capitalisation” shall constitute a share premium contribution or a settlement in consideration for the issue of ordinary shares, in which case the lender shall procure that those shares will be transferred directly or indirectly to the direct parent of the borrower or an assignment of the relevant loan receivable by the lender directly or indirectly to the relevant direct parent of the borrower followed by settlement by way of a share premium contribution or in consideration for the issue of ordinary shares (or steps with equivalent effect).

6.6                               Immediately following the step set out in clause 6.5, and subject to agreement by the Sellers with respect to the applicable arms’ length interest rate, (A) Liberty Global shall procure the entry by the relevant members of its Target Group and/or Retained Group into the Liberty Global Inter-Company Loan Amendment Agreement and (B) Vodafone shall procure the entry by the relevant members of its Target Group and/or Retained Group into the Vodafone Inter-Company Loan Amendment Agreement.

6.7                               Following the steps in clauses 6.4 and 6.5 (and both prior to and following Completion), either Seller (the “Discussion Notice Sender”) may issue a notice (a “Discussion Notice”) to the other Seller (the “Recipient”), requiring both Sellers to discuss in good faith and cooperate with each other to agree in writing a mutual arrangement in respect of such of their respective Target Groups’ Inter-Company Loan Payables as are outstanding at the date of the Discussion Notice (including, for the avoidance of doubt, the Agreed Shareholder Debt). Following the receipt of a Discussion Notice by the Recipient, the Sellers shall so discuss and cooperate for a period of 15 Business Days. If, at the end of such period, the Sellers have not reached such agreement, the Discussion Notice Sender shall be entitled to issue a notice (a “Capitalisation Notice”) to the Recipient, requiring both Sellers to capitalise (or procure the capitalisation of) their respective Target Groups’ Inter-Company Loan Payables as at the date of the Capitalisation Notice (including, for the avoidance of doubt, the Agreed Shareholder Debt) in full, in which case both Sellers shall capitalise (or procure the capitalisation of) their respective Target Groups’ Inter-Company Loan Payables as at the date of the Capitalisation Notice in full within five Business Days after receipt by the Recipient of the Capitalisation Notice. For the purposes of this clause 6.7, a “capitalisation” shall constitute a share premium contribution or a settlement in consideration for the issue of ordinary shares, in which case the lender shall procure that those shares will be transferred directly or indirectly to the direct parent of the borrower or an assignment of the relevant loan receivable by the lender directly or indirectly to the relevant direct parent of the borrower followed by settlement by way of a share premium contribution or in consideration for the issue of ordinary shares (or steps with equivalent effect).

6.8                               If the Sellers are unable to agree the applicable interest rate that should apply to both the Liberty Global Inter-Company Loan Amendment Agreement and the Vodafone Inter-Company Loan Amendment Agreement by ten (10) Business Days before Completion, either party may issue a Capitalisation Notice in accordance with the procedure set out in clause 6.7 provided that such notice is issued no fewer than five (5) Business Days prior to Completion.

Consultation with the Dutch Tax Authority

6.9                               Promptly after the date of this Agreement, the Sellers shall jointly consult with the relevant competent department/office of the Tax Authority in The Netherlands (the “Dutch Tax Authority”) in order to discuss and agree the Dutch Tax consequences of the internal and external debt financing at the level of the Purchaser and the Target Companies, including pursuant to any Recapitalisation or refinancing (the “Joint

Matter”), provided that, in relation to the Joint Matter, Liberty Global shall, subject to sub-clause 6.10, lead and control conduct of any proceedings taken in connection with the Joint Matter (including by sending all correspondence and attending all meetings and calls) unless Liberty Global and Vodafone agree (acting in good faith) that it would be more appropriate for Vodafone to lead and control such proceedings (subject to sub-clause 6.10) having regard, amongst other things, to the particular Dutch Tax Authority office that is determined to be responsible for the Joint Matter.

6.10                        Where there is or is to be any correspondence, meeting or telephone call with the Dutch Tax Authority in relation to a Joint Matter, each Seller and the Purchaser shall, and shall procure that the relevant Group Company shall:

(A)                               promptly send copies of all such correspondence received, and copies of all draft replies, to the other parties;

(B)                               give each Seller an opportunity to make comments on all draft replies mentioned in sub-clause (A) above a reasonable time in advance of the submission of those replies to the Dutch Tax Authority, and shall ensure that all reasonable comments received prior to their submission to the Dutch Tax Authority are properly reflected therein; and

(C)                               give reasonable advance notice of any such meeting or call to the other parties and shall permit the other parties’ nominated individual(s) to attend and participate in such meeting or call, in each case only to the extent that the relevant correspondence, reply, meeting or call relates to the Joint Matter.

6.11                        Subject to sub-clause 6.9, Liberty Global shall be entitled to consult with the Dutch Tax Authority in order to discuss and agree the Dutch Tax consequences of the Liberty Global Pre-Completion Reorganisation and the contribution and/or transfer of the Liberty Global Transferred Group to the Purchaser, provided that Liberty Global shall keep Vodafone reasonably informed of the progress of those discussions.

6.12                        Subject to sub-clause 6.9, Vodafone shall be entitled to consult with the Dutch Tax Authority in order to discuss and agree the Dutch Tax consequences of the Vodafone Pre-Completion Reorganisation and the contribution and/or transfer of the Vodafone Transferred Group to the Purchaser, provided that Vodafone shall keep Liberty Global reasonably informed of the progress of those discussions.

6.13                        The Sellers and the Purchaser shall, and the Purchaser shall procure that the members of the Purchaser’s Group shall, subject to compliance with applicable competition and other laws, afford such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable each other to conduct matters in accordance with their rights and obligations under sub-clauses 6.9 to 6.12.

7.                                      Post-Completion reorganisation

7.1                               Immediately following Completion, the Sellers shall procure that the Purchaser shall contribute the Vodafone Target Company Shares to Ziggo Group Holding B.V..

7.2                               Subject to completion of the step set out in sub-clause 7.1 above, on or following Completion, the Purchaser shall procure the contribution of the Vodafone Target Company first to New Sub-Holdco I, then by New Sub-Holdco I to New Sub-Holdco II, and then by New Sub-Holdco II to New Sub-Holdco III.

8.                                      Recapitalisation

8.1                               Prior to and following Completion, the Sellers shall discuss in good faith and cooperate with each other in relation to the matters set out below (it being acknowledged that these matters may involve other members of the Sellers’ respective groups), and each Seller shall use reasonable endeavours to cause its advisers and representatives, including legal and accounting advisers and representatives, to cooperate in relation to the matters set out below, in each case in connection with any Recapitalisation (including any offering or private placement of debt securities) carried out in accordance with the principles set out in Schedule 3 (Warranties) (excluding paragraph (A)) of the Shareholders Agreement and clause 6.9 of this Agreement, including:

(A)                               providing the other Seller as promptly as practicable (and in any event no later than on or about Completion) with such financial information (including pro forma information and related reconciliation from IFRS to US GAAP) and other pertinent information (including updates to such information) regarding members of its Target Group as may be reasonably requested in connection with any Recapitalisation, including information that is customary to be included in marketing materials, offering documentation and/or any other documentation or deliverables, and comfort information in connection with auditor comfort letters required by the other Seller’s advisers (together the “Required Information”);

(B)                               participating in a reasonable number of meetings (including customary meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the relevant indebtedness (on the one hand) and senior management, representatives and/or advisors of members of its Target Group with appropriate seniority and expertise (on the other hand)), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and assisting with the preparation of materials for such meetings, presentations, road shows and sessions, and otherwise reasonably cooperating with marketing efforts;

(C)                               issuing customary representation letters to auditors and using its reasonable endeavours to obtain customary consents and comfort letters of independent accountants and customary legal opinions and 10b-5 letters (including providing any information reasonably requested for due diligence purposes);

(D)                               assisting with the preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with any syndication reasonably deemed necessary by any lead arranger or equivalent person;

(E)                                assisting with the procurement of public corporate credit ratings, public corporate family ratings and public ratings (as applicable) from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, in respect of relevant issuers, borrowers and guarantors and facilities, notes and other instruments issued;

(F)                                 assisting with the preparation of any credit agreements, indentures and similar documents and any pledges, security documents and intercreditor agreements and other financing documents, collateral filings and other certificates and documents, and otherwise reasonably facilitating the pledging of collateral;

(G)                               providing all such documents and other information about any members of the Target Group as are reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(H)                              if requested, arranging for the repayment of indebtedness of its Target Group and using its reasonable endeavours to obtain customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered;

(I)                                   cooperating reasonably with financing sources’ due diligence, to the extent customary and reasonable;

(J)                                   using its reasonable endeavours to provide certificates from the relevant members of the Target Group with respect to the information provided by such members in any offering memorandum or other document; and

(K)                               consenting to the use of logos of members of the Target Group (subject to such reasonable conditions as the relevant member of the Target Group may impose), provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any member of the Target Group or the reputation or goodwill thereof.

8.2                               The provisions of this clause 8 (Recapitalisation Preparation) shall be subject to applicable law and regulation.

9.                                      Completion

9.1                               Completion shall take place at the offices of NautaDutilh N.V. at Beethovenstraat 400, Amsterdam on the last day of the month in which fulfilment or waiver of the conditions set out in clause 4 (Conditions to Completion) takes place, except that where less than five Business Days remain between such fulfilment and service and the last day of the month, Completion shall take place:

(A)                               on the last day of the following month; or

(B)                               at such other location, time or date as may be agreed between the Sellers,

it being understood that the transfers of the Shares and the JV Co Shares shall take place on Completion at the offices of the Notary by way of execution of the Deeds of Transfer before the Notary.

9.2                               At Completion, the parties shall comply with their respective obligations in sub-clauses 2.1 and 2.2 (in each case as applicable) and the Sellers shall do those things listed in Part A (Seller’s obligations) and Part D (Execution of Deeds of Transfer) of Schedule 2 (Completion arrangements); the Purchaser shall do, and Liberty Global shall procure that the Purchaser does, those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements); and the Guarantors shall do those things listed in Part E (Guarantors’ obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).

9.3                               No party shall be obliged to complete any of the transactions set out in sub-clauses 2.1 and 2.2 or carry out any of the steps set out in Schedule 2 (Completion arrangements) unless sub-clauses 6.1, 6.2, 6.5(C) and 6.6 or 6.7 (as applicable) have been complied with and irrevocable arrangements are in place for all such transactions and steps to be completed by all relevant parties on the Completion Date in accordance with the sequence of events set out in this Agreement. For the avoidance of doubt, (A) both the beneficial and legal ownership of the Liberty Global Target Company Shares and the Vodafone Target Company Shares will transfer to Purchaser at Completion and not before and (B) both the beneficial and legal ownership of the JV Co Shares will transfer to Vodafone at Completion and not before.

9.4                               If the Estimated Vodafone Equalisation Consideration is a positive number, then Vodafone hereby assigns to Liberty Global (for no additional consideration), with effect from Completion, either (i) that portion of the receivable owing to Vodafone from the Purchaser under sub-clause 2.3 which is of an amount equal to the Estimated Vodafone Equalisation Consideration or (ii) if the receivable owing to Vodafone from the Purchaser under sub-clause 2.3 is equal to or less than the Estimated Vodafone Equalisation Consideration, the full amount of such receivable (both (i) and (ii) being the “Relevant Assigned Amount”).

9.5                               The Purchaser shall pay to each Seller the amount owing to that Seller under sub-clause 2.3 (such amounts reflecting, for the avoidance of doubt, the assignment of the Relevant Assigned Amount under sub-clause 9.4) out of the Escrowed Proceeds as soon as practicable after execution of the Deeds of Transfer as part of the distribution or payment of the Escrowed Proceeds to each Retained Group. The Sellers agree to use all reasonable endeavours to procure the distribution or payment of the Escrowed Proceeds to the Purchaser as soon as practicable after Completion and in any event prior to the date falling three Business Days after the Completion Date.

9.6                               To the extent that the receivable owing to Vodafone from the Purchaser under sub-clause 2.3 is less than the Estimated Vodafone Equalisation Consideration, Vodafone shall pay to Liberty Global an amount equal to any such shortfall (the “Estimated Equalisation Consideration Shortfall”). Vodafone shall pay the Estimated

Equalisation Consideration Shortfall in cleared funds to the Liberty Global Account on the first Business Day following Completion in accordance with clause 29.

9.7                               In the event that the Purchaser has not discharged its obligation to pay the amount owing to Liberty Global under sub-clause 2.3 in accordance with sub-clause 9.5 (including taking into account the assignment of the Relevant Assigned Amount under sub-clause 9.4) within ten Business Days after the Completion Date (the “Estimated Equalisation Payment Deadline”), Vodafone shall pay to Liberty Global the Estimated Vodafone Equalisation Consideration (less the amount of any Estimated Equalisation Consideration Shortfall already paid by Vodafone to Liberty Global in accordance with sub-clause 9.6) in cleared funds to the Liberty Global Account on the Estimated Equalisation Payment Deadline in accordance with clause 29. To the extent that Vodafone pays such amount to Liberty Global in accordance with this sub-clause 9.7, then Liberty Global hereby assigns to Vodafone (for nil consideration), and with immediate effect, the Relevant Assigned Amount receivable owing to Liberty Global from the Purchaser pursuant to sub-clauses 2.3 and 9.4. The Purchaser shall use best endeavours to procure the release and distribution or payment of the Escrowed Proceeds to Liberty Global and Vodafone before the Estimated Equalisation Payment Deadline.

9.8                               If, on the date on which Completion is due to take place under sub-clause 9.1, either Seller has not complied with its obligations under clauses, 6.1, 6.2, 6.5(C) and 6.6 or 6.7 (as applicable) or either Seller or the Purchaser has not complied with its obligations under sub-clause 9.2 and Schedule 2 (Completion arrangements) (and such failure to comply is material in the context of this Agreement and the transactions contemplated thereby):

(A)                               in the event of non-compliance by Liberty Global, Vodafone;

(B)                               in the event of non-compliance by Vodafone, either Liberty Global or the Purchaser; or

(C)                               in the event of non-compliance by the Purchaser, Vodafone:

may elect to

(i)                                     defer Completion (so that the provisions of this clause 9 shall apply to Completion as so deferred); or

(ii)                                  proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(iii)                               terminate this Agreement by notice in writing to the other party.

9.9                               If this Agreement is terminated in accordance with sub-clause 9.8 (and without limiting any party’s right to claim damages in respect of the period prior to termination), all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of this clause 9.9 and clauses 1 (Interpretation) and 25 (Notices) to 35 (Language) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

10.                               Sellers’ Warranties

10.1                        Subject to sub-clauses 12.1 and 12.2 (Remedies and Sellers’ limitations on liability):

(A)                               Vodafone warrants to the Purchaser (in respect of the Vodafone Target Group only) that each of the Warranties set out in Part A and Part B of Schedule 3 (Warranties); and

(B)                               Liberty Global warrants to the Purchaser (in respect of the Liberty Global Target Group only) that each of the Warranties set out in Part A and Part C of Schedule 3 (Warranties),

was accurate in all respects at the date of the Signing Protocol.

10.2                        Subject to sub-clauses 12.1 and 12.2 (Remedies and Sellers’ limitations on liability), each party acknowledges and agrees that:

(A)                               the Warranties referred to in sub-clause 10.1 are being given by each Seller (as applicable) only to the Purchaser;

(B)                               any claim in respect of breach of any Warranty given by a Seller to the Purchaser may only be brought (i) after Completion and (ii) by the Purchaser; and

(C)                               any damages to the Purchaser in respect of breach of any Warranty (i) given by Liberty Global shall be assessed by reference to what the value of the Liberty Global Target Group would have been had the breach of Warranty not occurred and (ii) given by Vodafone shall be assessed by reference to what the value of the Vodafone Target Group would have been had the breach of Warranty not occurred.

10.3                        Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement and/or the Ancillary Documents on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties, and acknowledges that none of the Sellers, any member of each Retained Group, any member of each Target Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

10.4                        Subject to sub-clauses 12.1 and 12.2 (Remedies and Sellers’ limitations on liability):

(A)                               each Seller warrants, in respect of itself only, to the other Seller in the terms of the Warranties at paragraph 2 of Part A of Schedule 3 (Warranties);

(B)                               each Guarantor warrants, in respect of itself only, to the other parties in the terms of the Warranties at paragraph 2 of Part A of Schedule 3 (Warranties) as if references to the Seller were to the relevant Guarantor; and

(C)                               Liberty Global warrants to Vodafone in the terms of the JV Co Shares Warranties,

in each case as at the date of the Signing Protocol.

10.5                        Each of the Warranties and the JV Co Shares Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

10.6                        Any Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of:

(A)                               in the case of Vodafone, Robert Shuter, Carmen Velthuis, Barbara Jongerden, Eben Albertyn, Reinhard Kreft, Michael Bird, Alex Deacon and Pierre Klotz; and

(B)                               in the case of Liberty Global, Baptiest Coopmans, Ritchy Drost, Jan-Pieter Witsen Elias, Leo Geert van den Berg, Ruben Uppelschoten, Saj Vakilian, Justin Wolfe, Cindy Varga and Volker Libovsky.

10.7                        Each Seller undertakes to the other Seller and to the Purchaser that, as soon as reasonably practicable upon it becoming aware, between the date of the Signing Protocol and Completion, of any fact, matter or circumstance relating to the Seller or its Target Group, which it is aware is or is reasonably likely to constitute a breach of any of the Fundamental Warranties at the date of the Signing Protocol and/or immediately before Completion by reference to the facts and circumstances then subsisting, it will disclose in writing such fact, matter or circumstance to the other Seller and the Purchaser.

10.8                        Each of the Fundamental Warranties shall be deemed to be repeated immediately before Completion by reference to the facts, circumstances and knowledge then existing as if references in the Fundamental Warranties to the date of the Signing Protocol were references to the Completion Date.

10.9                        Liberty Global warrants to the Purchaser that, at the date of the Signing Protocol, none of the Liberty Global Non-Operating Companies (i) was or carrying on any trading activities, or (ii) was subject to in any way, and whether, in each case, contingent or otherwise, any liabilities or obligations (other than ordinary course filing and reporting obligations (including in relation to Tax)), and, subject to Completion having occurred and except to the extent provided for in the Completion Statement of the Liberty Global Target Group, Liberty Global undertakes to pay to the Purchaser such amount as is required to indemnify and hold harmless the Purchaser and each member of the Purchaser’s Group against and in respect of any loss or liability which exists or is suffered or incurred by the Purchaser or any member of the Purchaser’s Group as a result of or in connection with any such trading activities, liabilities or obligations prior to Completion.

10.10                 Liberty Global warrants to the Purchaser that, as at the date of the Signing Protocol, Ziggo Toestel Financiering B.V.:

(A)                               was not carrying on any activities other than directly in connection with preparation to provide hand-set financing;

(B)                               does not have and is not subject to in any way, and whether, in each case, contingent or otherwise, any liabilities in excess of €1,000,000 (including in relation to Tax), and subject to Completion having occurred and except to the extent provided for in the Completion Statement of the Liberty Global Target Group, Liberty Global undertakes to pay to the Purchaser such amount as is required to indemnify and hold harmless the Purchaser and each member of the Purchaser’s Group against and in respect of any loss or liability which exists or is suffered or incurred by the Purchaser or any member of the Purchaser’s Group, in each case following Completion as a result of or in connection with any breach of the warranties in (A) and (B) above.

10.11                 Each Seller undertakes, subject to Completion having occurred and except to the extent provided for in the Completion Statement of the relevant Target Group, to pay to the Purchaser such amount as is required in order to indemnify and hold harmless the Purchaser and/or each member of any Target Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by the Purchaser and each member of any Target Group in relation to or arising out of any guarantee (including, with respect to Liberty Global, the guarantee provided by UPC Western Europe Holding 2 B.V. with respect to obligations of the Liberty Global Retained Group), indemnity or other contingent obligation given or undertaken by the Purchaser and/or any member of any Target Group in relation to or arising out of any obligations or liabilities of any member of that Seller’s Retained Group.

10.12                 The Purchaser undertakes, subject to Completion having occurred, to pay to each Seller such amount as is required in order to indemnify and hold harmless the Seller and each member of its Retained Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by that Seller and each member of its Retained Group in relation to or arising out of any guarantee, indemnity or other contingent obligation (including any obligation to any third party with respect to a guarantee provided by that third party of the obligations of a member of its Target Group (a “Third Party Guarantee”)) given or undertaken by that Seller and each member of its Retained Group in relation to or arising out of any obligations or liabilities of any member of the Purchaser or any Target Group.

10.13                 Each Seller shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, the Purchaser and each member of each Target Group is released in full from any guarantees (including any obligation with respect to a Third Party Guarantee and, with respect to Liberty Global, the guarantee provided by UPC Western Europe Holding 2 B.V. with respect to obligations of the Liberty Global Retained Group), indemnities, counter indemnities and letters of comfort given to a third party by any member of any Target Group in respect of any obligation of a member of that Seller’s Retained Group.

10.14                 The Purchaser shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, each member of each Seller’s Retained Group is released in full from any guarantees (including any obligation with respect to a Third Party Guarantee), indemnities, counter indemnities and letters of comfort given to a third party by any member of that Seller’s Retained Group in respect of any obligation of a member of any Target Group.

Liberty Global specific indemnities

10.15                 Liberty Global undertakes to Vodafone, subject to Completion having occurred, that it shall pay to Vodafone such amount as is required to indemnify and hold harmless Vodafone and each member of its Retained Group against and in respect of any loss or liability suffered or incurred by Vodafone or any member of its Retained Group as a result of or in connection with any breach of the JV Co Shares Warranties.

10.16                 Liberty Global undertakes to the Purchaser, subject to Completion having occurred and except to the extent provided for as Liberty Global Debt or Liberty Global Working Capital in the Completion Statement of the Liberty Global Target Group, to pay to the Purchaser such amount as is required in order to indemnify and hold harmless the Purchaser and each member of each Target Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by the Purchaser and each member of any Target Group in relation to or arising out of any of the Material Liberty Global Litigation to the extent that any such actions, claims, proceedings, loss, damage, payments, costs or expenses relate to the involvement of a member of the Liberty Global Target Group in the relevant Material Liberty Global Litigation.

Vodafone specific indemnities

10.17                 Vodafone undertakes to the Purchaser, subject to Completion having occurred and except to the extent provided for as Vodafone Debt or Vodafone Working Capital in the Completion Statement of the Vodafone Target Group, to pay to the Purchaser such amount as is required in order to indemnify and hold harmless the Purchaser and each member of each Target Group against all (i) actions, claims, proceedings, loss (including loss of profit), damage, payments, costs and/or expenses suffered or incurred by the Purchaser and each member of any Target Group in relation to or arising out of any dispute, action, claim, proceedings, breach of law, invalidity of customer contract, customer complaint, remedial action, or any change of any applicable laws or regulations, in each case whether arising before, on or after Completion in connection with the Handset Financing Ruling, to the extent that any such actions, claims, proceedings, loss (including loss of profit), damage, payments, costs or expenses relate to actions or omissions committed by any member of the Vodafone Target Group or the Vodafone Retained Group in the period prior to Completion and (ii) costs, payments and/or expenses suffered or incurred by the Purchaser and each member of any Target Group on or following Completion for the Vodafone Target Group to establish operating procedures which are compliant with the Dutch Consumer Credit Act (Wet op het consumentenkrediet), the Dutch Financial Supervisory Act (Wet op het financieel toezicht) and all laws and regulations relating to them in connection with the Handset Financing Ruling as such Acts, laws, regulation and Ruling are and have been in force up to the Completion Date (the “Procedures”). For the avoidance of doubt, there is no obligation in sub-clause 10.17(ii) in respect of any change of any applicable Acts, laws or regulations following Completion in connection with the Handset Financing Ruling.

Each of the Sellers and the Purchaser agrees that, if the Vodafone Target Group has not established the Procedures by the Completion Date, the Purchaser shall, in consultation with Vodafone, prioritise the establishment of such Procedures with effect from Completion and take all reasonable steps in connection with the same as soon as reasonably practicable following Completion

10.18                 Vodafone undertakes to the Purchaser, subject to Completion having occurred and except to the extent provided for as Vodafone Debt or Vodafone Working Capital in the Completion Statement of the Vodafone Target Group, to pay to the Purchaser such amount as is required in order to indemnify and hold harmless the Purchaser and each member of each Target Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by the Purchaser and each member of any Target Group in relation to the Material Vodafone Litigation, to the extent that any such actions, claims, proceedings, loss, damage, payments, costs or expenses relate to the involvement of a member of the Vodafone Target Group in the relevant Material Vodafone Litigation.

10.19                 The Purchaser shall not be permitted to bring any claim against Vodafone or Liberty Global for any breach of or pursuant to this clause 10, and neither Liberty Global nor Vodafone shall be permitted to bring any claim against the Purchaser for any breach of or pursuant to this clause 10, in each case unless Completion has occurred.

10.20                 Following Completion, upon the Purchaser becoming aware of any notice, claim, action or demand that may reasonably lead to a liability of a Seller pursuant to any indemnity in sub-clauses 10.9 or 10.16, 10.17 or 10.18, the Sellers shall procure that the Purchaser shall:

(A)                               with respect to any matter of which the relevant Seller is not already aware, notify the relevant Seller by written notice including such information as is available to the Purchaser relating to the notice, claim, action or demand;

(B)                               promptly give such access to its personnel, premises, documents and records which are relevant to the claim (which documents and records, following notice of any claim pursuant to this sub-clause 10.20, the Purchaser shall take reasonable steps to preserve) to the relevant Seller and its professional advisers as the relevant Seller may reasonably request;

(C)                               at the option of the relevant Seller, either:

(i)                                     allow the relevant Seller to take the sole conduct of such actions as the Seller may deem appropriate to deny, defend or counterclaim against any such claim in the name of the Purchaser or the relevant member of the Purchaser’s Group and in that connection the Purchaser shall give or procure that each member of the Purchaser’s Group gives to the relevant Seller all such assistance as it may reasonably require in conducting such action; or

(ii)                                  act solely in accordance with the relevant Seller’s reasonable instructions in avoiding, disputing, resisting, counterclaiming, defending or appealing any such claim and instruct such solicitors or other professional advisors as the relevant Seller may reasonably nominate to act solely in accordance with the relevant Seller’s instructions and on terms that the relevant Seller is responsible for (and shall directly settle)

all costs and expenses suffered or incurred by any such solicitors or professional advisers in respect of such instructions;

(D)                               make no admission of liability, agreement, settlement or compromise with any person in relation to any such claim or adjudication without the prior written consent of the relevant Seller, such consent not to be unreasonably withheld or delayed;

(E)                                take steps as may be reasonable in order to mitigate any potential liability of the relevant Seller under sub-clauses 10.9 or 10.16, 10.17 or 10.18; and

(F)                                 not take any action which it knows, or ought reasonably to expect, would be likely to result in, or increase, the liability of the relevant Seller under sub-clauses 10.9 or 10.16, 10.17 or 10.18.

10.21                 If as a result of the transactions contemplated by this Agreement a third party consent or waiver is required for a Target Company or any member of the relevant Target Group to continue to exercise rights pursuant to a material contract or licence following Completion (a “Third Party Consent”) the Purchaser and the relevant Seller shall procure that the relevant member of the Seller Group shall use all reasonable efforts to obtain any Third Party Consent by Completion, and the other Seller shall cooperate with the relevant Seller in relation to, and provide such assistance as the relevant Seller may reasonably request in relation to, obtaining such Third Party Consent. If any Third Party Consent has not been obtained by Completion, then the Sellers shall procure that the Purchaser shall procure that the relevant Target Company shall use all reasonable efforts to obtain that Third Party Consent and to achieve an alternative solution by which the relevant Target Company shall receive the benefit of the relevant material contract and assume the associated obligations (and each of the Sellers shall cooperate with and provide reasonable assistance to the Purchaser in relation to the same).

Vodafone Share Schemes

10.22                 The Vodafone Guarantor agrees that, following Completion, the Vodafone Participants shall, to the extent permitted by the terms of the Vodafone Share Schemes, continue to be entitled to exercise any rights that they have under the Vodafone Share Schemes immediately prior to Completion (including any rights to exercise any options that they may hold or realise any vested awards) in respect of Vodafone Shares (the “Vodafone Existing Rights”).

10.23                 The Vodafone Guarantor undertakes to the Purchaser that it shall bear (on an after-Tax basis) any and all costs and liabilities (including, without limitation, the cost of any Vodafone Shares used to satisfy the relevant options or awards and any payment of Tax, including any deductions or withholdings for or on account of Tax) suffered or incurred by the Purchaser or any member of the Purchaser’s Group (or, in the case of a payment of Tax, that would have been suffered or incurred but for the availability of a Relief) associated with any exercise or realisation by the Vodafone Participants of any Vodafone Existing Rights.

Liberty Global Share Schemes

10.24                 The Liberty Global Guarantor agrees that, following Completion, the Liberty Global Participants shall, to the extent permitted by the terms of the Liberty Global Share Schemes, continue to be entitled to exercise any rights that they have under the Liberty Global Share Schemes immediately prior to Completion (including any rights to exercise any options that they may hold or realise any vested awards) in respect of Liberty Global Shares (the “Liberty Global Existing Rights”).

10.25                 The Liberty Global Guarantor undertakes to the Purchaser that it shall bear (on an after-Tax basis) any and all costs and liabilities (including, without limitation, the cost of any Liberty Global Shares used to satisfy the relevant options or awards and any payment of Tax, including any deductions or withholdings for or on account of Tax) suffered or incurred by the Purchaser or any member of the Purchaser’s Group (or, in the case of a payment of Tax, that would have been suffered or incurred but for the availability of a Relief) associated with any exercise or realisation by the Liberty Global Participants of any Liberty Global Existing Rights.

Recovery under clauses 10.23 and 10.24

10.26                 Where the Purchaser or any member of the Purchaser’s Group is entitled to recover from a third party (including any employee) any sum in respect of any matter giving rise to a claim under the indemnities in clauses 10.23 and 10.25, then no such matter shall be the subject of a claim under those indemnities unless and until the Purchaser or the relevant member of the Purchaser’s Group shall have taken all reasonable steps to enforce such recovery. If the Purchaser or any member of the Purchaser’s Group shall recover any amount from any such third party, the amount of the claim against the Liberty Global Guarantor or the Vodafone Guarantor (as applicable) shall be reduced by the amount so recovered (less: (i) all reasonable costs of recovery; and (ii) any Tax thereon).

11.                               Purchaser’s warranties and undertakings

11.1                        The Purchaser warrants to the Sellers at the date of the Signing Protocol that it has the requisite capacity, power and authority to enter into and perform the Share Purchase Documents to which it is a party and that its obligations under this Agreement constitute, and its obligations under the other Share Purchase Documents will, when executed and delivered, constitute valid and binding obligations of the Purchaser in accordance with their respective terms.

11.2                        The Purchaser undertakes that, prior to the Completion Date, it shall take all reasonable steps to effect Completion, and that it will not take any action, enter into any agreement or engage in any trade or other activity, except to the extent required by the Share Purchase Documents. Liberty Global shall procure the Purchaser’s compliance with this clause 11.2.

12.                               Remedies and Seller’s limitations on liability

12.1                        The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if it has been fairly disclosed in or pursuant to this Agreement, either Disclosure Letter, either Data Room prior to 11.59 pm on 7 February 2016 or in any document referred to in the Disclosure Letter or delivered or deemed to be delivered with it.

12.2                        No liability shall attach to either Seller in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 4 (Limitations on the Sellers’ liability) apply.

12.3                        None of the limitations contained in Schedule 4 (Limitations on the Sellers’ liability) shall apply to any claim to the extent that such claim arises or is increased as the consequence of fraud by any director or officer of any member of the relevant Seller’s Retained Group or any person set out in clause 10.6(A) (in the case of Vodafone) or clause 10.6(B) (in the case of Liberty Global).

12.4                        Between the date of the Signing Protocol and Completion:

(A)                               if any fact or circumstance arises which would constitute a breach by Vodafone of the warranties given in sub-clause 10.8, Liberty Global shall be entitled at any time prior to Completion to terminate this Agreement by notice in writing to the other parties; and

(B)                               if any fact or circumstance arises which would constitute a breach by Liberty Global of the warranties given in sub-clause 10.8, Vodafone shall be entitled at any time prior to Completion to terminate this Agreement by notice in writing to the other parties.

12.5                        Neither Seller shall be entitled to exercise any right to terminate pursuant to sub-clause 12.4 if such breach is capable of remedy and within 15 Business Days of receiving notice of the breach it is remedied by the relevant Seller such that each of the other Seller and the Purchaser is in no worse position than it would have been had there been no breach.

12.6                        If either Seller becomes entitled to terminate this Agreement under sub-clause 12.4 and elects not to do so and Completion occurs, neither it nor the Purchaser shall be entitled to make any claim for damages or exercise any other right, power or remedy under this Agreement or otherwise provided by law in respect of the breach or deemed breach of Warranty giving rise to such right to give notice to terminate.

12.7                        If this Agreement is terminated in accordance with sub-clause 12.4, all obligations of the Sellers and the Purchaser under this Agreement shall end (except for the provisions of this clause 12.7 and clauses 1 (Interpretation) and 25 (Notices) to 35 (Language) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

12.8                        The Disclosures made in each Disclosure Letter shall be made as at the date of the Signing Protocol.

13.                               KPN Litigation

13.1                        The Purchaser shall act solely in accordance with the instructions of Vodafone (or a member of its Retained Group) with respect to the conduct of the KPN Litigation and instruct such solicitors or other professional advisors as Vodafone may reasonably nominate to act solely in accordance with Vodafone’s instructions and on terms that the Vodafone is responsible for (and shall directly settle) all costs and expenses incurred by any such solicitors or professional advisers in respect of such instructions. The Purchaser and Liberty Global agree that they shall not, and in the case of the Purchaser shall procure that the Purchaser’s Group shall not and in the case of Liberty Global shall procure that the Liberty Global Retained Group shall not, make any public comment or statement in connection with the KPN Litigation without the prior written consent of Vodafone (save as required by law or any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) any Tax Authority, the Financial Conduct Authority, the Prudential Regulation Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement has the force of law).

13.2                        Vodafone undertakes (i) promptly to reimburse the Purchaser for the time and reasonable costs of employees or officers of the Purchaser’s Group incurred in connection with its obligations under sub-clause 13.1, and (ii) to pay on demand to the Purchaser such amount as is required to indemnify and hold harmless the Purchaser and each member of each Target Group against and in respect of any loss or liability which exists or is suffered or incurred by the Purchaser or any such member of such Target Group as a result of or in connection with the KPN Litigation and any related counter-claim or (where made at the request of Vodafone) any other related claim.

13.3                        The parties agree that Vodafone shall be entitled to the benefit of any payment or damages made or awarded to the Purchaser or any member of any Target Group pursuant to any judgment, award or settlement of the KPN Litigation, less any amounts payable pursuant to clause 13.2 and less any Tax payable as a consequence of or by reference to any such payment or damages or any distribution or other payment made or received in respect thereof (including any Tax chargeable thereon and any deductions or withholdings for or on account of Tax, whether payable by the Purchaser or any member of the Liberty Global Target Group or the Vodafone Target Group, and including any Tax that would have been so payable but for the availability of a Relief). Subject to Completion having occurred, the Purchaser shall ensure that any such amount is promptly paid to Vodafone in the form of a distribution from the Purchaser’s share capital or profit reserves (or in such other form as the parties may agree in writing). The parties agree, in respect of distributions to Vodafone pursuant to this clause 13.3, that such distributions shall be made on one or more of the shares in the capital of the Purchaser held by Vodafone and not on any of the shares in the capital of the Purchaser held by Liberty Global, and Liberty Global hereby consents to such distributions being made to Vodafone on such terms.

14.                               Intrum Justitia Litigation

14.1                        The Purchaser shall act solely in accordance with the instructions of Vodafone (or a member of its Retained Group) with respect to the conduct of the Intrum Justitia Litigation and instruct such solicitors or other professional advisors as Vodafone may reasonably nominate to act solely in accordance with Vodafone’s instructions and on terms that Vodafone is responsible for (and shall directly settle) all costs and expenses incurred by any such solicitors or professional advisers in respect of such instructions.

14.2                        Vodafone undertakes promptly to reimburse the Purchaser for the time and reasonable costs of employees or officers of the Purchaser’s Group incurred in connection with its obligations under sub-clause 14.1.

14.3                        Subject to Completion having occurred, if the Purchaser or any member of the Purchaser’s Group receives any Intrum Justitia Benefit, such recipient shall procure that an amount in cash is promptly paid to Vodafone equal to: (i) 50 per cent. of such Intrum Justitia Benefit less (ii) 50% of any Tax payable as a consequence of or by reference to any such Intrum Justitia Benefit and less (iii) 100 per cent. of any Tax payable as a consequence of or by reference to any distribution or other payment made or received in respect thereof (including any Tax chargeable thereon and any deductions or withholdings for or on account of Tax), to the extent that the aggregate amount of the Intrum Justitia Benefits received by the Purchaser or such member of the Purchaser’s Group is less than or equal to the aggregate amount of the Intrum Justitia Provisions. Such payments shall take the form of a distribution from the Purchaser’s share capital or profit reserves (or in such other form as the parties may agree in writing). The parties agree, in respect of distributions to Vodafone pursuant to this sub-clause 14.3, that such distributions shall be made on one or more of the shares in the capital of the Purchaser held by Vodafone and not on any of the shares in the capital of the Purchaser held by Liberty Global, and Liberty Global hereby consents to such distributions being made to Vodafone on such terms.

15.                               Intellectual Property and Business Information

Wrong pockets

15.1                        If, after Completion, a member of the Purchaser’s Group owns any Intellectual Property or rights in Business Information which, in the 12 months prior to Completion, related to the business of:

(A)                               Vodafone’s Retained Group (including, for the avoidance of doubt, any rights in the Brand but excluding any Vodafone JV Patents), the Purchaser shall procure that such Intellectual Property and/or rights in Business Information are transferred to Vodafone or a company nominated by Vodafone for nominal consideration as soon as practicable after becoming aware of the ownership of such rights; or

(A)                               Liberty Global’s Retained Group (excluding any Liberty Global JV Patents), the Purchaser shall procure that such Intellectual Property and/or rights in Business Information are transferred to Liberty Global or a company nominated by Liberty Global for nominal consideration as soon as practicable after becoming aware of the ownership of such rights..

15.2                        If, after Completion, Vodafone (or a member of Vodafone’s Retained Group) owns any Intellectual Property (excluding any rights in the Brand) and/or rights in Business Information, which, in the 12 months prior to Completion, were used exclusively in the business of the Vodafone Target Group, Vodafone shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Purchaser or a company nominated by the Purchaser for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

15.3                        If, after Completion, Liberty Global (or a member of Liberty Global’s Retained Group) owns any Intellectual Property and/or rights in Business Information, which, in the 12 months prior to Completion, were used exclusively in the business of the Liberty Global Target Group, Liberty Global shall procure that such Intellectual Property and/or rights in Business Information are transferred to the Purchaser or a company nominated by the Purchaser for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

Licence of shared Intellectual Property

15.4                        Vodafone grants, and shall procure the grant by each relevant member of Vodafone’s Retained Group, (in each case with effect from Completion) to the Purchaser a non-exclusive, perpetual, royalty-free licence (with the right to sub-license within the Purchaser’s Group) of all Intellectual Property and rights in Business Information (in each case excluding: (i) patents; (ii) rights in the Brand (including any Intellectual Property licensed under the Brand Licence); and (iii) any Intellectual Property licensed or made available under the Framework Agreement), for use within the Netherlands only and capable of assignment within the Purchaser’s Group only, in each case owned by Vodafone or a member of Vodafone’s Retained Group and used by the Vodafone Target Group in the 12 months prior to Completion.

15.5                        Liberty Global grants, and shall procure the grant by each relevant member of Liberty Global’s Retained Group, (in each case with effect from Completion) to the Purchaser a non-exclusive, perpetual, royalty-free licence (with the right to sub-license within the Purchaser’s Group) of all Intellectual Property and rights in Business Information (in each case excluding: (i) patents; and (ii) any Intellectual Property licensed or made available under the Framework Agreement), for use within the Netherlands only and capable of assignment within the Purchaser’s Group only, in each case owned by Liberty Global or a member of Liberty Global’s Retained Group and used by the Liberty Global Target Group in the 12 months prior to Completion.

Covenants not to sue

15.6                        The Purchaser covenants that:

(A)                               in respect of a Vodafone JV Patent, for the duration of the Vodafone Relief Period it shall not, and shall procure that each member of the Purchaser’s Group shall not, enforce or prosecute that Vodafone JV Patent against any member of Vodafone’s Retained Group with respect to the activities of Vodafone or the relevant member of Vodafone’s Retained Group; and

(B)                               in respect of a Liberty Global JV Patent, for the duration of the Liberty Global Relief Period it shall not, and shall procure that each member of the Purchaser’s Group shall not, enforce or prosecute that Liberty Global JV Patent against any member of Liberty Global’s Retained Group with respect to the activities of Liberty Global or the relevant member of Liberty Global’s Retained Group.

15.7                        Vodafone covenants that, in respect of a Vodafone Patent, for the duration of the Vodafone Relief Period, it shall not, and shall procure that each member of Vodafone’s Retained Group shall not, enforce or prosecute that Vodafone Patent against any member of the Purchaser’s Group, in each case with respect to the activities of the Purchaser or relevant member of the Purchaser’s Group in the Netherlands.

15.8                        Liberty Global covenants that, in respect of a Liberty Global Patent, for the duration of the Liberty Global Relief Period, it shall not, and shall procure that each member of Liberty Global Retained Group shall not, enforce or prosecute that Liberty Global Patent against any member of the Purchaser’s Group, in each case with respect to the activities of the Purchaser or relevant member of the Purchaser’s Group in the Netherlands.

Licence of patents on exit

15.9                        With effect from the earlier of (i) the date of any IPO Notice, or (ii) the date of an Exit Notice issued by Vodafone (or relevant member of Vodafone’s Retained Group):

(A)                               Vodafone shall, in respect of any Vodafone JV Patent (excluding Standard Essential Patents, if any) the scope of which encompass any of the activities of Vodafone or any member of Vodafone’s Retained Group carried on as at the Vodafone Exit Date (the “Vodafone Exit Activities”), be entitled to request that the Purchaser grant (or procure that that relevant member of the Purchaser’s Group grant) a licence of such Vodafone JV Patents to Vodafone in respect of the Vodafone Exit Activities; and

(B)                               the Purchaser shall, in respect of any Vodafone Patents (excluding Standard Essential Patents, if any) the scope of which encompass any of the activities of the Purchaser or relevant member of the Purchaser’s Group carried on in the Territory as at the Vodafone Exit Date (the “VF Purchaser Exit Activities”), be entitled to request that Vodafone grant (or procure that that relevant member of Vodafone’s Retained Group grant) a licence of such Vodafone Patents to the Purchaser in respect of the VF Purchaser Exit Activities.

If Vodafone and/or the Purchaser (as applicable) request a licence in accordance with clause 15.9(A) or (B) (as applicable) (the “Requesting Party”), then, with effect from the Vodafone Exit Date, the other shall grant, and shall procure the grant by each member of Vodafone’s Retained Group or the Purchaser Group (as applicable), to the Requesting Party, a non-exclusive, perpetual, royalty-free licence (with the right to sub-license within Vodafone’s Retained Group or the Purchaser’s Group, as applicable)) of such Vodafone JV Patents in respect of the Vodafone Exit Activities or such Vodafone Patents in respect of the VF Purchaser Exit Activities (as applicable). Each such licence shall be documented in the form, and contain such other terms, as Vodafone and the Purchaser may agree (if any), each acting reasonably and in good faith.

15.10                 With effect from the earlier of (i) the date of any IPO Notice, or (ii) the date of an Exit Notice issued by Liberty Global (or relevant member of Liberty Global’s Retained Group):

(A)                               Liberty Global shall, in respect of any Liberty Global JV Patents (excluding Standard Essential Patents, if any) the scope of which encompass any of the activities of Liberty Global or any member of Liberty Global’s Retained Group carried on as at the Liberty Global Exit Date (the “Liberty Global Exit

Activities”), be entitled to request that the Purchaser grant (or procure that that relevant member of the Purchaser’s Group grant) a licence of such Liberty Global JV Patents to Liberty Global in respect of the Liberty Global Exit Activities; and

(B)                               the Purchaser shall, in respect of any Liberty Global Patents (excluding Standard Essential Patents, if any) the scope of which encompass any of the activities of the Purchaser or relevant member of the Purchaser’s Group carried on in the Territory as at the Liberty Global Exit Date (the “LG Purchaser Exit Activities”), be entitled to request that Liberty Global grant (or procure that that relevant member of Liberty Global’s Retained Group grant) a licence of such Liberty Global Patents to the Purchaser in respect of the LG Purchaser Exit Activities.

If Liberty Global and/or the Purchaser (as applicable) request a licence in accordance with clause 15.10(A) or (B) (as applicable) (the “Requesting Party”), then, with effect from the Liberty Global Exit Date, the other shall grant (and shall procure the grant by each member of Liberty Global’s Retained Group or the Purchaser Group (as applicable)), to the Requesting Party a non-exclusive, perpetual, royalty-free licence (with the right to sub-license within Liberty Global’s Retained Group or the Purchaser’s Group, as applicable) of such Liberty Global JV Patents in respect of the Liberty Global Exit Activities or such Liberty Global Patents in respect of the LG Purchaser Exit Activities (as applicable). Each such licence shall be documented in the form, and contain such other terms, as Liberty Global and the Purchaser may agree (if any), each acting reasonably and in good faith.

16.                               Tax

16.1                        All sums payable by any Guarantor, Vodafone or Liberty Global (as the case may be) to the Purchaser:

(A)                               under any indemnity or covenant or undertaking to pay within this Agreement (other than, for the avoidance of doubt, the payment of the Initial Vodafone Equalisation Consideration and the Final Vodafone Equalisation Consideration in accordance with clauses 3 and 29.8);

(B)                               by way of damages for breach of any Warranty; or

(C)                               otherwise pursuant to clause 18 (Seller Guarantees),

shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as may be required by law and, if any such deduction or withholding is required, the party required to make that withholding or deduction shall provide such evidence satisfactory to the Purchaser, acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant Tax Authority.

16.2                        If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 16.1 then, except to the extent that the sum constitutes interest, the party making the payment shall be obliged to pay to the Purchaser such additional amount as will, after such deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

16.3                        If any of the sums payable as mentioned in sub-clause 16.1is required by law to be brought into charge to Tax within The Netherlands in the hands of the Purchaser, then, except to the extent that the sum constitutes interest, the party making the payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or which would be chargeable but for the use or set-off of a Purchaser’s Relief or a Purchaser’s Repayment), is equal to the amount that would be payable if the sum payable by the Guarantor, Vodafone or Liberty Global (as the case may be) were not required by law to be brought into charge to Tax within The Netherlands in the hands of the Purchaser.

16.4                        Sub-clause 16.3 shall apply in respect of any amount deducted or withheld as contemplated by sub-clause 16.2 as it applies to sums paid to the Purchaser, save to the extent that in computing the Tax chargeable the Purchaser is able to obtain a credit for the amount deducted or withheld.

16.5                        To the extent that any deduction, withholding, Tax, or use or set-off of a Purchaser’s Relief or Purchaser’s Repayment, in respect of which an additional amount has been paid pursuant to sub-clause 16.2 or 16.3, or the payment of any additional amount pursuant to sub-clause 16.2 or 16.3, results in the Purchaser obtaining and utilising a Relief (other than a Relief within (a) or (c) of the definition of Purchaser’s Relief or within (a) or (c) of the definition of Purchaser’s Repayment) (reasonable endeavours having been used to obtain and utilise such Relief), the Purchaser shall pay to the party who paid the additional amount, within 10 Business Days of utilising such Relief, an amount equal to the lesser of the value of the Relief obtained and the additional amount paid under sub-clause 16.2 or 16.3.

16.6                        The Purchaser agrees that notwithstanding anything to the contrary in the Tax Covenant the Sellers shall not be liable under the Tax Covenant for, and the Purchaser shall not make a claim under the Tax Covenant for, Tax Liabilities or other liabilities, costs or expenses in respect of any of the Shared Cost Items to the extent that such Tax Liability, liability, cost or expense is reflected in the relevant Completion Statement as “Other”; and the Sellers shall procure that no such claim is made. In this paragraph, “Shared Cost Items” means any liability, cost or expense reflected in the relevant Completion Statement as “Other” in accordance with paragraphs 1.12, 1.13, 1.14, 2.1(B) and 3.1(B) of Part B of Schedule 10.

17.                               Sellers’ liability

The obligations of the Sellers under the Share Purchase Documents shall be several and not joint obligations.

18.                               Seller Guarantees

18.1                        In consideration for the Purchaser agreeing to accept the Shares, Liberty Global agreeing to sell and Vodafone agreeing to purchase the JV Co Shares and in consideration for the other parties assuming their respective obligations under this Agreement, each Guarantor hereby unconditionally and irrevocably guarantees to the

Purchaser the due and punctual payment by the relevant Seller of all amounts payable by it under or pursuant to this Agreement and the Tax Covenant and agrees to indemnify and hold harmless the Purchaser against all liabilities, losses, proceedings, claims, damages, costs and expenses that it may suffer or incur as a result of any failure or delay by the relevant Seller to pay any amount when due. The liability of each Guarantor under this Agreement, the Tax Covenant or any other document referred to in it shall not be released or diminished by any variation of the terms of this Agreement or the Tax Covenant (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

18.2                        If and whenever the relevant Seller defaults for any reason whatsoever in the payment of any amount payable under or pursuant to this Agreement or the Tax Covenant, the Guarantor shall forthwith upon demand unconditionally pay (or procure payment of) the amount in regard to which such default has been made in the manner prescribed by this Agreement or the Tax Covenant and so that the same benefits shall be conferred on the Purchaser as would have been received if such payment had been duly and promptly made by the relevant Seller.

18.3                        With respect to each Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the payment obligations of the relevant Seller shall have been performed or satisfied. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchaser may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with this Agreement and the Tax Covenant.

18.4                        As a separate and independent stipulation, each Guarantor agrees that any obligation of the relevant Seller which may not be enforceable against or recoverable from the relevant Seller by reason of any legal limitation, disability or incapacity on or of the relevant Seller or any fact or circumstance (other than any relevant limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

19.                               Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

20.                               Remedies and waivers

20.1                        Except as provided in clause 12 and Schedule 4 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)                               affect that right, power or remedy; or

(B)                               operate as a waiver of it.

20.2                        Except as provided in clause 12 and Schedule 4 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.                               No double recovery

A party shall be entitled to make more than one claim under this Agreement arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Share Purchase Document or otherwise more than once in respect of the same loss, regardless of whether more than one claim arises in respect of it. No amount in respect of loss shall be taken into account, set off or credited to the extent it has already been specifically provided for in a relevant Completion Statement (excluding any amount that is included as “Other” in the Completion Statement) or otherwise specifically provided for under this Agreement or any relevant Share Purchase Document, with the intent that there will be no double recovery under this Agreement or any Share Purchase Document or otherwise.

22.                               Assignment

22.1                        Except as provided in clause 22.2, no party shall assign, or purport to assign or grant any interest in, or declare any trust over, all or any part of the benefit of, or its rights or benefits under, the Share Purchase Documents (together with any causes of action arising in connection with any of them) without the prior written consent of the other parties.

22.2                        On notice to the other parties, the benefit of this Agreement may be assigned and the obligations under this Agreement novated by the relevant Seller to any member of the Seller’s Group which is the legal and beneficial owner from time to time of any or all of the shares in the Purchaser, provided that the relevant assignee shall assign the benefit of this Agreement and novate its obligations under this Agreement, in a manner and to a transferee permitted by this Agreement, before it ceases to be in the Retained Group of the relevant Seller or to be a legal or beneficial owner of shares in the Purchaser.

23.                               Further assurance

Insofar as it is able to do so after Completion, each Seller shall, on being required to do so by the Purchaser or by the other Seller, do all acts and/or execute all documents as (i) the Purchaser or such other Seller may reasonably consider necessary for transferring the Shares to the Purchaser or giving effect to the transactions set out in the Share Purchase Documents, or (ii) in the case of Liberty Global, Vodafone may reasonably consider necessary for transferring the JV Co Shares to Vodafone, in each case, in accordance with the terms of this Agreement.

24.                               Entire agreement

24.1                        The Share Purchase Documents constitute the whole and only agreement between the parties relating to the contribution and/or transfer of the Shares and the sale of the JV Co Shares.

24.2                        Except in the case of fraud, each party acknowledges that in entering into the Share Purchase Documents it is not relying upon any Pre-contractual Statement which is not repeated in any Share Purchase Document.

24.3                        Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in any Share Purchase Document.

24.4                        For the purposes of this clause, “Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to this Agreement becoming legally binding.

24.5                        This Agreement may only be varied in writing signed by each of the parties.

25.                               Notices

25.1                        A notice under this Agreement shall only be effective if it is in writing and in English. Notice by email shall be effective, provided that such notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant email and not the physical hard copy).

25.2                        Notices under this Agreement shall be sent to a party at its addresses for the attention of the individuals set out below:

Party and titles of individuals	Address	E-mail addresses

Vodafone International Holdings B.V	Rivium Quadrant 173, 15th floor, 2909 LC Capelle aan den IJssel, The Netherlands	martin.buckers@vodafone.com

For the attention of:	With a copy to:	With a copy to:
Martin Buckers,
Head of Corporate Finance NL	General Counsel & Company Secretary	groupcosec@vodafone.com
.	Vodafone Group Plc
Vodafone House
The Connection
Newbury
Berkshire RG14 2FN

Liberty Global Europe Holding B.V.	Boeing Avenue 53, 1119 Schiphol-Rijk, 1070 BT Amsterdam, The Netherlands	gking@libertyglobal.com

For the attention of:	With a copy to:	With a copy to:
Graham King, The Legal Department
	Deputy General Counsel (Jeremy Evans), Liberty Global Europe Ltd, Griffin House, 161 Hammersmith Road, London W6 8BS	jevans@libertyglobal.com

Lynx Global Europe II B.V.	Boeing Avenue 53, 1119 Schiphol-Rijk, 1070 BT Amsterdam, The Netherlands	gking@libertyglobal.com

For the attention of:	With a copy to:	With a copy to:
Graham King, The Legal Department
	Deputy General Counsel (Jeremy Evans), Liberty Global Europe Ltd, Griffin House, 161 Hammersmith Road, London W6 8BS	jevans@libertyglobal.com

Vodafone Group Plc	Vodafone House	groupcosec@vodafone.com
The Connection

For the attention of:	Newbury
Company Secretary	Berkshire RG14 2FN
Liberty Global plc	Griffin House, 161	jevans@libertyglobal.com
Hammersmith Road, London
W6 8BS

For the attention of: Deputy General Counsel (Jeremy Evans)	With a copy to: Chief Development Officer (Andrea Salvato), Liberty Global Europe Ltd, Griffin House, 161 Hammersmith Road, London W6 8BS	With a copy to: asalvato@libertyglobal.com

Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause.

25.3                        Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given to all individuals set out against the name of the relevant party in sub-clause 25.2 above, as follows:

(A)                               if delivered personally, on delivery;

(B)                               if sent by first class inland post, two clear Business Days after the date of posting; and

(C)                               if set by airmail, six clear Business Days after the date of posting; and

(D)                               if sent by e-mail, when sent.

25.4                        Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

25.5                        Each party shall notify the other parties in writing of any change to its details in sub-clause 25.2 above from time to time.

26.                               Announcements

26.1                        Subject to sub-clauses 26.2 to 26.3 (inclusive), no announcement concerning the contribution and/or transfer of the Shares, the sale of the JV Co Shares or any ancillary matter shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

26.2                        A party may, whenever practicable after consultation with the other parties, make an announcement concerning the sale of the Shares, the sale of the JV Co Shares or any ancillary matter:

(A)                               to the extent that any such announcement is consistent with the contents of the Transaction Announcement and provides no further material information beyond what is in those announcements; or

(B)                               if required by:

(i)                                     law; or

(ii)                                  any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) any Tax Authority, the Financial Conduct Authority, the Prudential Regulation Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement has the force of law, and, in the case of (B) above, the party concerned shall take steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other party before making the announcement.

26.3                        The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time, unless Completion shall occur, in which case they shall terminate upon Completion.

27.                               Confidentiality

27.1                        Each party shall treat as confidential all information obtained as a result of negotiating, entering into or performing this Agreement which relates to:

(A)                               the provisions of this Agreement;

(B)                               the negotiations relating to this Agreement; or

(C)                               the other parties,

and the Purchaser shall also treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to either Retained Group.

27.2                        Notwithstanding the other provisions of this clause, a party may disclose any such confidential information:

(A)                               to the extent required by law or for the purpose of any judicial proceedings or pursuant to a horizontal monitoring agreement entered into between the relevant Tax authority in The Netherlands and the Purchaser or either Seller, any member of the respective Seller’s Retained Group, the Relevant Parent Company or any member of a Target Group;

(B)                               to a Tax Authority in connection with the Tax affairs of the Purchaser or either Seller, any member of the respective Seller’s Retained Group, the Relevant Parent Company or any member of a Target Group;

(C)                               to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or subsists, wherever situated, including (amongst other bodies) any Tax Authority, the Financial Conduct Authority, the Prudential Regulation Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement for information has the force of law;

(D)                               to the extent required for the purpose of any arbitration pursuant to clause 34 (Jurisdiction);

(E)                                to its professional advisers, auditors, financial advisers and bankers provided they have a duty to keep such information confidential;

(F)                                 to the extent the information has come into the public domain through no fault of that party; or

(G)                               to the extent the disclosure of such confidential information is expressly consented to in writing by each of the other parties prior to such disclosure being made (or, if the information relates only to one party or its group, which is expressly consented to in writing by such party).

27.3                        The restrictions contained in this clause shall continue to apply after the termination of this Agreement without limit in time, unless Completion shall occur, in which case they shall terminate upon Completion.

28.                               Costs and expenses

Except as otherwise stated in the Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the contribution and/or transfer of the Shares, the sale of the JV Co Shares and the preparation, execution and carrying into effect of the Share Purchase Documents. The costs of the Notary incurred as a result of any matter provided in this Agreement shall be borne by the Purchaser.

29.                               Payments

29.1                        Any payment to be made pursuant to this Agreement to Vodafone (or any member of the Vodafone Retained Group) shall be made to the Vodafone Bank Account. Vodafone agrees to pay each member of its Retained Group that part of each payment to which it is entitled.

29.2                        Any payment to be made pursuant to this Agreement to Liberty Global (or any member of the Liberty Global Retained Group) shall be made to the Liberty Global Bank Account. Liberty Global agrees to pay each member of its Retained Group that part of each payment to which it is entitled.

29.3                        Any payment to be made pursuant to this Agreement to the Purchaser (or any member of any Target Group) shall be made to the Purchaser Bank Account. The Purchaser agrees to pay each member of any Target Group that part of each payment to which it is entitled.

29.4                        Payments made under sub-clauses 29.1 to 29.3 (inclusive) shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

29.5                        If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

29.6                        Where it is agreed or determined that an amount is payable by either Seller to the Purchaser pursuant to any covenant to pay in this Agreement, or as damages in respect of a breach of this Agreement, the Seller which is liable to make the payment under or in respect of this Agreement shall make that payment in cash to the Purchaser in accordance with clause 29.7, unless both Sellers and the Purchaser have agreed an alternative arrangement for satisfying that obligation to pay the amount so claimed in an efficient manner (including with regard to Tax) that does not prejudice the interests of the Purchaser (which may involve, by way of example only, a subscription for deferred shares in the Purchaser or making an additional contribution to the Purchaser in respect of existing shares in the Purchaser).

29.7                        Any payment made by a Seller to the Purchaser or by the Purchaser to a Seller under this Agreement or the Tax Covenant shall (so far as possible) be treated as a share premium contribution or a distribution from the Purchaser’s share premium reserves and shall be recorded in the books and records of the Purchaser as a non-stipulated share premium contribution or as a distribution from the Purchaser’s general share premium reserves.

29.8                        Any payment, whether or not by any assignment as referred to in clauses 9.4 to 9.6, to be made by Vodafone to Liberty Global or by Liberty Global to Vodafone, as the case may be, in respect of the Estimated Vodafone Equalisation Consideration, the Estimated Equalisation Consideration Shortfall or the Final Vodafone Equalisation Consideration (or any adjustment thereto pursuant to clause 29.9 or Schedule 10) shall (so far as possible) be treated as a share premium contribution to the Purchaser and as a distribution from the Purchaser’s share premium reserves and shall be recorded in the books and records of the Purchaser, Liberty Global and Vodafone accordingly.

29.9                        If any payment is made by Liberty Global to Vodafone, or by Vodafone to Liberty Global, under or for breach of a warranty, indemnity or covenant to pay in each case pursuant to this Agreement, that payment shall be treated (so far as possible) as taking effect by way of an adjustment of the Vodafone Equalisation Consideration.

30.                               Counterparts

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

31.                               Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)                               the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)                               the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

32.                               Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

33.                               Choice of governing law

This agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement,

whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

34.                               Jurisdiction

34.1                        Subject to sub-clause 34.2, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said “Rules”.

34.2                        Nothing in this clause shall prevent any party, before an arbitration has commenced under this clause or any time thereafter, from applying for conservatory and interim relief measures (an “Injunctive Matter”), including, but not limited to, temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction. The parties hereby agree to opt out of the Emergency Arbitrator Provisions under Article 29 of the ICC Rules; such Emergency Arbitrator Provisions shall not apply to any disputes arising out of, in connection with or relating to this Agreement.

34.3                        The place of arbitration shall be Amsterdam.

34.4                        The language of the arbitration shall be English.

34.5                        The parties agree that in so far as any provision contained in the ICC Rules is incompatible with applicable English or Dutch law, that provision or relevant part of that provision is to be excluded.

34.6                        The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party (A) by law, legal duty or any requirement of a securities exchange or regulatory or governmental body to which that party is subject, (B) to protect or pursue a legal right or (C) to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

35.                               Language

35.1                        Each notice or other communication under or in connection with this Agreement shall be:

(A)                               in English; or

(B)                               if not in English, accompanied by an English translation made by a translator, and certified to be accurate.

35.2                        The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 35.1(B).

Schedule 1

(Conditions to Completion)

1.                                      Competition consents

The European Commission having issued a decision under Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) declaring the Transaction compatible with the common market and/or, if any aspect of the acquisition is referred to a competent authority of a European Union or EFTA State or more than one such competent authorities under Article 9 of the Merger Regulation, confirmation having been received from each such competent authority that the Transaction may proceed.

2.                                      Material Licences

As at the date of satisfaction of the condition set out in paragraph 1 of this Schedule 1, no Relevant Regulatory Authority having issued a decision which results in either revocation of or a change to the terms of any Material Licence, in each case, which would result in a material adverse change.

Schedule 2

(Completion arrangements)

Part A (Sellers’ obligations)

At Completion, each Seller shall:

1.                                      deliver or make available to the Notary the following:

(A)                               any duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Dutch civil law notary, apostilled power of attorney of the Sellers and the Target Companies under which the relevant Deeds of Transfer will be executed before the Notary on behalf of the Sellers and the Target Companies;

(B)                               any copies of the deed(s) pursuant to which each of the Sellers has acquired the shares in the capital of the Target Companies;

(C)                               the original shareholders registers of the Target Companies;

2.                                      deliver or make available the Tax Covenant, the Shareholders Agreement, the Framework Agreement (or, if the Framework Agreement has not been entered into by Completion, the Framework Agreement Term Sheet), the Brand Licence Agreement and the Intellectual Property Assignment Agreement to the other parties to each such agreement in the agreed form duly executed by that Seller;

3.                                      instruct the Notary to have the relevant Deeds of Transfer executed on behalf of the Sellers and the Target Companies;

4.                                      procure the present directors and secretary (if any) of that Seller’s Target Company (other than any director or secretary who the Sellers may agree in writing should continue in office) to resign their offices as such;

5.                                      if agreed by the Sellers in writing, procure the present auditors of that Seller’s Target Company resign their office as such, such resignation to take effect as at Completion;

6.                                      execute a shareholder resolution of that Seller’s Target Company pursuant to which each of the persons who, as the Sellers may agree in writing, shall be appointed directors and/or secretary, such appointments to take effect immediately after Completion;

7.                                      procure that the financial year end of each member of the relevant Target Group is amended (if necessary) to 31 December; and

8.                                      carry out all of the steps required of it at Completion pursuant to this Agreement.

9.                                      At Completion, Liberty Global shall:

(A)                               execute a shareholder resolution pursuant to which the articles of association of the Purchaser will be amended to adopt the Articles of Association; and

(B)                               deliver or make available to the Notary (a copy of) a written resolution of the shareholder of the Purchaser, whereby it shall be resolved to approve the contribution in kind and/or transfer of the Shares.

10.                               At Completion, Vodafone shall procure the novation by the Vodafone Target Company of all of its rights and obligations under the Vodafone Inter-Company Loan Agreement to the Liberty Global Target Company (or such other member of the Liberty Global Target Group as the parties shall agree in writing).

Part B (Purchaser’s obligations)

1.                                      At Completion, the Purchaser shall, and Liberty Global shall procure that the Purchaser shall:

(A)                               deliver or make available to each of the Sellers, duly executed by the Purchaser, a counterpart of the Shareholders Agreement, the Tax Covenant and any other Ancillary Document to which it is party;

(B)                               deliver to the Notary:

(i)                                     a duly executed, authorised, notarised and - insofar notarisation is performed by a non-Dutch civil law notary - apostilled power of attorney of the Purchaser under which the Deeds and Transfer will be executed before the Notary on behalf of the Purchaser;

(ii)                                  the original shareholders register of the Purchaser;

(C)                               instruct the Notary to have (i) the relevant Deeds of Transfer executed on behalf of the Purchaser, and to update its share register and have such update registered with the Dutch trade register, and (ii) to execute a notarial deed of amendment to amend the articles of association of the Purchaser to adopt the Articles of Association;

(D)                               deliver to each Seller a copy of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of this Agreement and each of the Ancillary Documents to which it is a party and the performance of its obligations under this Agreement and the Ancillary Documents;

(E)                                deliver to each Seller a copy of a written resolution of the shareholder of the Purchaser in the agreed form granting the directors of the Purchaser authority to effect each of the other steps required to be undertaken by the Purchaser pursuant to this Agreement;

(F)                                 procure that a shareholder resolution of the Purchaser is passed pursuant to which (i) each of the persons nominated by the Sellers shall be appointed directors of the Purchaser such appointments to take effect immediately after Completion and (ii) the articles of association of the Purchaser will be amended to adopt the Articles of Association; and

(G)                               carry out all of the steps required of it at Completion pursuant to this Agreement.

Part C (General)

1.                                      All documents and items delivered at Completion pursuant to this Schedule 2 (Completion arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place.

2.                                      Simultaneously with delivery of all documents and all items required to be delivered at Completion (or waiver of the delivery of it by the person entitled to receive the relevant document or item), the documents and items delivered in accordance with this Schedule 2 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Part D (Execution of Deeds of Transfer)

Upon receipt by the Notary of a copy of this Agreement, executed by all parties hereto, the documents and instructions described in Part A under 1 and 3 and the documents and instruction described in Part B under 1 (B) and (C), the Notary shall (and the Sellers shall instruct that the Notary shall) (i) procure the execution of the Deed of Transfer in respect of the JV Co Shares, pursuant to which the transfer of the JV Co Shares shall become effective; (ii) procure the registration of the transfer of the JV Co Shares to Vodafone in the shareholder register of the Purchaser; (iii) procure the execution of the Deed of Amendment of the Articles of Association; (iv) procure the execution of the Deeds of Transfer in respect of the Shares, pursuant to which the transfer of the Shares shall become effective; (v) procure the registration of the transfer of the Shares to the Purchaser in the shareholders register of the Target Companies; (vi) register the new sole shareholder of the Target Companies with the Dutch trade register; and (vii) de-register the sole shareholder of the Purchaser with the Dutch trade register, all in accordance with the sequence of events set out in sub-clause 2.1.

Part E (Guarantors’ obligations)

At Completion, each Guarantor shall deliver or make available each of the Ancillary Documents to which it is a party to the other parties to each relevant Ancillary Document in the agreed form duly executed by that Guarantor.

Schedule 3

(Warranties)

Part A – Warranties applicable to each Seller

1.                                      Ownership of the Shares

1.1                               The Seller has full legal and beneficial right and title to:

(A)                               in the case of Vodafone, the Vodafone Target Company Shares; and

(B)                               in the case of Liberty Global, the Liberty Global Target Company Shares.

1.2                               The Shares comprise the entire issued share capital of the Target Company.

1.3                               There is no option, warrant, convertible or similar right, right to acquire or subscribe for, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them or any shares of any member of the Target Group and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

2.                                      Capacity of the Seller

2.1                               The Seller has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.

2.2                               The Seller has the requisite power and authority to enter into and perform its obligations under the Share Purchase Documents to which it is a party.

2.3                               The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Share Purchase Documents will, when executed and delivered, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

2.4                               The execution and delivery of, and the performance by the Seller of its obligations under, the Share Purchase Documents will not:

(A)                               result in a breach of any provision of the articles of association of the Seller;

(B)                               result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound where such breach is material to their ability to perform their obligations under such documents;

(C)                               result in a breach of any applicable law or regulation by which the Seller is bound;

(D)                               result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound where such breach is material to their ability to perform their obligations under such documents; or

(E)                                require the consent of its shareholders.

2.5                               No proposal has been made or resolution adopted for the dissolution or liquidation of the Seller and, so far as the Seller is aware, no circumstances exist which may result in the dissolution or liquidation of the Seller, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing), or a similar arrangement under the laws of any applicable jurisdiction, of the Seller.

3.                                      Target Group structure and corporate matters

3.1                               The Shares have been validly issued and are fully paid up.

3.2                               There is no agreement or commitment outstanding which calls for the issue of, or accords to any person the right to call for the issue of, any shares (including the Shares) or any debentures in or securities of any member of the Target Group.

3.3                               Part B of Attachment 1 (Basic Information about the Subsidiaries) lists all the Subsidiaries of the Target Company and no member of the Target Group has any interest in any other body corporate or undertaking which is not a member of the Target Group and so listed.

3.4                               The information given in Part A of Attachment 1 (Basic information about the Target Companies) and Part B of Attachment 1 (Basic information about the Subsidiaries) is true and accurate in all material respects.

3.5                               The shares listed in Part B of Attachment 1 (Basic Information about the Subsidiaries) in respect of each Subsidiary constitute the whole of the issued and allotted share capital of the relevant Subsidiary, are fully paid (or properly credited as fully paid), have been properly and validly allotted, and are legally and beneficially owned by the Target Company or another wholly owned member of the Target Group.

3.6                               No shares in the capital of any member of the Target Group have been issued and no transfer of shares in the capital of any member of the Target Group has been registered otherwise than in accordance with the articles of association of the relevant member of the Target Group from time to time in force.

3.7                               No decision has been taken by the management or supervisory board of any member of the Target Group which might reasonably be expected materially to hinder or have a material impact on the transactions contemplated in the Share Documents.

3.8                               Each member of the Target Group is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or partnership powers and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, and as contemplated to be owned upon Completion.

3.9                               The copies of the articles of association or other like documents of each member of the Target Group filed with the Dutch trade register are complete and accurate in all material respects and, to the extent required by law, fully set out the rights and restrictions attaching to each class of share capital of the member of the Target Group to which they relate.

3.10                        So far as the Seller is aware, the statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Target Group have been properly kept and contain a record which is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.11                        No proposal has been made or resolution adopted for the dissolution or liquidation of any member of the Target Group and, so far as the Seller is aware, no circumstances exist which may result in the dissolution or liquidation of any member of the Target Group, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing)

3.12                        The Target Company has fully complied with all obligations set forth in 2:262 - 2:271 and 2:274 of the Dutch Civil Code (mitigated large company regime or gemitigeerde structuur regime).

3.13                        There is no guarantee, indemnity or other contingent obligation given or undertaken by any member of any Target Group in relation to or arising out of any obligations or liabilities of any member of that Seller’s Retained Group, including in respect of operational matters including equipment, procurement, network rollout and tenders for projects.

4.                                      Accounts and Management Accounts

4.1                               The Accounts:

(A)                               with respect to Vodafone, were prepared in accordance with IFRS as adopted by the European Union and comply with the financial reporting requirements included in Part 9, Book 2 of the Dutch Civil Code at the time they were audited; and

(B)                               with respect to Liberty Global, were prepared in accordance with US GAAP; and

(C)                               with respect to the Vodafone Target Group show a true and fair view of, and with respect to the Liberty Global Target Group present fairly in all material respects, the financial position of members of the Target Group to which the relevant accounts relate at the Accounts Date and of the profits or losses and cash flow of members of the Target Group to which they relate for the accounting period ended on that date.

4.2                               No member of the Target Group has failed to fulfil its obligations to timely publish its annual accounts for, with respect to the Liberty Global Target Group, the financial years 2012, 2013 and 2014 or, with respect to the Vodafone Target Group, the financial years 2013, 2014, and 2015.

4.3                               The Management Accounts of each Target Group were properly prepared using accounting policies consistent with those adopted in the preparation of the Accounts of the relevant Target Group and are not misleading in any material respect (where “material” means any facts, matters, circumstances, issues or events which have or the absence of which would have an aggregate cost, benefit or value to the relevant

Target Group of not less than €5,000,000 (in the case of Vodafone) or €10,000,000 in the case of Liberty Global).

4.4                               The Data Room contains details of all material guarantees provided to any third party by each of the Liberty Global Reorganisation Companies and ZUM B.V. with respect to the obligations of any person other than members of the Liberty Global Target Group.

4.5                               ZUMB B.V. does not have and is not subject to in any way, and whether, in each case, contingent or otherwise, any liabilities in excess of €100,000 (including in relation to Tax).

5.                                      Events since the Accounts Date

Since the Accounts Date:

(A)                               There has been no material adverse change in the financial position of the Target Group as a whole;

(B)                               the business of the Target Group as a whole has been carried on, in all material respects, in the normal course consistent with past practice;

(C)                               no resolution in general meeting or written resolution of the shareholders of any member of the Target Group has been passed;

(D)                               no change in the accounting reference period of any member of the Target Group has been made;

(E)                                no Target Company has issued or agreed to issue any share or loan capital; and

(F)                                 no dividend or other distribution of profits or assets has been declared or made by any member of the Target Group.

6.                                      Inter-Company Loan Receivables

There are no Inter-Company Loan Receivables outstanding in respect of any member of the Target Group.

7.                                      Contracts and commitments

7.1                               No member of the Target Group is a party to:

(A)                               any agency, distributorship or management agreement other than any such agreements entered into in the ordinary course of business or any such agreements calling for payments by any party thereto in excess of €500,000.

(B)                               any contract or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;

(C)                               any joint venture agreement or arrangement or any agreement or arrangement under which it participates with any other person in any business;

(D)                               any contract or arrangement which relates to matters not within the ordinary business of that member or is not entirely on arms’ length terms;

(E)                                any Material Contract, except any Material Contract contained in the relevant Data Room in accordance with paragraph 7.2 below.;

(F)                                 any Material Contract which can be terminated in the event of any change in the underlying ownership or control of that member; or

(G)                               any telecom network or equipment supply contract that is material in the context of the Target Group as a whole other than any contract relating to customer premises equipment, handsets and any other devices used or required at customer premises.

7.2                               A copy of each Material Contract is contained in the relevant Data Room.

7.3                               The Seller is not aware of any breach of any Material Contract which would have a material adverse effect on the Target Group as a whole.

7.4                               So far as the Seller is aware:

(A)                               all of the Material Contracts to which a member of the Target Group is party are in full force and effect and the terms thereof have been complied with in all material respects by the relevant member of the Target Group; and

(B)                               there are no grounds for rescission, avoidance or repudiation of any of the Material Contracts to which a member of the Target Group is party and no written notice of termination or of intention to terminate has been given or received in respect of any of them during the 12 months prior to the date of the Signing Protocol.

7.5                               There is no material deficiency in the accuracy or completeness of the Target Group’s customer data which, either singly or in the aggregate, would be reasonably likely to materially affect the carrying on of the business of the Target Group.

7.6                               Neither the Seller nor any member of the Target Group have received any complaints from any governmental entity, customer or former customer in the 12 months prior to the date of the Signing Protocol, in each case, which are or would reasonably be likely to be material to the Target Group as a whole.

8.                                      Powers of attorney

No member of the Target Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

9.                                      Insurances

9.1                               The Target Group has in place, or benefits from, insurance which is reasonably prudent and customary in respect of the business operated by the Target Group as a whole. So far as the Seller is aware, all material insurance policies are in full force and effect and are not void or voidable, and no individual or related claims for amounts in excess of €100,000 are outstanding.

9.2                               There are no circumstances which may nullify any insurance policy of any member of the Target Group or which may cause premiums or deductibles to be materially increased.

10.                               Borrowings

10.1                        Details of all Material Financing Facilities outstanding or available to a member of the Target Group are contained in the relevant Data Room.

10.2                        Details of all security granted over any material assets of the Target Group in connection with any Financing Facilities are contained in the relevant Data Room.

10.3                        No member of the Target Group owes any amount exceeding €10,000,000 under any Financing Facilities to any person outside the Retained Group, other than as set out in the relevant Data Room.

10.4                        So far as the Seller is aware, no event which is an event of default under or any material breach of any of the terms of any Material Financing Facilities of the Target Group or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

10.5                        So far as the Seller is aware, no Controlled Company has received any written notice in the 12 months prior to the date of the Signing Protocol to repay any Financing Facility of the Target Group which is repayable on demand in accordance with its terms.

11.                               Insolvency

11.1                        No member of the Target Group has either been (i) declared bankrupt (failliet verklaard) or (ii) granted a temporary or definitive moratorium of payments (surséance van betaling) or (iii) made subject to any insolvency or reorganisation proceedings or (iv) involved in negotiations with any one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has, as far as the Seller is aware, any third party applied for a declaration of bankruptcy or any such similar arrangement for any member of the Target Group under the laws of any applicable jurisdiction.

11.2                        No member of the Target Group is insolvent or has stopped paying or is unable to pay its debts as they fall due.

12.                               Licences

12.1                        All licences (including those relating to telecommunications and radio frequency), consents, permits, authorisations and other permissions and approvals required pursuant to applicable laws and regulations for or in connection with the carrying on of the business being carried on by any member of the Target Group as at the date of the Signing Protocol and the absence of which would have a material adverse effect on the business of the relevant member of the Target Group and ignoring any change of control arising from this Agreement, are in full force and effect and true and accurate copies of the same that are in writing are contained in the relevant Data Room.

12.2                        Each member of the Target Group carries out its business in all material respects in accordance with the terms of the licences, consents and other permissions and approvals described in paragraph 12.1 above, including with respect to the preparation of regulatory accounts where required. So far as the Seller is aware, all sums due from any member of the Target Group under the licences, consents, permissions and approvals described in paragraph 12.1 above have been paid.

12.3                        No written notice has been received by any member of the Target Group during the 24 months prior to the date of the Signing Protocol that any such licence, consent, permission or approval described in paragraph 12.1 above is likely to be terminated, revoked, suspended or modified.

12.4                        So far as the Seller is aware, no member of the Target Group has, in the 24 months prior to the date of the Signing Protocol, committed a material breach of any of the licences, consents, permissions or approvals described in paragraph 12.1 above which is likely to lead to the termination, revocation, suspension or modification of such licence, consent, permission or approval.

12.5                        No written notice has been received in respect of any investigation, inquiry or proceeding initiated by any regulatory or governmental authority specifically and directly with respect to any of the licences, consents, permissions or approvals described in paragraph 12.1 above which is likely to lead to the termination, revocation, suspension or modification of such licence, consent, permission or approval. So far as the Seller is aware, there are no circumstances that are likely to lead to any investigation, inquiry or proceeding initiated by any regulatory or governmental authority specifically and directly with respect to any of the licences, consents, permissions or approvals described in paragraph 12.1.

13.                               Litigation

13.1                        No member of the Target Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which are currently in progress (or, to the knowledge of the Seller, threatened), whether as claimant, defendant or otherwise which is material in the context of the business of the Target Group taken as a whole, with respect to any such matters other than in respect of the collection of debts in the ordinary course of business.

13.2                        So far as the Seller is aware, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Target Group is pending or threatened.

13.3                        No member of the Target Group has received written notice during the 12 months prior to the Signing Protocol of any proposed or pending investigation or inquiry by any regulatory or governmental authority in respect of the business of that member of the Target Group that is likely to be material in the context of that Target Group as a whole.

14.                               Data protection

14.1                        Each member of the Target Group complies in all material respects with all applicable data protection laws, rules and regulations including but not limited to the Personal Data Protection Act (Wet bescherming persoonsgegevens) and the Telecommunications Act (Telecommunicatiewet).

14.2                        So far as the Seller is aware:

(A)                               other than any investigation by the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) that has been concluded, finalised or otherwise terminated prior to the date of the Signing Protocol, no member of the Target Group has received a notice from the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) alleging breach by it of application data protection law and/or a request for any information;

(B)                               no individual has been awarded compensation from any member of the Target Group under applicable data protection law;

(C)                               no order has been made against any member of the Target Group for the rectification, blocking, erasure or destruction of any data under applicable data protection law; and

(D)                               no warrant has been issued under applicable data protection law authorising the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) to enter any of the premises of any member of the Target Group.

15.                               Competition

15.1                        So far as the Seller is aware, no member of the Target Group is or has in the five years before the date of the Signing Protocol a party to or is concerned with any agreement, or is conducting (or has conducted) itself in a manner which:

(A)                               infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)                               infringes anti-trust legislation in The Netherlands; or

(C)                               is unenforceable or void (whether in whole or in part) or renders any other member of the Target Group liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation or any undertakings given or orders made under such legislation in The Netherlands.

15.2                        So far as the Seller is aware, no member of the Target Group has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the Netherlands Authority for Consumers and Markets (or any of its predecessors) or the European Commission under Dutch or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Company.

16.                               Ownership and adequacy of assets

16.1                        So far as the Seller is aware, each of the material assets (other than Property and assets which are subject to an indefeasible right of use) included in the Accounts or acquired by any member of the Target Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Target Group and each of those assets capable of possession is in the possession of the relevant member of the Target Group (save where in the possession of a third party in the normal course of business).

16.2                        Except (in the case of the Liberty Global Target Group) pursuant to the Financing Facilities of Liberty Global and the Liberty Global Target Group, so far as the Seller is aware, no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or material assets of any member of the Target Group (including any investment in any other member of the Target Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

16.3                        The telecommunication, cable and signal distribution networks and systems of the Target Group (the “Network”) which are operated for the purposes of the business of the Target Group and any necessary associated software (owned by or licensed to any member of the Target Group or provider of the Network) substantially perform the functions which they are intended to perform in the manner in which they are presently being conducted.

16.4                        The Network has been materially designed, planned, constructed, implemented, licensed and maintained in accordance with applicable laws and regulations. The Network is in proper operating condition (subject to normal wear and tear) and is fit in all material respects for the purpose for which it is intended.

16.5                        The Network has not suffered any material service degradations or breakdowns during the past 12 months.

16.6                        The Target Group owns, or has all rights necessary to use, the Network. So far as the Seller is aware, (i) there are no disputes or challenges to the title and rights of the Target Group in relation to its ownership or operation of any material part of the Network, and (ii) the Target Group is using the Network components pursuant to a valid ownership or usage title.

16.7                        The Network has been operated in all material respects with the terms of all applicable agreements for the lease of the Network to the Target Group (the “Network Lease Agreements”) and the entry into or performance of the Share Purchase Documents shall not cause a breach or termination of any material Network Lease Agreement.

17.                               Intellectual Property and Information Technology

17.1                        All renewal fees due as at the date of the Signing Protocol in respect of the registered Intellectual Property owned by any member of the Target Group have been paid.

17.2                        So far as the Seller is aware, the Target Group either owns or has a licence to use all material Intellectual Property and material information technology, in each case used to carry on the business conducted by the Target Group in the materially the same manner as currently carried on.

17.3                        No member of the Target Group nor, so far as the Seller is aware, any other party is in material breach of any of the licences or agreements described in paragraph 17.2.

17.4                        So far as the Seller is aware (a) no third party is infringing or making unauthorised use of, or has in the past 12 months infringed or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any member of the Target Group and (b) the activities of the Target Group do not infringe or make unauthorised use of, or have in the past 12 months infringed or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any third party.

17.5                        So far as the Seller is aware, and save in the ordinary course of business or to its employees, no member of the Target Group has disclosed any confidential Business Information to any third party other than under an obligation of confidentiality.

17.6                        So far as the Seller is aware, there has been no material disruption to the commercial activities of or adverse effect on the business of the Target Group (taken as a whole) in the 12 months prior to the date of the Signing Protocol which has been caused only by any failure, breakdown, security breach, malfunction or data loss of, or other unauthorised access to, any Information Technology used by the Target Group.

17.7                        There is no material dispute or proceeding regarding any Information Technology used in the Target Company’s business and, as far as seller is aware, there is no fact, circumstance or matter which is likely to give rise to any such dispute.

17.8                        Each member of the Target Group has adequate disaster recovery plans and security arrangements in place and adequate back-up procedures have been implemented and are complied with. The execution of disaster recovery plans and security arrangements have been adequately tested and the relevant employees and third parties have been adequately informed and, where relevant, trained in the execution thereof.

18.                               Property

18.1                        The Relevant Properties constitute all the office premises and switch sites owned, leased, used or occupied by any member of the Target Group.

18.2                        In relation to each Relevant Property, the Property Owner is legally and beneficially entitled to the Relevant Property and is in physical possession and actual occupation of the whole of the Relevant Property for the purpose of the business of the Target Group.

18.3                        No Relevant Property is subject to (i) any mortgage or charge (legal or equitable, fixed or floating) or agreements for sale, estate contracts, options, rights of pre-emption, first refusal or other encumbrances (except, in the case of Liberty Global, for security granted pursuant to the Financing Facilities of Liberty Global and the Liberty Global Target Group); or (ii) any rights of use which materially hinder the relevant business of the Target Group in the ordinary course, and no member of the Target Group has entered into any agreement to acquire or dispose of any land or premises or any estate or interest therein which has not completed.

18.4                        As far as seller is aware, each Relevant Property has the benefit of such rights and easements as are necessary for the continued use of the Relevant Property for its present purpose.

18.5                        So far as the Seller is aware, none of the Relevant Properties or any part thereof is affected to any material extent by any outstanding notice, dispute or complaint. The current use of each Relevant Property is a lawful use for planning or zoning purposes.

18.6                        So far as the Seller is aware, in relation to each Relevant Property, there is no subsisting material breach and no non-observance of any material terms contained in any relevant lease, in each case on the part of the Property Owner.

19.                               The environment, health and safety

19.1                        So far as the Seller is aware, in the two years prior to the date of the Signing Protocol, all material environmental, health and safety permits have been obtained and have been complied with in all material respects.

19.2                        In the two years prior to the date of the Signing Protocol, no member of the Target Group has received any written notice from any relevant authority under applicable law that such member of the Target Group has any material liability under applicable law relating to environmental, health and safety matters arising or existing as at or prior to the date of the Signing Protocol.

20.                               Employment

20.1                        Copies of the service agreements or contracts of employment (including any side letters and amendments) and copies of any bonus or incentive agreements for each member of the general management team of the Target Group are set out in the relevant Data Room.

20.2                        There are no terms or conditions of employment (whether contractual or not) for any employee of the Target Group which are in any way linked to or dependant on the transaction contemplated by this Agreement.

20.3                        Since the Accounts Date, no material change has been made to the emoluments or other terms of engagement of the employees of the Target Group except for increases in emoluments made in accordance with normal Target Group industry practice.

20.4                        So far as the Seller is aware, there are no material claims existing or threatened in relation to any member of the Target Group by or in respect of any employee or former employee in respect of their employment.

20.5                        Details of any trade union, works council or other body representing the employees of any member of the Target Group are set out the relevant Data Room, together with particulars of any agreement concluded by or in respect of any member of the Target Group for collective bargaining.

20.6                        No member of the Target Group is bound by any collective labour agreement, other than as set out in the relevant Data Room.

20.7                        There have been no material labour disputes between any Target Group Company and any trade union, works council or other representative body in relation to its employees and no industrial action has been taken in the last three years against any member of the Target Group in relation to its employees.

20.8                        There is no redundancy process currently proposed or ongoing which affects any employee of the Target Group and no redundancy process has been undertaken by the Target Group within the last twelve months.

20.9                        So far as the Seller is aware, each member of the Target Group has complied in all material respects with all applicable contracts of employment, policies, benefit or bonus schemes and all applicable laws, codes of conduct, collective agreements, orders, declarations and awards relating to its employees and former employees.

20.10                 Each member of the Target Group has at all times in all material respects complied with the labour laws applicable to it, including but not limited to the Working Conditions Act (Arbeidsomstandighedenwet), the Dutch Works Council Act (Wet op de ondernemingsraden) and the European Works Councils Act (Wet op de Europese ondernemingsraden) and any implementing regulations. There are no agreements with any works council or other representative body of employees or with any of the Employees with respect to their collective representation.

20.11                 No member of the Target Group is bound by any workforce agreement, dismissal procedures agreement, social plan, trade union membership agreement, or any other constitution of or agreement with a trade union or works council or other body representing the employees of any member of the Target Group, including any works council, other than as set out in the relevant Data Room.

20.12                 No Senior Employee or director of a member of the Target Group has given or has been given notice of termination of his employment, no employee rescission proceedings have been started in respect of any such Senior Employee or director, no employment agreement has been rescinded (ontbonden) and no such Senior Employee or director has indicated that he will leave the Target Group within three months after the date of the Signing Protocol.

20.13                 No member of the Target Group has made any loan or advance to any employee or former or prospective employee of any member of the Target Group, which is outstanding.

21.                               Pensions

21.1                        Other than the Pension Schemes, there is no obligation, agreement or arrangement (whether funded or unfunded) which any member of the Target Group contributes to or has contributed to or may become liable to contribute to or has become or may become liable to satisfy under which benefits are payable on retirement (including pension insurance or excess (excedent) insurance) or on death (whether accidental or not) or disability, for or in respect of any present or former employee, director or other officer, or any spouse, child, assign or dependant thereof, of any member of the Target Group or of any predecessor in business of any member of the Target Group.

21.2                        Save for obligations in respect of the Pension Schemes, none of the members of the Target Group has obligations in respect of any actual or proposed pension, pre-pension or early retirement, death or disability arrangements committed to any employee or former employee or group of employees or former employees, or their spouses, children, assigns or dependants, of any of the members of the Target Group, and there are no further obligations for any member of the Target Group arising from any previous pension schemes which applied to any employees or former employees, or their spouses, children, assigns or dependants, of a member of the Target Group (together “Previous Pension Schemes”).

21.3                        Copies of all documents relevant to the Pension Schemes have been fairly disclosed in the relevant Data Room. These documents contain full and accurate particulars of all the benefits provided by and the terms of the relevant Pension Schemes. The Pension Schemes and the Previous Pension Scheme are recognised arrangements for the purposes of the tax regime under which they operate and, so far as the Seller is aware, there is no reason why such recognition might be withdrawn or might cease to apply.

21.4                        All employees and former employees of each member of the Target group have participated or participate (as applicable) in the relevant Pension Scheme or Previous Pension Scheme on terms fully consistent with the documents to the Pension Scheme or Previous Pension Scheme.

21.5                        No member of the Target Group has any liability to make any material payment to any Pension Scheme or Previous Pension Scheme or any material insurance arrangement held in relation to any Pension Scheme or Previous Pension Scheme which is due, but remains unpaid. All contributions and other payments due under each Pension Scheme and Previous Pension Scheme up to Completion have been fully paid or provided for in the accounts of the relevant member of the Target Group.

21.6                        So far as the Seller is aware, each member of the Target Group has, in relation to the Pension Scheme or Previous Pension Scheme, at all times complied in all material respects with the provisions of the Pension Scheme or Previous Pension Scheme documentation and all applicable laws.

21.7                        So far as the Seller is aware, neither any of the Pension Schemes, nor any of the Previous Pension Schemes, nor any member of the Target Group is party to any litigation or similar proceedings which relate to the provision of any benefits under such Pension Scheme or Previous Pension Scheme, nor has any such litigation or similar proceedings been threatened.

21.8                        The employees and former employees of any member of the Target Group have legitimately agreed to any and all material changes to the Pension Schemes and/or Previous Pension Schemes.

22.                               Compliance with Laws and Anti-Bribery

22.1                        So far as the Seller is aware, none of the Seller or any member of the Target Group or the Retained Group is in breach of any applicable law (including in relation to anti-bribery and corruption) where such breach is reasonably likely to be material to the Target Group.

22.2                        So far as the Seller is aware, with respect to its Target Group, none of the Seller or any member of the Target Group or the Retained Group (or any of their officers or employees) has received notice that any such person is or has been alleged to be in violation of (i) any Anti-Bribery Law or (ii) any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State or equivalent measures of the Netherlands, European Union, or the United Nations.

23.                               The Accounts and Tax

23.1                        No member of the Target Group has any outstanding liability for:

(A)                               Tax in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(B)                               purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for or, as appropriate, disclosed in full in the Accounts.

23.2                        The amount of the provision for deferred Tax liabilities in respect of each member of the Target Group contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with US GAAP, IFRS or accounting practices generally accepted in The Netherlands and commonly adopted by companies carrying on businesses similar to those carried on by that member of the Target Group.

23.3                        If all facts and circumstances which are now known to each member of the Target Group or any of the Sellers had been known at the time the Accounts were drawn up, the provision for deferred Tax liabilities that would be contained in the Accounts would be no greater than the provision which is so contained and the provision for deferred Tax assets that would be contained in the Accounts would be no less than the provision which is so contained, provided that this warranty shall not apply to (i) any provision for deferred Tax assets recognised by Zesko B.V., Ziggo N.V. (now known as Ziggo Holding B.V.), LGE Holdco V B.V., LGE Holdco VI B.V. or LGE Holdco VII B.V.in respect of net operating losses; (ii) (to the extent not already covered by (i)) any other provision for deferred Tax assets in respect of net operating losses generated by those entities; or (iii) any valuation allowance relating to either (i) or (ii).

24.                               Tax events since the Accounts Date

Since the Accounts Date:

(A)                               no member of the Target Group has declared, made or paid any distribution of profits or retained earnings;

(B)                               no accounting period of any member of the Target Group has ended, other than Vodafone Systems B.V.as necessary to facilitate the alignment of its balance sheet date with that of Vodafone Libertel B.V.; and

(C)                               neither a member of the Target Group nor the Relevant Parent Company in relation to a member of the Target Group has paid or become liable to pay or acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay any interest or penalty in connection with any Tax or otherwise paid any Tax after its due date for payment or become liable to pay any Tax the due date for payment of which has passed or become prospectively liable to pay any Tax the due date for payment of which will arise in the 30 days after the date of the Signing Protocol.

25.                               Tax Returns, disputes, records and claims, etc.

25.1                        Each member of the Target Group and the Relevant Parent Company has made or caused to be made all proper Tax Returns required to be made where the member of the Target Group or the Relevant Parent Company is responsible for the filing of the relevant Tax Returns, or otherwise has provided all necessary information to the company responsible for the filing of the relevant Tax Returns in a timely manner to enable the Tax Returns to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority.

25.2                        There is no dispute or disagreement outstanding nor is any contemplated at the date of the Signing Protocol with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any member of the Target Group or the Relevant Parent Company in relation to a member of the Target Group or regarding the availability of any relief from Tax to any member of the Target Group or the Relevant Parent Company in relation to a member of the Target Group and there are no circumstances which make it likely that any such dispute or disagreement will commence.

25.3                        One or more members of the Target Group has (i) sufficient records relating to past events, including any elections made, to calculate the taxable profit or loss which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by any member of the Target Group or acquired by any such member since that date but before Completion and (ii) all other records which any member of the Target Group is required by law to keep in relation to Tax.

25.4                        Each member of the Target Group has duly submitted all claims, elections and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

25.5                        The amount of Tax chargeable on any member of the Target Group or the Relevant Parent Company in relation to a member of the Target Group during any accounting period ended on or within five years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement (including advance tax rulings, advance pricing agreements and horizontal monitoring) with any Tax Authority, other than those arrangements details of which are set out in the relevant Data Room.

26.                               Tax Status

26.1                        No member of the Target Group or the Relevant Parent Company in relation to a member of the Target Group benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority (with the exception of the Dutch Fiscal Unity regime as defined in Article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and in Article 11 of the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and the Dutch innovation box of Article 12b of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969)) which could in whole or in part be affected by the signature of this Agreement.

26.2                        All shareholdings held by each member of the Target Group qualify and have always qualified for exempt treatment in respect of dividend income and capital gains for Dutch corporate income tax purposes under the participation exemption regime of Article 13 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

26.3                        No member of the Target Group has any receivable on a related entity (within the meaning of Article 10a of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969)) that has been depreciated below nominal value.

26.4                        Neither in the current financial year nor in the preceding five (5) financial years have the assets of any member of the Target Group been written down other than in accordance with generally accepted accounting principles as applicable for Dutch Tax purposes (goed koopmansgebruik).

27.                               Value added tax

27.1                        Each member of the Target Group and the Relevant Parent Company in relation to a member of the Target Group has complied with any obligations to register for the purpose of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

27.2                        Full, complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of any Tax legislation relating to VAT have been made, given, obtained and kept.

27.3                        Each member of the Target Group performs VAT relevant transactions and therefore qualifies as VAT taxable person.

27.4                        No member of the Target Group has made any non-incidental exempt supplies in its current or preceding VAT periods in the past five years.

27.5                        Complete records are maintained to fully support any claim made by any member of the Target Group for bad debt relief under any Tax legislation relating to VAT in the past five years.

28.                               Deductions and withholdings

Each member of the Target Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

29.                               Residence

29.1                        The country which is given in Part A of Attachment 1 (Basic information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries) as the tax residence of the relevant member of the Target Group is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of that member of the Target Group and no member of the Target Group has paid Tax in the past five years on income profits or gains to any Tax Authority in any other country except that mentioned in Part A of Attachment 1 (Basic information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries).

29.2                        Any payroll tax liabilities arising in connection with any equity-based payments made or accrued by any member of the Target Group have been fully reported in the appropriate payroll tax returns and all mandatory withholdings in respect of such payments or accruals were paid to the relevant Tax Authority before the last date upon which such amounts could be paid without incurring a liability to interest or a charge or penalty in respect of such amounts.

30.                               Fiscal Unity

30.1                        The relevant Data Room contains a copy of every (a) Fiscal Unity decree issued by the relevant Tax Authority confirming that a member of the Target Group has entered into to a Fiscal Unity with the Relevant Parent Company, and (b) Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax reliefs are surrendered or agreed to be surrendered or claimed) in respect of the profits, gains or losses of that member of the Target Group with any company not being another member of the Target Group.

30.2                        Except as provided in the Accounts, no member of the Target Group is, nor will it be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts Date under the arrangements referred to in paragraph 30.1 above.

31.                               Non-arm’s length transactions

So far as the Seller is aware, no member of the Group is a party to any transaction or arrangement which is not in accordance with the arm’s length principle as adopted in Article 9 of the OECD Model Convention.

Part B — Warranties applicable to Vodafone

1.                                      Adequacy of mast assets

The Target Group has the right to use each of the mast sites where the Network is located for the purposes for which it is currently used. In the past two years, no incident has occurred which has materially affected the integrity of the mast sites and their related infrastructure.

2.                                      Network and software

Save as would not have a material adverse effect, the members of the Vodafone Target Group have the right to occupy, use and access such of the Mast Sites as are necessary to operate the business of the Vodafone Target Group and use the Network in all material respects for the purposes for which it is currently used. So far as Vodafone is aware, no circumstances exist which materially compromise such rights to occupy, use and access the Mast Sites as necessary to operate the business of the Vodafone Target Companies (save as would not have a material adverse effect on the operation of the business of the Vodafone Target Group). No written notice has been received by any member of the Vodafone Target Group alleging that it (or any other party) is in breach of any obligations under covenants, conditions and agreements relating to the Mast Sites where the remedying of such breach would have a material adverse effect on the current operation of the business of the Vodafone Target Group. Furthermore, no single agreement pursuant to which the Target Group occupies and uses more than 450 Mast Sites is capable of termination for convenience by the landlord or licensor within 36 months of the date of the Signing Protocol, which would materially compromise the right of the members of the Vodafone Target Group to use the Mast Sites.

3.                                      Dormant companies

There are no companies in the Vodafone Target Group which are dormant for accounting purposes.

Part C — Warranties applicable to Liberty Global

1.                                      Tax Status

No member of the Liberty Global Target Group has material uncertain Tax positions (within the meaning of ASC 740-10).

2.                                      Fiscal Unity

In respect of the Liberty Global Transferred Group, the CIT Fiscal Unity headed by LGE HoldCo VI B.V. neither is, nor has been, part of a wider CIT Fiscal Unity and no request is, or will be, filed to establish a CIT Fiscal Unity with Liberty Global Holding B.V. or any other CIT Fiscal Unity, other than as envisaged and agreed between the parties, and in respect of the Vodafone Transferred Group, the CIT Fiscal Unity headed by Liberty Global Holding B.V. neither is, nor has been, part of a wider CIT Fiscal Unity and no request is, or will be, filed to establish a CIT Fiscal Unity with any other CIT Fiscal Unity. If, at the discretion of Liberty Global, step 2.1 of the Liberty Global pre-Completion Reorganisation will be effectuated and following this step a Fiscal Unity for Dutch corporate income tax purposes will be formed, Newco will not form part of this Fiscal Unity, but this Fiscal Unity will be headed by Liberty Global Target Company and include all of the subsidiaries referred to in step 2.1(C) of the Liberty Global pre-Completion Reorganisation (as well as Ziggo Services New B.V.at any point in time prior to Completion), but excluding any company included in the LGE Holdco VI BV Fiscal Unity at the date of the Signing Protocol. The Fiscal Unity headed by Liberty Global Target Company will, prior to Completion not form part of any larger Fiscal Unity for Dutch corporate income tax purposes.

3.                                      Network and software

Save as would not have a material adverse effect, the members of the Liberty Global Target Group have the right to use the Liberty Global Cable Network in all material respects for the purposes for which it is currently used. So far as Liberty Global is aware, no circumstances exist which materially compromise such rights to use the Liberty Global Cable Network (save as would not have a material adverse effect on the operation of the business of the Liberty Global Target Group). No written notice has been received by any member of the Liberty Global Target Group alleging that it (or any other party) is in breach of any obligations under covenants, conditions and agreements relating to the Liberty Global Cable Network where the remedying of such breach would have a material adverse effect on the current operation of the business of the Liberty Global Target Group. Furthermore, no single agreement pursuant to which the Target Group is granted rights to use the Liberty Global Cable Network is capable of termination for convenience by the grantor of those rights within 36 months of the date of the Signing Protocol, which would materially compromise the right of the members of the Liberty Global Target Group to use the Liberty Global Cable Network.

For these purposes, “Liberty Global Cable Network” means the assets comprising the physical infrastructure (including head ends and customer service access points and all network components connecting such head ends with customer service access points, including cables, indefeasible rights of use (“IRUs”) with respect to cables, IRUs with respect to capacity and rights of way for cable network) and the logical network (including dense wavelength division multiplexing, Ethernet equipment and all active supporting equipment such as repeaters, nodes, amplifiers, signal re-generators, generators, UPS and IT systems) owned, leased or otherwise used by a Liberty Global Target Company enabling the Liberty Global Target Group to carry on its business.

4.                                      Dormant companies

Torenspits B.V., Plinius Investments B.V., Breedband Breda B.V., TeleCai Den Haag and Ziggo Deelnemingen B.V. are the only members of the Liberty Global Target Group which are dormant for accounting purposes.

Part D — Warranties applicable to the JV Co Shares

1.                                      The Purchaser is a newly incorporated, validly existing company under the laws of the Netherlands.

2.                                      Liberty Global has full legal and beneficial right and title to the JV Co Shares and to all other shares in the share capital of the Purchaser.

3.                                      The JV Co Shares comprise 50 per cent. of the entire issued share capital of the Purchaser.

4.                                      There is no option, warrant, convertible or similar right, right to acquire or subscribe for, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting any shares in the share capital of the Purchaser (including the JV Co Shares) and there is no agreement or commitment to give or create any and, so far as Liberty Global is aware, no claim has been made by any person to be entitled to any.

5.                                      The Purchaser has not incurred any liabilities or obligations (whether, in each case, contingent or otherwise) except any immaterial liabilities or obligations which were or are required to be incurred in respect of its incorporation and other than as set out in this Agreement.

6.                                      The Purchaser has not been engaged in any trading or taken any action other than directly for the purpose of entering into this Agreement and implementing the transactions contemplated by this Agreement.

7.                                      The Purchaser is not in breach of any applicable law or judgment.

Schedule 4

(Limitations on the Sellers’ liability)

1.                                      Limitation on quantum and general

1.1                               No Seller shall be liable under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances) where the liability agreed or determined in respect of any such claim does not exceed €10,000,000, but once the amount of any such claim against that Seller has exceeded such sum (subject always to sub-paragraph 1.3) that Seller shall be liable under the Warranties in respect of the full amount of such claim and not only the amount by which such sum is exceeded.

1.2                               No Seller shall be liable under any of the Tax Covenant in respect of any individual claim (or series of related claims with respect to related facts or circumstances) where the liability agreed or determined in respect of any such claim does not exceed €2,000,000, but once the amount of any such claim against that Seller has exceeded such sum, that Seller shall be liable under the Tax Covenant in respect of the full amount of such claim and not only the amount by which such sum is exceeded.

1.3                               No Seller shall be liable in respect of any claim or claims under any of the Warranties unless and until the aggregate amount of all such claims (disregarding any claims excluded by paragraph 1.1 above) against that Seller exceeds €100,000,000, but once the aggregate amount of all such claims against that Seller has exceeded such sum, that Seller shall be liable under the Warranties in respect of the full amount of all such claims and not only the amount by which such sum is exceeded.

1.4                               The aggregate liability of:

(A)                               Vodafone, in respect of any claims under any of the Warranties, shall not exceed an amount equal to €750,000,000; and

(B)                               Liberty Global, in respect of any claims under any of the Warranties, shall not exceed an amount equal to €750,000,000.

1.5                               A Seller shall only be liable in respect of any claim if and to the extent that such claim is admitted by that Seller or finally determined by arbitration.

1.6                               No Seller shall be liable in respect of any claim or claims under any of the Warranties to the extent of the net present value of any Tax benefit arising to the Purchaser or the respective Target Group of the relevant Seller which is attributable to the matter giving rise to the claim. The timing and amount of the Tax benefit shall be determined by an independent firm of chartered accountants of international standing as the Sellers may agree or, failing agreement within five days, as appointed by the Chairman of the Netherlands Institute of Registered Accountants at the shared expense of the relevant Seller and the Purchaser.

1.7                               Each provision of this Schedule 4 shall be read and construed without prejudice to each of the other provisions of this Schedule 4.

1.8                               As regards the Tax Covenant, the provisions of this Schedule 4 shall operate to limit the liability of a Seller in so far as any provision in this Schedule 4 is expressed to be applicable to any claim pursuant to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Sellers in respect of any claim thereunder or (to the extent stated therein) any claim under the Tax Warranties.

1.9                               The financial limitations contained in paragraphs 1.1, 1.3, and 1.4 above shall not apply in respect of any claim under the Fundamental Warranties.

2.                                      Time limits for bringing claims

2.1                               No claim shall be brought against a Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser or the other Seller (as applicable) shall have given to such Seller written notice of such claim promptly and in any event:

(A)                               subject to sub-paragraph 2.1(B) of this Schedule 4, on or before the date falling 18 months after the Completion Date; or

(B)                               in respect of any claims under the Tax Warranties or the Tax Covenant, not later than the date falling three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before the date falling three months after the sixth anniversary of the Completion Date.

3.                                      No liability for contingent or non-quantifiable claims

If any breach of the Warranties (other than the Tax Warranties) arises by reason of some liability of the relevant Seller’s Target Company, other relevant member of the Seller’s Retained Group or the Purchaser which, at the time such breach or claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

4.                                      Third party claims and conduct of litigation

4.1                               Notification of potential claims

Without prejudice to the obligations of the Purchaser under paragraph 4.2 of this Schedule 4, if the Purchaser or one of the Sellers (as the case may be) becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a claim against any Seller or one of the Sellers (as the case may be) under any Share Purchase Document for breach of any Warranty, the Purchaser or the Seller (as relevant) shall as soon as reasonably practicable give a notice in writing to that Seller (with a copy to the other Seller) of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give notice within such period shall not affect the rights of the Purchaser or the Seller (as the case may be) to make a relevant claim under any Share Purchase Document for breach of any Warranty, except that the failure shall be taken into account in determining the liability of the other Seller for such claim to the extent that the notifying Seller establishes that the amount of it is increased, or is not reduced, as a result of such failure.

4.2                               Notification of claims under this Agreement

Notices of claims under this Agreement for breach of any Warranty shall be given by the Purchaser to the relevant Seller (with copy to the other Seller) or by one Seller to the other Seller (as the case may be) within the time limits specified in paragraph 2 of this Schedule 4 and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s or Seller’s (as the case may be) estimate of the amount of losses which are, or are to be, the subject of the claim.

4.3                               Commencement of Proceedings

Any claim notified pursuant to paragraph 4.2 of this Schedule 4 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the relevant time limit set out in paragraph 2 of this Schedule 4 unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

(A)                               where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served with 9 months of it having become an actual liability; or

(B)                               where the claim is a claim for breach of any Warranty of which notice is given for the purposes of paragraph 4.2 of this Schedule 4 at a time when the amount set out in paragraph 1.1 of this Schedule 4 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of the date of any subsequent notification to that Seller pursuant to paragraph 4.2 of this Schedule 4 of one or more claims which result(s) in the total amount claimed in all claims notified to that Seller pursuant to paragraph 4.2 of this Schedule 4 exceeding the amount set out in paragraph 1.1 of this Schedule 4 for the first time.

4.4                               Conduct of Third Party Claims

If the matter or circumstance that is reasonably likely to give rise to a claim against a Seller under any Share Purchase Document (excluding the Tax Covenant) for breach of any Warranty (other than a Tax Warranty) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

(A)                               the Purchaser or other Seller shall as soon as reasonably practicable give written notice thereof to that relevant Seller (with copy to the other Seller);

(B)                               the Sellers shall procure that the Purchaser shall provide such reasonable information and access during Working Hours to personnel, premises, books, records and documents (including in electronic form but excluding access to legally privileged information or which would result in a breach of applicable law) to the relevant Seller or other member of the relevant Seller’s Retained Group and their professional advisors as the relevant Seller may reasonably request;

(C)                               subject to the relevant Seller indemnifying and holding harmless the Purchaser (or, as the case may be, the other Seller) against all reasonable costs and expenses (including legal and professional costs and expenses) that may be suffered or incurred thereby, the relevant Seller shall be entitled to take the sole conduct of such claims, actions or demands as the relevant Seller may deem appropriate in the name of the Purchaser, provided that the relevant Seller has consulted with the Purchaser prior to doing so, and in that connection the shall give or cause to be given to the relevant Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such solicitors or other professional advisers as that the relevant Seller or such other member of the relevant Seller’s Retained Group may nominate to act on behalf of the Purchaser, as appropriate, but to act in accordance with the instructions of the relevant Seller or other member of the relevant Seller’s Retained Group;

(D)                               the Purchaser shall make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, action or demand or adjudication without the prior written consent of the relevant Seller such consent not to be unreasonably withheld or delayed;

(E)                                the relevant Seller shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim and shall be under no obligation to notify or consult the Purchaser prior to doing so provided such settlement is without admission of any wrongdoing or liability and without prejudice to the limitations in this Schedule 4; and

(F)                                 any failure by the Purchaser to comply with the provisions of this paragraph 4.4 shall not prevent any claim by the Purchaser or extinguish any liability of the relevant Seller under the Warranty in question but may be taken into account in calculating any such liability of the relevant Seller to the extent that the relevant Seller establishes that such liability is increased or is not reduced by such failure.

5.                                      Mitigation

Nothing in this Agreement restricts or limits the general obligation at law of each of the Purchaser and each Target Company to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of Warranty.

6.                                      Recovery from Insurers and other Third Parties

6.1                               If, in respect of any matter which would give rise to a claim under the Warranties, any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) is or may be entitled to claim under any policy of insurance in respect of any matter or event that is likely to give rise to a claim, then no such matter shall be the subject of a claim under the Warranties unless and until the appropriate member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) shall have made a claim against its insurers and used reasonable endeavours to pursue such claim. If the Purchaser or any member of the Purchaser’s Group shall recover any amount from such insurance claim, the amount of the claim against the Seller shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery, (ii) any Tax thereon, and (iii) any directly related increase in the future premiums payable for such insurance).

6.2                               Where any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) is at any time entitled to recover from a third party (other than an insurer under an insurance policy referred to under paragraph 6.1) any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser or Seller shall, and shall procure that the relevant member of its Group or Retained Group (as the case may be) shall, take reasonable steps to enforce such recovery. If any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) shall recover any amount from such other person, the amount of the claim against the relevant Seller shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery and (ii) any Tax thereon).

6.3                               If a Seller has paid an amount in discharge of any claim against that Seller under this Agreement for breach of any Warranty and subsequently any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies and holds harmless or compensates any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser or the other Seller (as the case may be) shall pay to the relevant Seller as soon as practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any Tax payable on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Tax relief), or if less (ii) the amount previously paid by such Seller to the Purchaser or other Seller.

7.                                      Matters provided for or taken into account in adjustments

7.1                               No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties) to the extent that:

(A)                               express allowance, provision or reserve in respect of such matter shall have been made in the Accounts; or

(B)                               a Completion Statement or any consequent adjustment to the Initial Vodafone Equalisation Consideration expressly provides for such matter.

8.                                      Purchaser’s and other Seller’s knowledge

8.1                               The knowledge or awareness of the Purchaser or any of its officers, employees, advisers or agents in respect of any fact, matter or circumstance that could form the basis of a claim under the Warranties shall not preclude the Purchaser from making a claim against Liberty Global for breach of the Warranties.

8.2                               A Seller shall not be liable under the Warranties in relation to any matter where (a) the fact, matter or circumstance underlying such breach of Warranty; and (b) the existence of the breach of such Warranty are within the actual knowledge of the other Seller on or before the date of the Signing Protocol. For these purposes the awareness of each Seller shall be limited to the actual knowledge of the individuals listed in sub-clause 10.6.

9.                                      Claims only to be brought under relevant Warranties.

9.1                               The Purchaser acknowledges and agrees that the only Warranties given in relation to Taxation or any related claims, liabilities or other matters (“Tax Matters”) are the Tax Warranties and no other Warranty is given in relation to Tax Matters.

Schedule 5

(Conduct of business before Completion)

The acts and matters for the purposes of sub-clause 5.1 are as follows:

(A)                               dispose of any material part of its business and undertaking other than a disposal of any business asset where its value is less than €20,000,000;

(B)                               acquire shares or (other than in the ordinary course) assets of or in any company or dispose of shares or (other than in the ordinary course) assets of or in any Subsidiary (in each case as applicable) where the value of the relevant shares or assets exceeds €20,000,000;

(C)                               participate equity in any partnership or joint venture;

(D)                               enter into, materially amend or terminate any Material Contract with any person or enter into any agreement on materially unusual, abnormal or onerous terms, other than amendments in the ordinary course made as part of the management of contracts for the supply and maintenance of equipment and the Target Group’s Network and IT contracts;

(E)                                make any capital commitment which, together with all other capital commitments entered into between the date of the Signing Protocol and Completion, exceeds the sum of €25,000,000 (in the case of Vodafone) or €50,000,000 (in the case of Liberty Global) in aggregate;

(F)                                 offer to engage any new employee or consultant at an annual salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of €250,000 per annum, except to replace any outgoing employee with an incoming employee on substantially the same terms of employment or (in the case of Liberty Global) in connection with the change of employer or re-employment of an employee of either the UPC and Ziggo groups as part of the post-merger integration of those groups;

(G)                               dismiss any Senior Employee, other than for cause or unless not to do so would, in the reasonable opinion of the Seller, damage the business of the Target Group;

(H)                              make any material amendment, including increasing emoluments, to the terms of employment of any category of employees, save for (i) increases in emoluments made in accordance with the normal practice of the Retained Group or (ii) (in the case of Liberty Global) in connection with the harmonisation of employment terms between the UPC and Ziggo groups referred to in the Liberty Global Disclosure Letter;

(I)                                   alter, amend or vary (i) the accounting policies, (ii) the methods, policies, principles or practices of Tax accounting or (iii) the methods of reporting or claiming income, losses or deductions for Tax purposes, of any member of the Target Group;

(J)                                   change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction;

(K)                               create, allot or issue or grant any option over or other right to subscribe or purchase, or redeem, buy back or reduce, any share capital or securities convertible into share capital (other than to another member of the Target Group);

(L)                                enter into, materially amend or terminate any transaction with any member of the Retained Group other than on arm’s length terms or in the ordinary course of business;

(M)                            do or omit to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or non-renewal of any material licence or consent held by any member of the Target Group and issued or granted by a regulatory or governmental body which is responsible for the authorisation, regulation, licensing and/or supervision of any member of the Target Group;

(N)                               grant any guarantee or indemnity for the obligations of any person (other than any member of the Target Group);

(O)                               (i) refinance or materially amend the terms of any Financing Facilities relating to bonds in place at the date of the Signing Protocol, (ii) issue any new bonds, (iii) issue any financial indebtedness to any bank or financial institution at a price which is above nominal/par value, or (iv) factor any handset financing receivables;

(P)                                 make any loan (other than the granting of trade credit in the ordinary course of business in accordance with the relevant Target Group member’s normal practice) to any person (other than between members of the Target Group or to members of the relevant Seller’s Retained Group);

(Q)                               pass any shareholders resolution (except for resolutions passed in respect of ordinary business at its annual general meeting) or alter in any material respect its articles of association or equivalent constitutional documents;

(R)                               commence or settle any litigation or arbitration proceedings, where the amount claimed is likely to exceed €20,000,000 other than debt collection in the ordinary course of business;

(S)                                 enter into any material lease of any Relevant Property or accept the surrender of any material lease to which a Relevant Property is subject or enter into any material variation of the rent or other terms of any lease under which a Relevant Property is held or any material lease to which a Relevant Property is subject;

(T)                                dispose of or grant any option, material rights over or other material restriction in respect of any Relevant Property;

(U)                               enter into any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 6

(Intentionally left blank)

Schedule 7

(Liberty Global Pre-Completion Reorganisation)

1.                                      Unless otherwise agreed by each Seller in writing and identified as being for the purposes of this Schedule 7 (such agreement not to be unreasonably withheld or delayed), the Liberty Global Pre-Completion Reorganisation will comprise the fourth bullet of Step 1 and Steps 2 to 10 of the Liberty Global Steps Plan.

Schedule 8

(Vodafone Pre-Completion Reorganisation)

1.                                      Unless otherwise agreed by each Seller in writing and identified as being for the purposes of this Schedule 8 (such agreement not to be unreasonably withheld or delayed), the Vodafone Pre-Completion Reorganisation will comprise the following steps:

1.1                               The obligations of Vodafone Libertel B.V.to Vodafone Europe B.V. under the loan agreement dated 26 March 2013 will be settled in full by repayment or capitalisation.

1.2                               The receivable owed by Vodafone to the Vodafone Target Company pursuant to the deposit made by Vodafone Target Company with Vodafone shall be settled in full in accordance with sub-clause 6.4.

1.3                               Vodafone (or Vodafone Europe B.V.) shall establish and settle on or prior to Completion any debt between the CIT Fiscal Unity headed by Vodafone Europe B.V. and the member(s) of the Vodafone Target Group pursuant to the informal tax sharing arrangements between those entities (treating such debt, for the purposes of this Agreement, as an “Inter-Company Payable” which is then settled on or prior to Completion in accordance with clause 6.5 of this Agreement) in anticipation of or resulting from (A) any Schedule 8 Revaluation Event arising as a result of the transactions included in paragraph 2.2 of this Schedule 8 and/or (B) any Revaluation Event (as defined in the Tax Covenant) arising on Completion by reference to the merger of Bell Company B.V. (formerly Vodafone Retail B.V.) into Vodafone Libertel B.V. in 2013).

2.                                      If Vodafone so determines (in its sole discretion), the Vodafone Pre-Completion Reorganisation will also comprise the following additional steps:

2.1                               mITE Systems B.V will be included in the current CIT Fiscal Unity headed by Vodafone Europe B.V..

2.2                               A transfer of assets between the members of the Vodafone Target Group included in the CIT Fiscal Unity headed by Vodafone Europe B.V. (for the avoidance of doubt, not including any transfer of assets to or from a person who is not a member of the Vodafone Target Group) and/or entering into an arrangement with the Dutch Tax Authority in respect of existing recapture periods, in each case which is reasonably expected by Vodafone to result in a step-up in basis of the assets of the Vodafone Target Group prior to or upon Completion. In order to facilitate this, Vodafone International Holdings B.V. may incorporate a new Dutch entity (“VF Newco”) outside the existing CIT Fiscal Unity and, shortly before Completion, transfer the shares in Vodafone Libertel B.V. to VF Newco, in which case, Vodafone will procure that VF Newco transfers all of the issued share capital in Vodafone Libertel B.V. back to Vodafone International Holdings B.V. no later than one Business Day prior to Completion.

3.                                      Vodafone will change the book year end date of the Vodafone Target Company and each member of the Vodafone Target Group from 31 March to 31 December.

For the purposes of this Schedule 8:

“Schedule 8 Revaluation Event” means the application of the rule laid down in Article 15ai of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) (as amended or replaced), resulting in either a higher book value of an asset or a lower book value of a liability of any CIT Fiscal Unity Company of the CIT Fiscal Unity with Vodafone Fiscal Unity Parent (as defined in the Tax Covenant) at the relevant Disruption Date (as defined in the Tax Covenant) for Dutch corporate income tax purposes

Schedule 9

(Derivatives)

Existing FX Derivatives and Existing Interest Rate Derivatives

LIBERTY GLOBAL PLC

Notes, to Consolidated Financial Statements — (Continued)

December 31, 2015, 2014 and 2013

		Interest rate due from	Interest rate due to
Subsidiary / Final maturity date	Notional amount	counterparty	counterparty
	in millions
ABC B.V.:
January 2022	€1,566.0	6 mo EURIBOR	1.66%
January 2016	€689.0	1 mo. EUR1BOR + 3.75%	6 mo. EURIBOR + 3 59%
January 2016 - January 2017	€689.0	1 mo. EUR1BOR + 3.75%	6 mo. EURIBOR + 3.57%
January 2021	€500.0	6 mo. EURIBOR	2.61%
July 2016	€461.3	6 mo. EURIBOR	0.20%
July 2016 - January 2023	€290.0	6 mo. EURIBOR	2.84%
March 2021	€175.0	6 mo. EURIBOR	2 32%
July 2016 - January 2022	€171.3	6 mo. EURIBOR	3.44%

	Notional	Notional
	amount	amount	Interest rate	Interest rate
Subsidiary /	due from	due to	due from	due to
Final maturity date	counterparty	counterparty	counterparty	counterparty
	in millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.).a subsidiary of Ziggo Group Holding:
January 2022	$2,350.0	€1,819.0	6 mo. LIBOR + 2.75%	4 56%
January 2023	$400.0	€339.0	5.88%	4.58%

Recapitalisation Derivatives

FX Derivatives: Cross-Currency Swaps

	Notional amount due from	Notional amount due to	Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	counterparty	counterparty	counterparty	counterparty
	In millions	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
January 2025	$4,325.0	€3,849.3	3.03%	2.23%

Interest Rate Derivatives: Interest Rate Swaps

		Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	Notional amount	counterparty	counterparty
	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
January 2022	$300.0	4.18%	6mo US Libor + 2.75%

Interest Rate Derivatives: Basis Swaps

		Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	Notional amount	counterparty	counterparty
	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
October 2017	$940.0	1mo US Libor + 3.29%	6mo US Libor + 2.38%

Amend and Extend Derivatives

FX Derivatives: Cross-Currency Swaps

	Notional amount due from	Notional amount due	Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	counterparty	to counterparty	counterparty	counterparty
	In millions	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
August 2024	$1,000.0	€762.5	6mo US Libor + 3.0%	3.75%

Interest Rate Derivatives: Interest Rate Swaps

		Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	Notional amount	counterparty	counterparty
	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
August 2024	€399.0	6mo Euribor + 0.77%	0.60%
August 2024	€2,190.0	6mo Euribor	6.42%

Interest Rate Derivatives: Basis Swaps

		Interest rate due from	Interest rate due to
Subsidiary/ Final maturity date	Notional amount	counterparty	counterparty
	In millions
Amsterdamse Beheer-en Consultingmaatschappij B.V (ABC B.V.)
January 2017	€689.0	3.35%	1mo Euribor + 3.75%
October 2017	$1,000.0	1mo US Libor + 3.54%	6mo US Libor + 2.51%

Schedule 10

(Post-Completion Financial Adjustments)

Part A: Preliminary

1.                                      In preparing the Vodafone Completion Statement and the Liberty Global Completion Statement respectively:

1.1                               the items and amounts to be included in the calculation of Vodafone Net Debt, Vodafone Working Capital, Liberty Global Net Debt and Liberty Global Working Capital for the purposes of the relevant Completion Statement shall be identified by applying the relevant definition in clause 1 (Interpretation) (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of this Schedule 10);

1.2                               in applying each such definition and the provisions of paragraph 1.2(A) of Part A and Part B of this Schedule 10 and determining which items and amounts are to be included and calculated in the relevant Completion Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(A)                               is dealt with in the specific accounting treatments set out in:

(i)                                     with respect to the Vodafone Completion Statement, in paragraphs 1 and 2 of Part B of this Schedule 10; or

(ii)                                  with respect to the Liberty Global Completion Statement, in paragraphs 1 and 3 of Part B of this Schedule 10,

(the “Specific Accounting Treatments”), the relevant Specific Accounting Treatment(s) shall apply;

(B)                               is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were in fact adopted and applied in the preparation of the relevant Accounts (the “Accounting Principles”), the relevant Accounting Principles shall apply; and

(C)                               is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, IFRS (in respect of Vodafone) or US GAAP (in respect of Liberty Global) shall apply, in each case, as at the Completion Date.

Part B: Specific Accounting Treatments

1.                                      Specific Accounting Treatments applicable to each Completion Statement

1.1                               In order to prepare the respective Completion Statements, a combined balance sheet (“Completion Balance Sheet”) will be prepared for each Target Group as at 11:59 p.m. on the Completion Date. The Completion Statements will be prepared from the Completion Balance Sheets, subject to the requirements set out in Part A and Part B of this Schedule 10.

1.2                               The respective Completion Statements and Completion Balance Sheets shall be prepared in Euro and, for the purposes of calculating Vodafone Net Debt, Vodafone Working Capital, Liberty Global Net Debt and Liberty Global Working Capital for any member of a Target Group, (unless otherwise specified in this Schedule 10) any amounts which are to be included in any such calculation which are expressed in a currency other than Euros shall be converted into Euros at the Exchange Rate as at the Completion Date.

1.3                               In preparing the respective Completion Balance Sheets, assets and liabilities will be classified between the columns headed ‘Cash’, ‘Debt’, ‘Working Capital’ and ‘Other’ on a basis consistent with the classification of the equivalent line item in Part C of Schedule 11, subject to any other requirements set out in Part B of this Schedule 10.

1.4                               The respective Completion Statements and Completion Balance Sheets shall be prepared as at 11.59 p.m. on the Completion Date, as if the Completion Date were the last day of a financial year and as if appropriate accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments, but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 1.2 of Part A of this Schedule 10. If the Completion Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis.

1.5                               The respective Completion Statements and Completion Balance Sheets shall be prepared on the basis that the relevant Target Group is a going concern and shall exclude the effect of change of ownership of the relevant Target Group or the post Completion intentions of the Purchaser (including any post Completion reorganisations).

1.6                               In preparing the respective Completion Statements and Completion Balance Sheets no minimum materiality limits shall be applied.

1.7                               There shall be no double counting of items in the respective Completion Statements and no amount will be included more than once in the calculation of the Vodafone Net Debt, Vodafone Working Capital, Liberty Global Net Debt and Liberty Global Working Capital.

1.8                               The respective Completion Statements and Completion Balance Sheets shall take into account information that provides evidence of conditions that existed at the Completion Date (adjusting events) but shall not take account of information or events that are indicative of conditions that arose after the Completion Date (non-adjusting events).

Adjusting events will be taken into account up to the date of delivery of the respective Completion Statements in accordance with paragraph 1.2 of Part C of this Schedule 10.

1.9                               In preparing the respective Completion Statements and Completion Balance Sheets, the Completion Date shall be treated as the end of a Tax accounting period (i.e. the corporate income tax liability included in the respective Completion Statements shall be based upon a full tax computation calculated as if the Completion Date was the end of an accounting period for tax purposes).

1.10                        The following items shall be included as “Other” in the Completion Balance Sheets and excluded from Vodafone Debt, Liberty Global Debt, Vodafone Working Capital and Liberty Global Working Capital:

(A)                               Asset retirement obligation provisions;

(B)                               Onerous contract liabilities of the Liberty Global Target Group relating to the sale of Film 1 by Liberty Global to Sony;

(C)                               Long term personnel related liabilities including any record of, or provision or accrual for, any liability of any member of a Target Group in respect of pension, retirement indemnity or other post-retirement benefits;

(D)                               Future earn out/deferred consideration payments for Nexct Group and mITE;

(E)                                Receivables relating to Intrum Justitia Nederland that are subject to the arrangements in clause 14;

(F)                                 Deferred tax balances, including (i) any amount in respect of deferred tax assets and deferred tax liabilities, and (ii) any other asset attributable to Reliefs that would not have arisen to the Purchaser or a Target Company but for the application of the rule in Article 15ai of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) (as amended or replaced) as a result of the transactions contemplated by this Agreement; and

(G)                               Prepayments or other assets relating to inter-group services provided by the respective Sellers’ Retained Groups.

1.11                        The Completion Statements and Completion Balance Sheets shall exclude any obligations, liabilities or assets relating to share based compensation.

1.12                        Payables or accruals in relation to any Costs and Expenses (as defined in each of the Recapitalisation Side Letter and the Amend and Extend Financing Side Letter, and including the discount fees in respect of the Amend and Extend Financing of $5,000,000 and €12,946,049.62) shall be included as “Other” in the Completion Balance Sheets and excluded from Vodafone Debt, Liberty Global Debt, Vodafone Working Capital and Liberty Global Working Capital. Liberty Global Net Debt shall be increased (made less negative) by an amount equal to any Costs and Expenses (as defined in each of the Recapitalisation Side Letter and the Amend and Extend Financing Side Letter, and including the discount fees in respect of the Amend and Extend Financing of $5,000,000 and €12,946,049.62) paid by the Liberty Global Retained Group or the Liberty Global

Target Group prior to Completion, together with (without double counting) any such Costs and Expenses that are paid or validly accrued after Completion but prior to the Completion Statements Date by the Liberty Global Retained Group (and for these purposes any such Costs and Expenses shall be deemed for the purposes of paragraph 1.8 of Part B of Schedule 10 to be an adjusting event that existed at the Completion Date). The parties acknowledge that to the extent Costs and Expenses are included in ‘Other’ or added to Liberty Global Net Debt as described above this treatment shall satisfy the Vodafone Guarantor’s obligation under paragraph 1(a) of each of the Recapitalisation Side Letter and the Amend and Extend Financing Side Letter to reimburse an amount equal to 50% of those Costs and Expenses. Vodafone Net Debt shall be increased (made less negative) by an amount equal to any Costs and Expenses (as defined in each of the Recapitalisation Side Letter and the Amend and Extend Financing Side Letter but as incurred by the Vodafone Target Group or the Vodafone Retained Group) paid by the Vodafone Target Group or the Vodafone Retained Group prior to Completion, together with (without double counting) any such Costs and Expenses that are paid or validly accrued after Completion but prior to the Completion Statements Date by Vodafone’s Retained Group (and for these purposes any such Costs and Expenses shall be deemed for the purposes of paragraph 1.8 of Part B of Schedule 10 to be an adjusting event that existed at the Completion Date). The treatments set out above in relation to Costs and Expenses for the purposes of Vodafone Debt, Liberty Global Debt, Vodafone Working Capital and Liberty Global Working Capital shall not apply in respect of any amounts that have been recharged by Vodafone’s Retained Group to the Liberty Global Retained Group or by the Liberty Global Retained Group to Vodafone’s Retained Group prior to Completion.

1.13                        Payables and accruals in relation to the Agreed Shared Integration Costs and any receivables and payables relating to the recharge by the Liberty Global Target Group to Vodafone Target Group or vice-versa of such Agreed Shared Integration Costs shall be included as “Other” in the Completion Balance Sheets and excluded from Vodafone Debt, Liberty Global Debt, Vodafone Working Capital and Liberty Global Working Capital.

Vodafone Net Debt shall be increased (made less negative) by an amount equal to any Agreed Shared Integration Costs paid by the Vodafone Target Group or the Vodafone Retained Group prior to Completion together with (without double counting) any such Agreed Shared Integration Costs that are paid or validly accrued after Completion by the Vodafone Retained Group before the Completion Statements Date (and for these purposes any such Agreed Shared Integration Costs shall be deemed for the purposes of paragraph 1.8 of Part B of Schedule 10 to be an adjusting event that existed at the Completion Date) except where the Vodafone Target Group has been reimbursed by the Liberty Global Target Group for 50% of such Agreed Shared Integration Costs before the Completion Date, in which case no adjustment shall be made to Vodafone Net Debt in respect of such Agreed Shared Integration Costs. Liberty Global Net Debt shall be increased (made less negative) by an amount equal to any Agreed Shared Integration Costs paid by the Liberty Global Target Group or the Liberty Global Retained Group prior to Completion together with (without double counting) any such Agreed Shared Integration Costs that are paid or validly accrued after Completion by the Liberty Global Retained Group prior to the Completion Statements Date (and for these purposes any such Agreed Shared Integration Costs shall be deemed for the purposes of paragraph 1.8 of Part B of Schedule 10 to be an adjusting event that existed at the Completion

Date) except where the Liberty Global Target Group has been reimbursed by the Vodafone Target Group for 50% of such Agreed Shared Integration Costs before the Completion Date, in which case no adjustment shall be made to Liberty Global Net Debt in respect of such Agreed Shared Integration Costs.

To the extent that at Completion either the Vodafone Target Group or the Liberty Global Target Group has been reimbursed by the other Target Group in respect of the recharge of 50% of Agreed Shared Integration Costs but has not fully settled the liability to which the recharge relates, then the Vodafone Net Debt and the Liberty Global Net Debt will be adjusted to exclude the impact of the settlement of the recharge. For the avoidance of doubt, no Agreed Shared Integration Costs incurred by the Target Companies will be recharged to the Retained Groups prior to Completion.

1.14                        Interest payable on the Recapitalisation Issuances and interest receivable on the proceeds of the Recapitalisation Issuances, shall be classified as “Other” and excluded from Liberty Global Net Debt and Liberty Global Working Capital. Liberty Global Net Debt shall be increased (made less negative) or decreased (made more negative) by an amount equal to any such interest paid or received by the Liberty Global Retained Group or the Liberty Global Target Group prior to Completion.

2.                                      Specific Accounting Treatments applicable to the Vodafone Completion Statement

2.1                               The Vodafone Completion Statement shall be prepared so that the following items shall be included in the Vodafone Completion Statement and Completion Balance Sheet as Vodafone Debt:

(A)                               Provisions for legal claims, including the provision relating to the claim made by Intrum Justitia Nederland;

(B)                               Restructuring provisions, including any related onerous lease provisions, other than the costs of redundancies of employees of the Vodafone Target Group in connection with the formation of the joint venture pursuant to this Agreement, which will be classified as ‘Other’ and excluded from Vodafone Debt and Vodafone Working Capital;

(C)                               Cash collateralised bank guarantees;

(D)                               The liability in respect of home copy storage commissions relating to handheld devices sold (‘Thuiskopieheffing’ cash);

(E)                                Unpaid declared dividends (accrued or otherwise);

(F)                                 Unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by the relevant Seller;

(G)                               Transaction bonuses payable as a result of the transactions contemplated by this Agreement;

(H)                              Assets and liabilities in respect of corporate income tax (other than deferred tax assets or deferred tax liabilities or other amounts classified as “Other” under paragraph 1.10(F) of this Part B or paragraph 2.2 of this Part B); and

(I)                                   Liabilities for capital lease obligations.

2.2                               The following item shall be included in the Vodafone Completion Statement and Completion Balance Sheet as “Other” and excluded from Vodafone Debt and Vodafone Working Capital: any amount in respect of corporate income tax attributable to the activities of a Vodafone Target Company that, prior to Completion, is a member of the Vodafone Fiscal Unity (as defined in the Tax Covenant) to the extent that such amount is, in accordance with the relevant Accounting Principles, treated as an addition to the equity of that Vodafone Target Company (for example, as additional paid in capital) by virtue of such amount being borne by a person other than that Vodafone Target Company.

2.3                               In relation to the Thuis Disposal (the adjustments described below in sub-paragraphs (A) to (D) being collectively the “Thuis Adjustments”):

(A)                               Vodafone Net Debt shall be decreased (made more negative) by an amount equal to the Base Purchase Price of €5.0 million (as defined in the Thuis SPA);

(B)                               Vodafone Net Debt and Vodafone Working Capital shall exclude any receivables in respect of deferred consideration payable to the Vodafone Target Group under the Thuis SPA;

(C)                               Vodafone Net Debt shall be increased (made less negative) by an amount equal to the reasonably and properly incurred third party costs and expenses relating to the Thuis Disposal (including the fees of NautaDutilh N.V. and Ernst & Young LLP but excluding any other costs and expenses relating to financial advisory or corporate finance advisory services) paid or validly accrued prior to Completion by the Vodafone Target Group, Project Jaguar B.V. or the Vodafone Retained Group, together with (without double counting) any such costs and expenses that are paid or validly accrued after Completion by the Vodafone Retained Group prior to the Completion Statements Date (and for these purposes any such costs and expenses shall be deemed for the purposes of paragraph 1.8 of Part B of Schedule 10 to be an adjusting event that existed at the Completion Date); and

(D)                               Vodafone Net Debt shall be increased (made less negative) by an amount equal to the retention and appreciation bonuses paid or validly accrued prior to Completion by any member of the Vodafone Target Group, Project Jaguar B.V. or any member of the Vodafone Retained Group relating to the Thuis Disposal, subject to a maximum amount of €178,443.

2.4                               Subject to paragraph 2.3 above, Vodafone Net Debt and Vodafone Working Capital shall not include any amount payable or receivable by the Vodafone Target Company under the Thuis SPA, including any payable or receivable by the Vodafone Target Company under clause 3.6 (Payment of the adjustment amount after closing) of the

Thuis SPA, whether the amount is a receivable or payable for Vodafone Target Company.

3.             Specific Accounting Treatments applicable to the Liberty Global Completion Statement

3.1                               The Liberty Global Completion Statement shall be prepared so that the following items shall be included in the Liberty Global Completion Statement and Completion Balance Sheet as Liberty Global Debt:

(A)                               Provisions for legal claims, including the provision relating to the claims made by LIRA and VEVAM;

(B)                               Restructuring provisions (which for the avoidance of doubt will exclude any provision relating to the former CEO’s tax status) will be calculated in accordance with the Accounting Principles. The restructuring provisions at Completion shall be reduced by an amount equal to €27 million less “Spend” (where “Spend” is the value of any restructuring costs paid out between the date of the Signing Protocol and Completion up to a maximum of €27 million). The restructuring provisions shall never be less than zero; however, the costs of redundancies of employees of the Liberty Global Target Group in connection with the formation of the joint venture pursuant to this Agreement will be classified as ‘Other’ and excluded from Liberty Global Debt and Liberty Global Working Capital;

(C)                               Cash collateralised bank guarantees;

(D)                               Liabilities for capital lease obligations, including in relation to the Kabelweg and Helmond capital leases which are sale and leaseback transactions and the lease obligation relating to the Cisco capital lease for network related equipment;

(E)                                Liabilities in relation to “Crisis Tax” at Completion to the extent the cost will be borne by the Liberty Global Target Group;

(F)                                 Liabilities in relation to the former CEO’s tax status at Completion to the extent the cost will be borne by the Liberty Global Target Group;

(G)                               Unpaid declared dividends (accrued or otherwise);

(H)                              Unpaid costs incurred relating to the transactions contemplated by this Agreement to be borne by the relevant Seller;

(I)                                   Transaction bonuses payable as a result of the transactions contemplated by this Agreement;

(J)                                   Assets and liabilities in respect of corporate income tax (other than deferred tax assets or deferred tax liabilities or other amounts classified as “Other” under paragraph 1.10(F) of this Part B or paragraph 3.2(B) of this Part B);

(K)                               Liabilities under the HBO Settlement Agreement, including any outstanding liability relating to (i) the payment of €37.5 million in connection with the settlement of the HBO put option and (ii) the payment of €18.15 million relating to operational and dissolution costs, save to the extent such liabilities are subject to the indemnity set out in paragraphs 2 to 4 of the HBO Settlement Agreement in which case they shall be included as “Other” in accordance with paragraph 3.2 (C) of this Part B and excluded from Liberty Global Debt and Liberty Global Working Capital; and

(L)                                A fixed amount of €5.3 million (relating to the migration off certain existing routers).

3.2                               The following items shall be included in the Liberty Global Completion Statement and Completion Balance Sheet as “Other” and excluded from Liberty Global Net Debt and Liberty Global Working Capital:

(A)                               The Weena and Ziggo lease liabilities;

(B)                               Any amount in respect of corporate income tax attributable to the activities of a Liberty Global Target Company that, prior to Completion, is a member of the Liberty Global Fiscal Unity (as defined in the Tax Covenant) to the extent such amount is, in accordance with the relevant Accounting Principles, treated as an addition to equity of that Liberty Global Target Company (for example, as additional paid in capital) by virtue of such amount being borne by a person other than that Liberty Global Target Company;

(C)                               Subject to paragraph 3.1(K) above, any amount other than trading balances in relation to HBO JV, including but not limited to the investment, provision against the investment in the HBO JV, loans to the HBO JV, loans from the HBO JV, provision against loans to the HBO JV, prepayments of any operational or dissolution costs and any liabilities subject to the indemnity set out in paragraphs 2 to 4 of the HBO Settlement Agreement; and

(D)                               Subject to paragraph 1.14 above, the Recapitalisation Issuances, including, for the avoidance of doubt, any cash relating to the Recapitalisation Issuances recognised as an asset on the balance sheet of a Liberty Global Target Company (whether or not such cash is held in a third party escrow account).

3.3                               When determining the value to be included in the Liberty Global Completion Statement and Completion Balance Sheet in respect of Liberty Global Debt, the following principles shall apply:

(A)                               Liberty Global Debt

Subject to the remainder of this paragraph 3.3 of Part B of this Schedule 10, Liberty Global Debt (other than Liberty Global Debt listed in paragraph 3.1 of Part B of this Schedule 10 and the Liberty Global Capex Shortfall) shall be recorded in the Liberty Global Completion Statement at nominal value (denominated in Euros) provided that where such Liberty Global Debt is not denominated in Euros and:

(i)                                     the Financing Facility in respect of such Liberty Global Debt does not have a related FX Derivative, the Liberty Global Debt shall be converted into Euros using the Exchange Rate at Completion; or

(ii)                                  the Financing Facility in respect of such Liberty Global Debt does have a related FX Derivative, the Liberty Global Debt shall be converted into Euros based on the exchange rate fixed by the related FX Derivative except where the related FX Derivative has been amended and extended in connection with the Amend and Extend Financing in which case the exchange rate applied shall be that in the relevant Existing FX Derivative.

(B)          Accrued and unpaid interest

Accrued and unpaid interest in respect of Liberty Global Debt (other than Liberty Global Debt listed in paragraph 3.1 of Part B of this Schedule 10 and the Liberty Global Capex Shortfall) shall be calculated as follows:

(i)                                     where the Financing Facility in respect of Liberty Global Debt does not have a related FX Derivative or Interest Rate Derivative and:

(a)                                 the Liberty Global Debt is denominated in Euros, the accrued and unpaid interest shall be such interest as shall be payable pursuant to the Financing Facility for the period from (but excluding) the date on which the last interest payment was made to (and including) Completion; or

(b)                                 the Liberty Global Debt is not denominated in Euros, the accrued and unpaid interest shall be such interest as shall be payable pursuant to the Financing Facility for the period from (but excluding) the date on which the last interest payment was made to (and including) Completion converted into Euros based on the Exchange Rate at Completion; or

(ii)                                  where the Financing Facility in respect of Liberty Global Debt has a related Interest Rate Derivative, the accrued and unpaid interest shall be the aggregate of:

(a)                                 the net accrued interest payable by the Liberty Global Target Group pursuant to the fixed and floating legs of the related Interest Rate Derivative for the period from (but excluding) the date on which the last interest payment was made or received (as the case may be) to (and including) Completion; and

(b)                                 the accrued interest on the Liberty Global Debt for the period from (but excluding) the date on which the last interest payment was made to (and including) Completion; or

(iii)                               where the Financing Facility in respect of Liberty Global Debt has a related FX Derivative, the accrued and unpaid interest shall be the aggregate of:

(a)                                 the net accrued interest payable by the Liberty Global Target Group pursuant to the fixed and floating legs of the related FX Derivative for the period from (but excluding) the date on which the last interest payment was made or received (as the case may be) to (and including) Completion, provided that the accrued interest on the non-Euro denominated leg of the swap shall be converted into Euros based on the Exchange Rate at Completion; and

(b)                                 the accrued interest on the Liberty Global Debt for the period from (but excluding) the date on which the last interest payment was made to (and including) Completion, provided that the accrued interest shall be converted into Euros based on the Exchange Rate at Completion.

(C)                               Existing Interest Rate Derivatives, Existing FX Derivatives Recapitalisation Derivatives and Amend and Extend Derivatives

(i)                                     The Existing Interest Rate Derivatives and the FX Interest Rate Portion shall not be included in the Liberty Global Completion Statement at market value but instead shall be included at EUR (441 million) in the Liberty Global Completion Statement.

(ii)                                  The Recapitalisation Derivatives and the Amend and Extend Derivatives shall not be included (whether at market value or as any asset or liability of whatever value) in the Liberty Global Completion Statement.

(D)          New Derivatives

Derivatives (other than Existing Interest Rate Derivatives, Existing FX Derivatives, Recapitalisation Derivatives or Amend and Extend Derivatives) entered into by a member of the Liberty Global Target Group shall be recorded in the Liberty Global Completion Statement at market value where:

(i)                                     if the Derivative is an Interest Rate Derivative which relates to a Financing Facility in respect of Liberty Global Debt, the market value shall be the value of the Interest Rate Derivative calculated using the discount rates derived from mid swap rates based on the EONIA swap rate curve at Completion less any and all net accrued interest calculated in accordance with paragraph 3.3(B)(ii)(a) above; or

(ii)                                  if the Derivative is an FX Derivative which relates to a Financing Facility in respect of Liberty Global Debt, the market value shall be calculated with reference to the Exchange Rate at Completion and the market value of the receive and pay legs of the FX Derivative such that:

(a)                                 for the Euro interest rate leg of the FX Derivative, the market value shall be calculated using the discount rates derived from mid swap rates based on the EONIA swap rate curve at Completion, and

(b)                                 for the non-Euro interest rate leg of the FX Derivative, the market value shall be calculated using the discount rates derived from mid swap rates based on a market standard swap rate curve at Completion applicable to the relevant currency at Completion, less:

(1)                                 any and all net accrued interest calculated in accordance with paragraph 3.3(B)(iii)(a) above; and

(2)                                 the movement in FX spot rates calculated as the Euro difference between: (a) the non-Euro denominated Liberty Global Debt to which the FX Derivative relates converted into Euros using an exchange rate fixed by the related FX Derivative; and (b) the non-Euro denominated Liberty Global Debt to which the FX Derivative relates converted into Euros using the Exchange Rate at Completion.

Liberty Global and Vodafone agree that, in the event of any dispute as to the market standard swap curve applicable for the purposes of paragraph 3.3(D)(ii)(b) above, then, on the application of either party, the matter may be referred for determination by Goldman Sachs, in its capacity as a leading swap dealer. The market standard swap curve identified by Goldman Sachs for the purposes of paragraph 3.3(D)(ii)(b) shall be final and binding on the parties and shall not be subject to determination by the Firm pursuant to paragraph 5 of Part C of this Schedule 10.

3.4                               Liberty Global Working Capital will include the TS Technology Fee VAT Amount of €152,040,000 in full (and, for the avoidance of doubt, to the extent that any of the TS Technology Fee VAT Amount is not refunded or credited post-Completion, sub-clauses 5.12 to 5.17 shall apply).

Part C: Completion Statement

1.                                      After Completion:

1.1                               Vodafone shall prepare a draft statement (the “Vodafone Completion Statement”) showing the Vodafone Net Debt and Vodafone Working Capital of the Vodafone Target Group; and

1.2                               Liberty Global shall prepare a draft statement (the “Liberty Global Completion Statement”, together with the Vodafone Completion Statement being the “Completion Statements”) showing the Liberty Global Net Debt and Liberty Global Working Capital of the Liberty Global Target Group, and such Completion Statements shall be in the forms set out in Part B of Schedule 11 and incorporate separate statements in the form set out in Part C of Schedule 11 showing the calculation of the Working Capital and Net Debt of the relevant Target Group. The Sellers shall deliver their draft Completion Statements to each other within 60 days after Completion (the “Completion Statements Date”).

2.                                      Each Seller shall notify the other in writing (a “Completion Statement Notice”) within 45 days after receipt of the other Seller’s draft Completion Statement whether or not it accepts the other Seller’s draft Completion Statement for the purposes of this Agreement. If a Seller (the “Rejecting Party”) does not accept the other Seller’s (the “Preparing Party”) draft Completion Statement, the Completion Statement Notice shall set out in detail the Rejecting Party’s reasons for such non-acceptance and specify the adjustments which the Rejecting Party proposes should be made to the Preparing Party’s draft Completion Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Completion Statement Notice, the Rejecting Party shall be deemed to have agreed the Preparing Party’s draft Completion Statement in full.

3.                                      If the Rejecting Party serves a Completion Statement Notice in accordance with paragraph 2 above, stating in the Completion Statement Notice that the Rejecting Party does not accept the Completion Statement, the Preparing Party and the Rejecting Party shall use all reasonable endeavours to meet and discuss the objections of the Rejecting Party and to agree the adjustments (if any) required to be made to the Preparing Party’s draft Completion Statement, in each case within 30 days after receipt by the Preparing Party of the Completion Statement Notice.

4.                                      If the Rejecting Party is satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Preparing Party and the Rejecting Party pursuant to paragraph 3) or if the Rejecting Party fails to give a valid Completion Statement Notice within the 30 day period referred to in paragraph 3, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this Agreement.

5.                                      If the Preparing Party and the Rejecting Party do not reach agreement within 30 days after receipt by the Preparing Party of the Completion Statement Notice, then the matters in dispute may be referred (on the application of either the Preparing Party or the Rejecting Party) for determination by an independent firm of chartered accountants of international standing as the Preparing Party and the Rejecting Party shall agree or, failing agreement within five days of the expiry of the 30 day period specified above, by such firm as shall be appointed by the Chairman of the Netherlands Institute of Registered Accountants (the “Firm”). The Firm shall be requested to make its decision within 30 days (or such later date as the Preparing Party, the Rejecting Party and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

5.1                               the Preparing Party and Rejecting Party shall each prepare a written statement within 10 days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

5.2                               following delivery of their respective submissions, the Rejecting Party and the Preparing Party shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Preparing Party nor the Rejecting Party shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

5.3                               in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Completion Statement; and

5.4                               the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

6.                                      The Sellers shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the draft Completion Statements. The fees and expenses of the Firm shall be borne equally between the Sellers or in such other proportions as the Firm shall determine.

7.                                      To enable the Sellers to each meet their obligations under this Schedule 10, the Purchaser shall provide to each Seller and its respective accountants full access to the accounting, financial, Tax or other Books and Records, employees and premises of the members of the Target Groups, as applicable, and, where relevant, of the Purchaser for the period from Completion to the date that the draft Completion Statement is agreed or determined. The Purchaser shall co-operate fully with the Sellers and shall permit the Sellers and/or their respective representatives to take copies (including electronic copies) of the relevant Books and Records and shall provide all assistance reasonably requested by the Sellers to facilitate the preparation of the Completion Statements.

8.                                      If a Rejecting Party serves a Completion Statement Notice stating that it does not accept the Preparing Party’s Completion Statement, it shall ensure that the Preparing Party and the Preparing Party’s nominated representatives shall be given reasonable access to the Rejecting Party’s and the Rejecting Party’s accountants’ working papers relating to the adjustments proposed in the Completion Statement Notice and any other submissions by or on behalf of the Rejecting Party in relation to the Preparing Party’s Completion Statement. When the Completion Statements have been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Completion Statements as the Net Debt and Working Capital for the relevant Target Group shall be final and binding for the purposes of this Agreement.

Part D: Financial Adjustments

1.                                      When both Completion Statements have been finally agreed or determined in accordance with this Schedule 10, the following adjustments shall be made to the Estimated Vodafone Equalisation Consideration. Whichever of the Sellers is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days after the date on which the Completion Statements are agreed or determined.

2.                                      In relation to Net Debt:

2.1                               if the Vodafone Net Debt set out in the Vodafone Completion Statement is greater than the Estimated Vodafone Net Debt, then the Estimated Vodafone Equalisation Consideration shall be reduced by an amount equal to 50% of such difference;

2.2                               if the Liberty Global Net Debt set out in the Liberty Global Completion Statement is less than the Estimated Liberty Global Net Debt, then the Estimated Vodafone Equalisation Consideration shall be reduced by an amount equal to 50% of such difference;

2.3                               if the Vodafone Net Debt set out in the Vodafone Completion Statement is less than the Estimated Vodafone Net Debt, then the Estimated Vodafone Equalisation Consideration shall be increased by an amount equal to 50% of such difference; and

2.4                               if the Liberty Global Net Debt set out in the Liberty Global Completion Statement is greater than the Estimated Liberty Global Net Debt, then the Estimated Vodafone Equalisation Consideration shall be increased by an amount equal to 50% of such difference.

3.                                      In relation to Working Capital:

3.1                               if the Vodafone Working Capital set out in the Vodafone Completion Statement is greater than the Estimated Vodafone Working Capital, then the Estimated Vodafone Equalisation Consideration shall be reduced by an amount equal to 50% of such difference;

3.2                               if the Liberty Global Working Capital set out in the Liberty Global Completion Statement is less than the Estimated Liberty Global Working Capital, then the Estimated Vodafone Equalisation Consideration shall be reduced by an amount equal to 50% of such difference;

3.3                               if the Vodafone Working Capital set out in the Vodafone Completion Statement is less than the Estimated Vodafone Working Capital, then the Estimated Vodafone Equalisation Consideration shall be increased by an amount equal to 50% of such difference; and

3.4                               if the Liberty Global Working Capital set out in the Liberty Global Completion Statement is greater than the Estimated Liberty Global Working Capital, then the Estimated Vodafone Equalisation Consideration shall be increased by an amount equal to 50% of such difference.

4.                                      Following the application of all adjustments set out in paragraphs 2 and 3 above, the following payments shall be made by Liberty Global or Vodafone (as applicable) in cash within 5 Business Days after the Completion Statements have been finally agreed or determined in accordance with this Schedule 10:

4.1                               if the application of all adjustments set out in paragraphs 2 and 3 above results in a net increase to the Estimated Vodafone Equalisation Consideration, Vodafone shall pay the amount of such increase (expressed as a positive number) to Liberty Global; or

4.2                               if the application of all adjustments set out in paragraphs 2 and 3 above results in a net decrease to the Estimated Vodafone Equalisation Consideration, Liberty Global shall pay the amount of such decrease (expressed as a positive number) to Vodafone.

General

5.                                      Any amount payable pursuant to any of paragraphs 2 to 5 inclusive of this Part D shall be increased by an amount equivalent to interest on such amount at Default Interest for the period from (but excluding) the Completion Date to (and including) the due date for payment of such amount, calculated on a daily basis.

Schedule 11

(Financial Adjustments: Amounts)

Part A: Amounts for Target Net Debt and Target Working Capital

Vodafone

Target Vodafone Net Debt = EUR 0

Target Vodafone Working capital = EUR (98,900,000)

Liberty Global

Target Liberty Global Net Debt = EUR (7,259,000,000)

Target Liberty Global Working Capital = EUR (430,100,000)

Part B: Completion Statement Format

Vodafone

Vodafone Net Debt	€	[•]

Vodafone Working Capital	€	[•]

Liberty Global

Liberty Global Net Debt	€	[•]

Liberty Global Working Capital	€	[•]

Part C: Reference Balance Sheet

Vodafone

The reference balance sheet for Vodafone shall be as set out in document 19.03 of the Liberty Global Data Room in the tab “Lion Reference Balance Sheet”.

Liberty Global

The reference balance sheet for Liberty Global shall be as set out in document 19.03 of the Liberty Global Data Room in the tab “Lion Reference Balance Sheet”.

Part D: Amounts for Target Capex Spend

Vodafone

The Target Capex Spend for Vodafone shall be as set out in document 19.02 of the Liberty Global Data Room as at the Completion Date, adjusted to deduct an amount equal to €9,700,000 (such that, assuming the Completion Date is 31 December 2016, the Vodafone Target Capex Spend equals €259,300,000).

Liberty Global

The Target Capex Spend for Liberty Global shall be as set out in document 19.01 of the Liberty Global Data Room as at the Completion Date, adjusted to deduct an amount equal to €14,500,000 (such that, assuming the Completion Date is 31 December 2016, the Liberty Global Target Capex Spend equals €309,800,000).

Part E: Form of Quarterly Updates

Vodafone Quarterly Updates

Vodafone Net Debt	€	[•]

Vodafone Working Capital	€	[•]

Liberty Global Quarterly Updates

Liberty Global Net Debt	€	[•]

Liberty Global Working Capital	€	[•]

Signatures

Name:

For and on behalf of Liberty Global Europe Holding B.V.

Name:

For and on behalf of Liberty Global plc

Name:

For and on behalf of Vodafone International Holdings B.V.

Name:

For and on behalf of Vodafone Group Plc

Name:

For and on behalf of Lynx Global Europe II B.V.